UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

EQUIFAX INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

www.equifax.com

March 20, 2013

Dear Equifax Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders to be held on Thursday, May 2, 2013, at 9:30 a.m., Eastern Daylight Time, at our corporate headquarters located at the address shown above. The accompanying notice of the meeting and proxy statement describe the matters to be acted upon at the annual meeting. We also will report on matters of interest to our shareholders.

The Equifax team delivered excellent financial results in 2012, driving total shareholder return (TSR) of 41.9% for the year, more than 2.5 times the return of the S&P 500 index. We increased the quarterly dividend by 12.5% to $0.18 per share in February 2012, and by 22% to $0.22 per share in February 2013. Over the past three years, our dividend has grown at a compound annual rate exceeding 76% and our cumulative TSR was 86% compared to 36% for the S&P 500. This performance placed us in the top 20% of the S&P.

We accomplished these results by remaining focused on executing our strategy, addressing our customers’ most critical needs, and continuing to invest for long-term growth. The foundation of our business is the market’s need for sophisticated platforms for making critical decisions in such areas as lending, marketing, customer management and human resources applications. Our business achievements in 2012 include solid growth across all of our business units, the launch of a new analytics unit, good traction in the emerging markets of India and Russia, expansion of identity and fraud prevention capabilities particularly in the government and healthcare markets, a robust new products pipeline, and enterprise growth and operating efficiency initiatives. At year-end we acquired the credit services assets and business of CSC Credit Services, Inc. for $1.0 billion in cash, a business which covers 15 U.S. states with about 20% of the U.S. population. We expect this transaction will be a catalyst for the long-term growth of our U.S. Consumer Information Services business.

Your vote on the matters to be acted upon at the annual meeting is important to us. Whether or not you plan to attend the annual meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting. You may vote by proxy on the Internet, by telephone, or by completing and mailing the enclosed proxy card in the return envelope provided. You may also vote in person at the annual meeting. Additional information about voting your shares is included in the proxy statement.

Thank you for your continued trust and confidence in Equifax.

Sincerely,

Richard F. Smith
Chairman and Chief Executive Officer

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

May 2, 2013

9:30 a.m. Eastern Daylight Time

To the Shareholders of Equifax Inc.:

Notice is hereby given that the 2013 annual meeting of shareholders (the “Annual Meeting”) of Equifax Inc., a Georgia corporation (“Equifax” or the “Company”), will be held on Thursday, May 2, 2013 at 9:30 a.m. Eastern Daylight Time at the Company’s principal executive offices located at the address shown above to consider and vote on the following matters described in the accompanying proxy statement (the “Proxy Statement”):

1.	Election of the nine nominees to the Board of Directors (the “Board”);

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013;

3.	Approval of the Amended and Restated 2008 Omnibus Incentive Plan;

4.	Approval of the material terms of performance goals under the Omnibus Plan;

5.	An advisory vote to approve named executive officer compensation; and

6.	To consider any other business that may properly come before the Annual Meeting and any adjournment(s) thereof.

Only shareholders of record as of the close of business on March 4, 2013 are entitled to receive notice of, to attend, and to vote at the Annual Meeting. Shares represented by properly executed proxies will be voted in accordance with the instructions specified therein.

We are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2012 Annual Report. We believe that this process allows us to provide our shareholders with the information they need in a timelier manner, while reducing the costs of delivery and environmental impact of the Annual Meeting. The Notice contains instructions on how to access those documents on the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including the Proxy Statement, our 2012 Annual Report and a form of proxy card or voting instruction card. All shareholders who have previously requested paper copies of our proxy materials will continue to receive a paper copy of the proxy materials by mail.

Your vote is important. Whether or not you plan to attend the meeting in person, please complete, sign, date and return the proxy card or voting instruction card as instructed or vote by telephone or using the Internet as instructed on the proxy card, voting instruction card or the Notice.

Sincerely,

Dean C. Arvidson
Corporate Secretary

Atlanta, Georgia

March 20, 2013

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 2, 2013:

This Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement, and our 2012 Annual Report to Shareholders are all available on our website at www.equifax.com/investors, as well as at www.proxyvote.com.

2013 PROXY SUMMARY

This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Time and date:	9:30 a.m. (EDT) on May 2, 2013
Place:	Equifax Inc., 1550 Peachtree St., N.W., Atlanta GA 30309
Record date:	March 4, 2013
How to vote:	In general, you may vote either in person at the Annual Meeting or by telephone, the Internet, or mail. See “How to Vote” on page 2 for more details.
Admission:	Satisfactory proof of share ownership as of the record date is required to enter the Annual Meeting. See “Attendance at the Meeting” on page 1 for more details.

Voting Matters

	Board Voting Recommendation	Page Reference (for more detail)
Elect nine directors, each for a one-year term	FOR EACH NOMINEE	17
Ratify appointment of Ernst & Young LLP as independent auditor for 2013	FOR	22
Approve the Amended and Restated 2008 Omnibus Incentive Plan to, among other things, increase the reserve for awards under the plan by 11,000,000 shares	FOR	23
Approve the material terms of performance goals under the Omnibus Plan	FOR	34

Advisory vote to approve named executive officer compensation	FOR	37

Director Nominees

				Committee Memberships
Name & Occupation	Age	Director Since	Independent	Audit	Compensation, Human Resources & Management Succession	Executive	Governance	Technology
James E. Copeland, Jr.
Retired CEO, Deloitte & Touche and Deloitte Touche Tohmatsu	68	2003	Ö	Chair		x
Robert D. Daleo Retired Vice Chairman Thomson Reuters	63	2006	Ö	x	x
Walter W. Driver, Jr. Chairman—Southeast Goldman Sachs & Co.	67	2007	Ö		x		x
Mark L. Feidler Founding Partner, MSouth Equity Partners	56	2007	Ö	x				x
L. Phillip Humann Retired Chairman & CEO SunTrust Banks, Inc.	67	1992	ÖIndependent Presiding Director		Chair	Chair	x
Siri S. Marshall Retired Senior Vice President, General Counsel & Secretary General Mills, Inc.	64	2006	Ö		x	x	Chair
John A. McKinley CEO, SaferAging, Inc. & Co-Founder, LaunchBox Digital	55	2008	Ö	x		x		Chair
Richard F. Smith Chairman & CEO Equifax Inc.	53	2005
Mark B. Templeton President & CEO Citrix Systems, Inc.	60	2008	Ö		x			x

i

2012 Company Financial Performance and Total Shareholder Return

•	Revenue from continuing operations was a record $2.2 billion for 2012.
•	Income from continuing operations grew 18%, to $272.1 million.
•	Adjusted EPS(1) (Non-GAAP) was $2.97, up 18% compared to Adjusted EPS of $2.52 in 2011.
•	We returned $171.1 million to shareholders, through $86.0 million in dividends and $85.1 million in share repurchases.
•

The quarterly dividend was increased by 12.5% in February 2012 to $0.18 per share, and further increased by 22% in February 2013 to $0.22 per share. Over the past three years, our dividend has grown at a compound annual rate exceeding 76%.

•

Our cumulative total shareholder return (stock price appreciation plus dividends)(“TSR”) for the one- and three-year periods ended in 2012 was 41.9% and 83%, respectively, compared to 16.0% and 36% for the S&P 500 index.

2012 Executive Compensation Alignment

•

The compensation of our named executive officers (as set forth in the Summary Compensation Table on page 58) reflects both our strong 2012 performance and commitment to providing executive compensation opportunities that are linked to Company performance and shareholder value creation.

•

82% of the target total direct compensation for our CEO was variable, at-risk incentive and stock-based compensation tied to the achievement of internal performance targets or our stock price performance and 64% was in the form of long-term equity compensation (an average of 68% and 49%, respectively, for the other named executive officers).

•	Merit-based base salary increases for our named executive officers (other than the CEO) ranged from 3.0% to 4.0%; one executive received a lump sum merit payment in lieu of a base salary increase.
•

For the CEO, who has not received a base salary increase since 2008 despite his strong performance, the Compensation Committee has determined that all compensation increases for 2012 suggested by market movement instead should be applied to his performance-based long-term incentives opportunity.

•

The long-term incentives program was redesigned for 2012 to add performance-based share units (“PSUs”) in place of a stock option component. These PSUs will vest, if at all, after three years based on our total shareholder return relative to the companies included in the S&P 500 index.

•

Target long-term incentive award values for the named executive officers were granted one-half in PSUs and one-half in restricted stock units (RSUs) vesting after three years (for the CEO, 54% PSUs-46% RSUs, changing to 57% PSUs-43% RSUs for awards made in 2013).

•

Since our corporate financial performance was at the maximum level for 2012 Adjusted EPS and operating revenue goals, the 2012 annual cash incentive was paid at the maximum level for named executive officers who exceeded their stretch individual performance goals; annual payouts ranged from 114% to 210% of base salary.

•	New equity award agreements implemented in 2012 include non-compete, non-solicitation, assignment of inventions and incentive payment “clawback” provisions.

Additional Shareholder Engagement Actions

•

Both before the 2012 annual meeting and thereafter, we significantly enhanced the level of senior management engagement with our largest shareholders. We received specific feedback from 17 of our top 25 shareholders, representing approximately 45% of our outstanding shares, on various topics relating to our Company including executive compensation and corporate governance practices and policies.

•

Although last year’s annual meeting and most of the additional discussions with shareholders took place after we established the 2012 executive compensation program, the Compensation Committee of our Board weighed this shareholder feedback, the 2012 long-term incentives program design changes described above, the increased weighting on performance-based long-term incentives for the CEO, advice from its independent compensation consultant and the policies of proxy voting advisory firms, and concluded that our 2012 and ongoing executive compensation program is appropriately designed with challenging performance metrics and incentives and an appropriate mix of fixed and at-risk variable pay.

Corporate Governance Highlights

•

Director independence. The Board believes that a substantial majority of the directors should be independent. Currently, all members of the Board, other than Mr. Smith, are independent in accordance with the rules of the New York Stock Exchange (NYSE) and the U.S. Securities and Exchange Commission (SEC), as well as the Company’s Guidelines for Determining the Independence of Directors attached as Appendix B to this Proxy Statement.

•

Independent Presiding Director. The Board believes in the value of an active independent Presiding Director. The duties of the Presiding Director, currently Mr. Humann, include chairing executive sessions of the Board, calling meetings of the non-employee directors, reviewing and approving the agenda, schedule and materials for board meetings, facilitating communication between the non-employee directors and the Chairman and CEO, meeting directly with management and non-management employees of the Company and being available for consultation and direct communication with shareholders as appropriate.

•

Majority voting for directors. Under our Bylaws, if in an uncontested election for directors a nominee does not receive a majority of the votes cast “for” the nominee, the nominee is required to offer his or her resignation and the independent members of the Board will determine and promptly publicly announce the action to be taken with respect to the resignation offer.

•	Annual director terms. Each director is elected on an annual basis.

•

Director stock ownership. To align director interests with those of our shareholders, each director is required to own Equifax common stock with a market value of at least five times his or her annual cash retainer, within five years of becoming a director.

•

Enterprise risk management. Equifax has a rigorous enterprise risk management program targeting controls over operational, financial, environmental, legal and regulatory compliance, reputational, technology, security, strategic and other risks that could adversely affect the Company’s business. Risks are identified, assessed, managed and monitored. The program also includes crisis management and business continuity planning. See “The Board’s Role in Risk Oversight” on page 7 of the Proxy Statement.

•	No “over-boarding.” None of our directors serve on the board of directors of more than two other publicly-held corporations.

•

Stock hedging and pledging policies. Our insider trading policy bars our directors, officers and employees from owning financial instruments or participating in investment strategies that hedge the economic risk of owning Equifax stock. We also prohibit officers and directors from pledging Equifax securities as collateral for loans (including margin loans).

Shareholder Proposals and Director Nominations for 2014 Annual Meeting

•

Notice of any proposal or director nomination that a shareholder wishes to propose for consideration at the 2014 Annual Meeting, including any proposal that a shareholder wishes to submit for inclusion in the Company’s proxy materials for the 2014 Annual Meeting, must be delivered to us no later than November 20, 2013. See “Shareholder Proposals and Director Nominations for 2014 Annual Meeting” on page 76.

[1]

“Adjusted EPS” is non-GAAP diluted earnings per share from continuing operations attributable to Equifax, excluding acquisition-related intangibles. On a GAAP basis, diluted EPS from continuing operations attributable to Equifax was $2.22 in 2012, $1.87 in 2011, and $1.86 in 2010. We provide a reconciliation of the differences between non-GAAP Adjusted EPS and GAAP EPS in Appendix A to this Proxy Statement.

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS—MAY 2, 2013

GENERAL INFORMATION

Proxy Solicitation

Proxies in the form furnished are being solicited by the Board for the 2013 Annual Meeting. The accompanying notice of meeting, this Proxy Statement and the form of proxy card and Notice of Internet Availability of Proxy Materials are first being made available to shareholders on or about March 20, 2013.

Proposals to be Voted On

The following proposals will be voted on at the Annual Meeting:

Proposal 1:	Election of Nine Directors
Proposal 2:	Ratification of Appointment of Independent Auditors
Proposal 3:	Approval of the Amended and Restated 2008 Omnibus Incentive Plan
Proposal 4:	Approval of the Material Terms of Performance Goals under the Omnibus Plan
Proposal 5:	Advisory Vote to Approve Named Executive Officer Compensation

All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. In the absence of voting instructions to the contrary, shares represented by validly executed and dated proxies or voting instruction cards will be voted in accordance with the foregoing recommendations.

On or about March 20, 2013, we mailed a Notice of Internet Availability of Proxy Materials to our shareholders who have not previously requested electronic access to our proxy materials or the receipt of paper proxy materials advising them that they can access this Proxy Statement, the 2012 Annual Report and voting instructions over the Internet at www.proxyvote.com. You may then access these materials and vote your shares over the Internet or by telephone. The notice contains a 12-digit control number that you will need to vote your shares over the Internet or by telephone. Please keep the notice for your reference through the meeting date.

Alternatively, you may request that a printed copy of the proxy materials be mailed to you. If you want to receive a printed copy of the proxy materials, you may request one via the Internet at www.proxyvote.com, by calling toll-free 1-800-579-1639 or by sending an email to sendmaterial@proxyvote.com. There is no charge to you for requesting a copy. Please make your request for a copy on or before April 18, 2013 to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, we will continue to send these materials to you via email unless you change your election.

The Company has retained AST Phoenix Advisors to assist in soliciting proxies for an annual fee not to exceed $7,000 plus expenses, and will bear the cost of soliciting proxies. Directors, officers and other Company associates also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Shareholders Entitled to Vote; Attendance at the Meeting

Company shareholders of record at the close of business on March 4, 2013 are entitled to notice of, and to vote at, the meeting. As of such date, there were 120,539,136 shares of Company common stock outstanding, each entitled to one vote.

If your shares are held in the name of a bank, broker or other holder of record (also known as “street name”) and you wish to attend the meeting, you must present proof of ownership as of the record date, such as the

Notice of Internet Availability of proxy materials or the voting instruction card that is sent to you or a current bank or brokerage account statement, to be admitted. The Company also may request appropriate identification such as a valid government-issued photo ID as a condition of admission.

Quorum; Required Vote

Quorum.  The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Abstentions and shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners (“broker non-votes”) will be treated as present for the purposes of determining a quorum. If a quorum is not present, the meeting may be adjourned from time to time until a quorum is present.

Election of Nine Directors.  Each director nominee for whom more shares are voted “for” than “against” his or her election will be elected as a director at the meeting. Under our Bylaws, if more votes are cast “against” than are cast “for” a nominee, the nominee shall offer his or her resignation. The independent members of the Board will determine and promptly publicly announce the action to be taken with respect to acceptance or rejection of the resignation offer.

All Other Proposals.  For all of the other proposals described in this Proxy Statement, the proposal will be approved if more votes are cast “for” than are cast “against” the proposal. Although the advisory vote on Proposal 5 is advisory in nature and non-binding even if approved by our shareholders, our Board and Compensation Committee will carefully review the results of the vote and, consistent with our record of shareholder engagement, will take the results into account in formulating future executive compensation policy. In addition, under NYSE rules, approval of Proposal 3 requires the favorable vote of a majority of the votes cast, which includes abstentions, at the meeting in person or by proxy and also requires that the total votes cast (including abstentions) represent over 50% of all shares entitled to vote on this proposal.

Broker Non-Votes and Abstentions.  Under certain circumstances, including the election of directors and matters involving executive compensation (“non-routine” matters), banks and brokers are prohibited from exercising discretionary authority for “street name” owners who have not provided voting instructions to the broker. In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present but will not be included as votes cast with respect to those matters. Whether a bank or broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions only with respect to Proposal 2, “Ratification of Appointment of Independent Auditors,” but not with respect to any of the other proposals to be voted on at the Annual Meeting. Broker non-votes and abstentions will have no effect on any of the proposals to be considered at the Annual Meeting except for Proposal 3, as to which the effect of an abstention is the same as an “against” vote as described in the preceding paragraph.

Other Voting Matters

The Company is not aware, as of the date of this Proxy Statement, of any other matters to be voted on at the Annual Meeting. If any other matters are properly brought before the meeting for a vote, the persons named as proxies on the proxy card will vote all shares represented at the meeting (other than shares that are voted by the holder in person at the meeting) on such matters in accordance with the Board’s recommendation.

How to Vote

Shareholders of record.    Shareholders of record may attend and cast their votes at the meeting. In addition, shareholders of record may cast their vote by proxy and participants in the Company benefit plans described below may submit their voting instructions by:

(1)	using the Internet and voting at the website listed on the enclosed proxy/voting instruction card (the “proxy card”);

(2)	using the toll-free telephone number listed on the enclosed proxy card; or

(3)	signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope.

Votes cast through the Internet and telephone voting procedures are authenticated by use of a personal identification number. This procedure allows shareholders to appoint a proxy, and the various Company benefit plan participants to provide voting instructions, and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the enclosed proxy card. If you vote through the Internet or by telephone, you do not need to return your proxy card.

Beneficial owners.    If you are the beneficial owner of shares held in “street name,” you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the Internet or by telephone. In the alternative, you may vote in person at the meeting if you obtain a valid proxy from your bank, broker or other nominee and present it at the meeting. In order for your shares to be voted on all matters presented at the meeting, we urge all shareholders whose shares are held in street name by a bank, brokerage firm or other nominee to provide voting instructions to such record holder.

Participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (collectively, the “Company Plans”).  Participants in the Company Plans may instruct the applicable plan trustee how to vote all shares of Company common stock allocated to their accounts. To allow sufficient time for the plan trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m. Eastern Time on April 30, 2013. The 401(k) Plan trustee will vote shares for which it has not received instructions in the same proportion as the shares for which it has received instructions. The Canada Retirement Savings Program trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Company Plans may not vote the shares owned through such plans after this deadline, including at the Annual Meeting.

Revocation of Proxies or Change of Instructions

A proxy given by a shareholder of record may be revoked at any time before it is voted by sending written notice of revocation to the Corporate Secretary of the Company at the address set forth below, by delivering a proxy (by one of the methods described above) bearing a later date or by voting in person at the meeting. Participants in the plans described above may change their voting instructions by delivering new voting instructions by one of the methods described above.

If you are the beneficial owner of shares held in “street name,” you may submit new voting instructions in the manner provided by your bank, broker or other nominee, or you may vote in person at the Annual Meeting in the manner described above under “How to Vote.”

Multiple Company shareholders who share an address may receive only one copy of this Proxy Statement and the 2012 Annual Report from their bank, broker or other nominee, unless contrary instructions are received. We will deliver promptly a separate copy of this Proxy Statement and the 2012 Annual Report to any shareholder who resides at a shared address and to which a single copy of the documents was delivered, if the shareholder makes a request by contacting the Office of Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000, or by sending an email to corpsec@equifax.com. Beneficial owners sharing an address who are receiving multiple copies of this proxy statement and the 2012 Annual Report and who wish to receive a single copy in the future will need to contact their bank, broker or other nominee.

Voting Results

You can find the official results of voting at the meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

OWNERSHIP OF EQUIFAX COMMON STOCK

Securities Owned by Certain Beneficial Owners

The table below contains information as of March 4, 2013, unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock, based solely on the Company’s review of SEC filings.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares	% of Class
Vanguard Group, Inc.(1)	7,720,193	6.40%
FMR LLC.(2)	7,398,588	6.14%
BlackRock, Inc.(3)	6,404,231	5.31%

(1)	Based on a Schedule 13G filed on February 11, 2013 by Vanguard Group, Inc., which lists its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, in such filing.
(2)	Based on a Schedule 13G filed on February 14, 2013 by FMR LLC, which lists its address as 82 Devonshire Street, Boston, Massachusetts 02109, in such filing.
(3)	Based on a Schedule 13G filed on February 8, 2013 by BlackRock, Inc., which lists its address as 40 East 52nd Street, New York, New York 10022, in such filing.

Securities Owned by Directors and Management

The table below contains information as of March 4, 2013, concerning the beneficial ownership of Company common stock by (i) each director and nominee, (ii) each named executive officer listed in the Summary Compensation Table on page 58, and (iii) all Company directors, nominees and executive officers as a group. In accordance with our Insider Trading policy, none of these shares were pledged or hedged. All persons named below can be reached at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309.

Name	Number of Shares Owned(1)	Exercisable Stock Options(2)	Number of Deferred Share Equivalent Units(3)	% of Common Stock Outstanding
J. Dann Adams	91,565	56,167	35,767	*
Lee Adrean	113,403	186,000	28,395	*
James E. Copeland, Jr.	49,504	7,000	37,039	*
Robert D. Daleo	22,880	0	32,864	*
Walter W. Driver, Jr.	19,880	0	14,956	*
Mark L. Feidler	22,880	0	3,227	*
L. Phillip Humann	45,459	14,000	67,900	*
Siri S. Marshall	22,880	0	20,186	*
Kent E. Mast	70,501	119,666	13,500	*
John A. McKinley	16,880	0	20,717	*
Coretha M. Rushing	50,836	153,666	0	*
Richard F. Smith(4)	506,037	770,000	0	*
Paul J. Springman	93,060	83,000	49,238	*
Mark B. Templeton	19,980	0	17,186	*
All directors, nominees and executive officers as a group (21 persons)(5)	2,010,623	1,748,831	348,302	3.41%
*	Less than one percent.

(1)	This column includes shares held of record and Company shares owned through a bank, broker, trust or other nominee. It also includes, for executive officers, all shares owned through our 401(k) savings plan, restricted stock units, and shares held through family trust arrangements.

(2)	This column lists the number of shares that the directors, nominees and executive officers had a right to acquire as of or within 60 days after March 4, 2013 through the exercise of director or employee stock options, as applicable.

(3)	Reported in this column are share equivalent units credited to a director or executive officer account under various deferral plans maintained by the Company. The units track the performance of Company common stock but do not confer on the holder voting or investment power over shares of common stock. The units are payable in shares (Director and Executive Stock Deferral Plan) or cash (Executive Deferred Compensation Plan) on final distribution and do not include the reinvestment of dividends.

(4)	Includes 100,000 shares held by a family limited liability limited partnership of which Mr. Smith and his spouse are the general partners and Mr. Smith and his children are limited partners.

(5)	Includes (a) 600,000 shares (0.50% of the shares outstanding on March 4, 2013) as to which beneficial ownership is disclaimed by executive officers of the Company who, in their capacity as investment officers and/or plan administrators for certain Company employee benefit plans, have shared voting and/or investment power with respect to shares of Company common stock held in such benefit plans; and (b) 1,000 shares held by one executive’s family charitable fund.

EQUITY COMPENSATION PLAN INFORMATION

The table below summarizes our equity information as of December 31, 2012. Information is included for equity compensation plans approved by Company shareholders and equity compensation plans not approved by our shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)		Weighted-average exercise price of outstanding options, warrants and rights(2) (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,570,504	(3)	$35.10	(3)	7,067,900	(4)(5)
Equity compensation plans not approved by security holders(6)	177,965		$22.75		-
Total	4,748,469		$34.64		7,067,900
(1)	This column does not reflect options assumed in acquisitions when the plans governing the options will not be used for future awards.

(2)	This column does not reflect the exercise price of shares underlying the assumed options referred to in Footnote 1 of this table.

(3)	Represents options to purchase shares under the 2008 Omnibus Incentive Plan.

(4)	Represents shares available for future issuance under the 2008 Omnibus Incentive Plan. This number includes approximately 2,944,958 shares that are available for issuance pursuant to grants of full-value stock awards.

(5)	In addition to options, the 2008 Omnibus Incentive Plan provides for the award of stock.

(6)	In May 2007, Equifax acquired TALX Corporation and assumed certain equity awards outstanding under the TALX 2005 Omnibus Incentive Plan, which has not been approved by Equifax’s shareholders but which was previously approved by TALX shareholders in 2005. No further awards may be made under the TALX 2005 Omnibus Incentive Plan.

See Part II, Item 8, “Financial Statements and Supplementary Data,” of our 2012 Annual Report on Form 10-K in the notes to Consolidated Financial Statements at Note 9, “Stock-Based Compensation,” for further information regarding our equity compensation plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors, executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Directors, executive officers and greater than ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based on written statements and copies of forms provided to us by persons subject to the reporting requirements, we believe that all Section 16(a) filing requirements were filed in a timely manner in 2012, with the exception of a Form 5 filed on behalf of Nuala M. King on February 5, 2013 reporting shares withheld by the Company to pay income taxes upon the vesting of restricted stock units in October 2011, which was filed late due to an administrative error.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

General

The Board oversees, counsels and directs management in the long-term interests of the Company and our shareholders. The Board’s responsibilities include:

•	selecting and evaluating the performance of the Chief Executive Officer (the “CEO”) and other senior executives;

•	planning for succession with respect to the position of Chairman and CEO and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives, strategic and operating plans and other significant actions;

•	overseeing the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining the integrity of our financial statements and other public disclosures, and compliance with law and ethics.

Our Board is comprised of nine members each of who is serving an annual term expiring at the Annual Meeting. The Board has determined that nine to 12 directors is currently the appropriate size for our Board. The Board believes this range is sufficient to ensure the presence of directors with diverse experience and skills, without hindering effective decision-making or diminishing individual responsibility. The Board also believes this range is flexible enough to permit the recruitment, if circumstances so warrant, of any outstanding director candidate in whom the Board may become interested. The Governance Committee periodically reviews the size of the Board and recommends changes as appropriate.

Leadership Structure of the Board

In accordance with our Bylaws, the Board elects our CEO and our Chairman of the Board, and these positions may be held by the same person. Under the Board’s Mission Statement and Guidelines on Significant Corporate Governance Issues (the “Governance Guidelines”), the Board does not have a policy, one way or another, on whether the roles of the Chairman and the CEO should be separate and, if it is to be separate, whether the Chairman should be selected from among the non-employee directors or be an employee. If the Chairman is not an independent director, however, the Governance Guidelines require that a Presiding Director shall be recommended by the Governance Committee and elected by a majority of independent directors. The Governance Committee charter provides that it shall recommend to the Board the corporate governance structure of the Company.

The Chairman of the Board is responsible for chairing Board and shareholder meetings, setting the agenda for Board meetings and providing information to the Board members in advance of meetings and between meetings. The duties of the Presiding Director as provided in the Governance Guidelines include the following:

•	advising the Chairman and CEO of decisions reached, and suggestions made, at the executive sessions of the non-employee directors;

•	calling meetings of the non-employee directors;

•	presiding at each Board meeting at which the Chairman is not present;

•	reviewing and approving the agenda, schedule and materials for Board meetings;

•	facilitating communication between the non-employee directors and the Chairman and CEO;

•	meeting directly with management and non-management employees of the Company; and

•	being available for consultation and direct communication with shareholders as appropriate.

All directors may interact directly with the Chairman and CEO and provide input on presentations by management at Board and Committee meetings, and each has complete access to our management and employees.

The Governance Committee and the Board have determined that our current Board structure, combining the Chairman and CEO positions and utilizing a Presiding Director, is the most appropriate leadership structure for the Company and its shareholders at the present time. Combining the Chairman and CEO roles fosters clear accountability, effective decision-making, alignment with corporate strategy, direct oversight of management, full engagement of the independent directors and continuity of leadership. As the officer ultimately responsible for the day-to-day operation of the Company and for execution of its strategy, the Board believes that the CEO is the director best qualified to act as Chairman of the Board and to lead Board discussions regarding the performance of the Company.

The Company’s governance practices provide for strong independent leadership and oversight, independent discussion among directors, and independent evaluation of, and communication with, members of our senior leadership team. These governance practices are reflected in the Governance Guidelines and the various charters of the Board Committees which are described below. Some of the relevant practices include:

•	The annual election by the independent directors of a Presiding Director with clearly defined leadership authority and responsibilities.

•	At each regularly scheduled Board meeting, the non-management directors meet in executive session and deliberate on matters such as CEO succession planning and performance.

•

A substantial majority of our Board should be independent. Eight of our nine current directors are independent, which is substantially above the NYSE requirement that a majority of directors be independent. Each director is an equal participant in decisions made by the full Board. All of our Board Committees are comprised of independent directors.

•	In 2011, the Company completed the phase-in of the annual election of all directors by our shareholders to enhance accountability to our shareholders.

The Board’s Role in Risk Oversight

Our Board oversees an enterprise-wide risk management program which is designed to support the achievement of our organizational and strategic objectives, to identify and manage risks, to improve long-term organizational performance and to enhance shareholder value. On an annual basis, the Board (1) performs an enterprise risk assessment with management to review the principal risks facing the Company, and monitors the steps management is taking to map and mitigate these risks; and (2) sets the level of risk appropriate for the Company in business strategy reviews. Risks are assessed throughout the business, focusing on two primary areas: (i) financial, operational and strategic risk, and (ii) ethical, legal and compliance risk. Each business unit and corporate support unit has primary responsibility for assessing risks within their respective areas of responsibility and mitigating those risks. The CEO and our senior leadership team receive comprehensive periodic reports on the most significant risks from these units and from the head of our internal audit department.

In addition, each of our Board committees considers the risks within its areas of responsibility. For example, the Audit Committee reviews risks related to financial reporting; discusses material violations, if any, of Company ethics and compliance policies brought to its attention; considers the Company’s annual audit risk assessment which identifies internal control risks and drives the internal and external audit plan for the ensuing year; and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. The Compensation, Human Resources & Management Succession Committee (the “Compensation Committee”) reviews compensation, human resource and management succession risks. The Governance Committee focuses on corporate governance risks, including evaluation of our leadership and risk oversight structure to ensure that it remains the optimal structure for our Company and shareholders. The Technology Committee enhances the Board’s focus on technology-related risks and opportunities.

The Board believes that the administration of the Board’s risk oversight function has not affected its leadership structure.

In 2012, the Compensation Committee again evaluated the current risk profile of our executive and broad-based compensation programs. The Committee reviewed our material compensation programs and noted numerous ways in which risk is effectively managed or mitigated. This evaluation, which was conducted with the assistance of management and the Committee’s outside compensation consultant, covered a wide range of practices and policies. All plans were deemed to have substantial risk mitigators which, in the most material incentive plans, include a balanced mix of fixed and variable pay and short-term and long-term incentives; use of multiple performance measures including corporate, business unit and individual performance weightings in incentive plans; a portfolio of long-term equity incentives; caps, discretion in payment, oversight by non-plan participants, significant stock ownership guidelines, pre-approval requirements for executive stock transactions; and the existence of policies prohibiting Company stock hedging and pledging and requiring executive incentive compensation recoupment in specified circumstances.

In addition, the Compensation Committee analyzed the overall enterprise risks and how compensation programs impacted individual behavior that could exacerbate these enterprise risks. Board and management processes are in place to oversee risk associated with global compensation programs and practices, including, but not limited to, regular business reviews; alignment of compensation plan goals with our annual and long-term strategic goals and performance expectations; review of enterprise risk management by the Board as part of the annual strategy and budget reviews; and other appropriate internal controls.

In light of these analyses, the Compensation Committee believes that the structure of our compensation programs provides multiple, effective safeguards to protect against excessive risk-taking.

The Board’s Role in CEO and Executive Succession Planning

Our Board is accountable for the development, implementation and continual review of a succession plan for the CEO and other executive officers. Board members are expected to have a thorough understanding of the characteristics necessary for a CEO to execute a long-term strategy that optimizes operating performance, profitability and shareholder value creation. As part of its responsibilities under its charter, the Compensation Committee oversees the succession planning process for the CEO and the senior leadership team. The process ensures that critical business capabilities are safeguarded, executive development is accelerated and strategic talent is leveraged to focus on current and new business imperatives. The ongoing succession process is designed to reduce vacancy, readiness and transition risks and develop strong leadership quality and executive bench strength. The specific criteria for the CEO position are aligned with our long-term growth strategy we refer to as our Growth Playbook, and succession and development plans are monitored for each of the CEO’s direct reports including high potential internal CEO succession candidates, all of whom have ongoing exposure to the Board and are reviewed annually with the Board by the CEO and the Chief Human Resources Officer. The Committee and the Board also review the foregoing in executive session on a regular basis.

Meetings of the Board and its Committees

During 2012, the Board held eight meetings; the Audit Committee met five times; the Compensation Committee met six times; the Governance Committee met four times; and the Technology Committee met four times. The Executive Committee did not meet; regular executive sessions of the Board were held as described under “Executive Sessions” on page 12. All director nominees attended 75% or more of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served.

Attendance of Directors at 2012 Annual Meeting of Shareholders

All directors are expected to attend the Company’s annual meeting of shareholders. All of the Company’s directors attended the 2012 annual meeting of shareholders.

Board Committees

The Board appoints committees to help carry out its duties and work on key issues in greater detail than is generally possible at Board meetings. Committees regularly review the results of their meetings with the Board. The Board has five standing committees, all of which are composed of independent directors as defined in the NYSE rules. Each committee operates pursuant to a written charter which is available as described below under “Corporate Governance Guidelines” on page 10. The charters for each of our Board committees are available on our website at: www.equifax.com/about_equifax/corporate_governance/committee_charters/en_us.

Below is a table showing the current members of each committee:

Director	Audit	Compensation, Human Resources & Management Succession	Executive	Governance	Technology
James E. Copeland, Jr.	Chair		x
Robert D. Daleo	x	x
Walter W. Driver, Jr.		x		x
Mark L. Feidler	x				x
L. Phillip Humann		Chair	Chair	x
Siri S. Marshall		x	x	Chair
John A. McKinley	x		x		Chair
Richard F. Smith
Mark B. Templeton		x			x

The Audit Committee has sole authority to appoint, review and discharge the Company’s independent registered public accounting firm. The committee reviews and approves in advance the services provided by our independent registered public accounting firm, reviews and discusses the independence of that firm, oversees the internal audit function, reviews our internal accounting controls and financial reporting process, and administers our Code of Ethics and Business Conduct. The committee reviews the Company’s guidelines and policies related to enterprise risk assessment and risk management, and management’s plan for risk mitigation or remediation.

The committee meets separately with the internal and external auditors to ensure full and frank communications with the committee. The Board has determined that Messrs. Copeland, Daleo, Feidler and McKinley are each “financially literate” under NYSE rules and that Messrs. Copeland, Daleo and Feidler are each an “audit committee financial expert” under the rules of the SEC.

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and is recommending that our shareholders ratify this appointment at the Annual Meeting. See Proposal 2 on page 22 and the Audit Committee Report on page 75.

The Compensation, Human Resources & Management Succession Committee determines the compensation for our executive officers, establishes our compensation policies and practices, and reviews annual performance under our employee incentive plans. The Compensation Committee also provides assistance to the Governance Committee from time to time in connection with its review of director compensation. The Compensation Committee also advises management and the Board on succession planning and other significant human resources matters.

Role of Compensation Committee and Management in Determining Executive Compensation. The Compensation Committee reviews and makes decisions about executive policies and plans, including the amount of base salary, cash bonus and long-term incentive awarded to our named executive officers. Our Chairman and CEO and other executives may assist the Committee from time to time in its evaluation of compensation elements or program design or by providing mathematical calculations, historical information, year-over-year comparisons and clarification regarding job duties and performance. The Compensation Committee also considers the recommendations and competitive data provided by its compensation consultant and makes decisions, as it deems appropriate, on executive compensation based on its assessment of individual performance and achievement of goals both by the individual and the Company.

The CEO’s performance is reviewed by the Compensation Committee with input from the other non-employee members of the Board. The CEO annually reviews the performance of each other executive officer who reports to him, including the named executive officers listed in the Summary Compensation Table on page 58. The conclusions reached and recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee for approval. Members of management play various additional roles in this process:

•

The CEO makes recommendations to the Compensation Committee regarding executive salary merit increases and compensation packages for the executive officers (other than himself) based on his evaluation of the performance of the executives who report to him against their goals established in the first quarter of each year.

•

The Chief Human Resources Officer and her staff provide the Compensation Committee with details of the operation of our various compensation plans, including the design of performance measures for our annual incentive plan and the design of our equity incentive program.

•

The Chief Financial Officer (the “CFO”) provides information and analysis relevant to the process of establishing performance targets for our annual cash incentive plan as well as any other performance-based awards and presents information regarding the attainment of corporate financial goals for the preceding year.

•	The Corporate Secretary attends meetings of the Compensation Committee to provide input on legal issues, respond to questions about corporate governance and assist in the preparation of minutes.

The Compensation Committee considers these recommendations and exercises discretion in modifying any recommended adjustments or awards to executives based on considerations it deems appropriate. Although members of our management team participate in the executive compensation process, the Compensation Committee also meets regularly in executive session without any members of the management team present. The Compensation Committee makes the final determination of the executive compensation package provided to each of our named executive officers, with input from the non-employee members of the Board in executive session with respect to CEO compensation.

Compensation Consultant Services and Independence. The Compensation Committee has the authority to engage independent advisors to assist it in fulfilling its responsibilities. The Committee has retained Meridian Compensation Partners LLC (“Meridian”), a national executive compensation consulting firm, to provide advice with respect to compensation for our named executive officers and other officers. Meridian performs services solely on behalf of the Committee and does not provide any other services to us. Management of the Company had no role in selecting the Committee’s compensation consultant and had no relationship with Meridian. The Committee has assessed the independence of Meridian pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Committee.

In 2012, Meridian performed the following services for the Committee:

•

consultation on the design of a new long-term incentive program utilizing performance-based restricted stock awards tied to the Company’s total shareholder return relative to the companies in the S&P 500 (as adjusted) over a three-year performance period;

•	provide market benchmark information;

•	advise the Compensation Committee on incentive risk assessment, proxy disclosure and executive benefits;

•	provide regulatory and governance guidance;

•	assist the Compensation Committee in determining appropriate levels of compensation for the CEO and other executive officers; and

•	attend all meetings of the Compensation Committee upon invitation and participate in executive sessions of the Compensation Committee without management present.

The Executive Committee is authorized to exercise the powers of the Board in managing our business and property during the intervals between Board meetings, subject to Board discretion and applicable law.

The Governance Committee reviews and makes recommendations to the Board regarding nominees for director; recommends to the Board, and monitors compliance with, our Governance Guidelines and other corporate governance matters; conducts an annual review of the effectiveness of our Board; makes recommendations to the Board with respect to Board and committee organization, membership and function; and exercises oversight of Board compensation. Our process for receiving and evaluating Board member nominations from our shareholders is summarized under the captions “Director Qualifications and Nomination Process” on page 11 and “Shareholder Proposals and Director Nominations for 2014 Annual Meeting” on page 76 of this Proxy Statement.

The Technology Committee assesses our technology development strategies and makes recommendations to the Board as to scope, direction, quality, investment levels and execution of technology strategies; oversees the execution of technology strategies formulated by management and technology risk and opportunities; provides guidance on technology as it may pertain to, among other things, investments, mergers, acquisitions and divestitures, research and development investments, and key competitor and partnership strategies.

Corporate Governance Guidelines

The Governance Committee is responsible for overseeing the Governance Guidelines adopted by the Board and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of these guidelines at any time, with or without public notice, as it deems necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties.

Among other matters, the Governance Guidelines include the following items concerning the Board:

•

Non-management directors shall retire at the next Board meeting following the director’s 72nd birthday, unless requested by the Board to stay. Directors who are employees of the Company in the normal course resign from the Board when their employment ceases or they reach age 65, absent a Board determination that it is in the best interests of the Company for the employee to continue as a director.

•	Directors are limited to service on five public company boards other than our Board.

•	The CEO reports at least annually to the Board on succession planning and management development.

•	The Presiding Director and the Chair of the Governance Committee manage a process whereby the Board and its Committee members are subject to an annual evaluation and self-assessment.

Our Governance Guidelines are posted at www.equifax.com/about_equifax/governance_principals/en_us.

Code of Ethics

We have adopted codes of ethics and business conduct applicable to our directors, officers and employees, available at www.equifax.com/about_equifax/corporate_governance/en_us, or in print upon request to the Office of Corporate Secretary, Equifax, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000, or by sending an email to corpsec@equifax.com. Any amendment or waiver of a provision of these codes of ethics or business conduct that applies to any Equifax director or executive officer will also be disclosed on our website.

Director Independence

The Board has determined that all directors, excluding Mr. Smith, are independent under the applicable NYSE and SEC rules. In making these determinations, the Board considered the types and amounts of the commercial dealings between the Company and the companies and organizations with which the directors are affiliated. Each of these transactions was significantly below the thresholds set forth in the categories of immaterial relationships described in our Director Independence Standards which are attached as Appendix B to this Proxy Statement. See “Review, Approval or Ratification of Transactions with Related Persons—Certain Relationships and Related Transactions” on page 15.

Communicating with Directors

Shareholders and other interested parties who wish to communicate with our directors, a committee of the Board of Directors, the Presiding Director, the non-management directors as a group, or the Board generally should address their correspondence accordingly and send by mail to Equifax Inc., c/o Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302. All concerns related to audit or accounting matters will be referred to the Audit Committee.

Director Qualifications and Nomination Process

The Governance Committee of our Board is the standing committee responsible for selecting the slate of director nominees for election by our shareholders. The Committee recommends those nominees to the full Board for approval and often utilizes the services of a third party search firm to assist in the identification and evaluation of potential director nominees. The Committee Chair and Presiding Director are furnished with copies of the resumes provided by the search firm and review them as appropriate with the Governance Committee, the CEO and the full Board.

Our Governance Committee determines the selection criteria and qualifications for director nominees. As set forth in our Governance Guidelines, a candidate must have demonstrated accomplishment in his or her chosen field, character and personal integrity, the capacity and desire to represent the balanced, best interests of the Company and the shareholders as a whole and not primarily a special interest group, and the ability to devote sufficient time to carry out the duties of an Equifax director. The Committee and the Board consider whether the candidate is independent under the standards described above under “Director Independence.” In addition, the Committee and the Board consider all information relevant in their judgment to the decision of whether to nominate a particular candidate, taking into account the then-current composition of the Board and an assessment of the Board’s collective requirements. These factors may include a candidate’s educational and professional experience; reputation, industry knowledge and business experience and relevance to the Company and the Board (including the candidate’s understanding of markets, technologies, financial matters and international operations); whether the candidate will complement or contribute to the mix of talents, skills and other characteristics that are needed to maintain Board effectiveness; and the candidate’s ability to fulfill his or her responsibilities as a director and as a member of one or more of our standing Board committees.

Although the Committee does not have a formal diversity policy for Board membership, it considers whether a director nominee contributes or will contribute to the Board in a way that can enhance the perspective and experience of the Board as a whole through diversity in gender, ethnicity, geography and professional experience. When current Board members are considered for nomination for re-election, the Committee also takes into consideration their prior Board contributions, performance and meeting attendance records. The effectiveness of the Board’s skills, expertise and background, including its diversity, is also considered as part of each Board annual self-assessment.

The Board believes that nomination of a candidate should not be based solely on these factors noted above. The Governance Committee and the Board do not assign specific weights to particular criteria, and no particular criterion is a prerequisite for Board membership. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a complete mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Our current Board is geographically diverse; there is a balance of different ages; gender diversity includes one female director; and directors have diverse industry backgrounds which include banking, investment banking, venture capital, consumer products manufacturing, accounting and consulting, information and technology, telecommunications and legal. The backgrounds and qualifications of our current directors and nominees are further described under “Proposal 1—Election of Directors” beginning on page 17.

The Governance Committee will consider for possible nomination qualified Board candidates that are submitted by our shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Governance Committee by November 20, 2013, c/o Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302: (1) a nomination notice in accordance with the procedures set forth in Section 1.12 of the Bylaws; (2) a request that the Governance Committee consider the shareholder’s candidate for inclusion in the Board’s slate of nominees for the applicable meeting; and (3) along with the shareholder’s candidate, an undertaking to provide all other information the Committee or the Board may request in connection with their evaluation of the candidate. See “Shareholder Proposals and Director Nominations for 2014 Annual Meeting” on page 76. A copy of our Bylaws is available on our website at www.equifax.com/about_equifax/corporate_governance/en_us or by writing to the Corporate Secretary.

Any shareholder’s nominee must satisfy the minimum qualifications for any director described above in the judgment of the Governance Committee and the Board. In evaluating shareholder nominees, the Committee and the Board may consider all relevant information, including the factors described above, and additionally may consider the size and duration of the nominating shareholder’s holdings in the Company; whether the nominee is independent of the nominating shareholder and able to represent the interests of the Company and its shareholders as a whole; and the interests and/or intentions of the nominating shareholder.

No candidate for director nomination was submitted to the Governance Committee by any shareholder in connection with the Annual Meeting.

Executive Sessions

The non-management directors generally meet in executive session without management at every regularly scheduled in-person Board meeting. The Presiding Director or his designee presides at Board executive sessions.

Compensation Committee Interlocks and Insider Participation

Ms. Marshall and Messrs. Humann, Daleo, Driver and Templeton were the members of the Compensation Committee during all or part of 2012. None of these directors is or has been an executive officer of the Company, or had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or a member of the Compensation Committee during 2012.

Director Compensation

The table below sets forth the compensation received by our non-management directors during 2012:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3)	All Other Compensation(4) ($)	Total ($)
James E. Copeland, Jr.	95,000	123,062	0	130	218,192
Robert D. Daleo	89,965	123,062	0	130	213,157
Walter W. Driver, Jr.	83,715	123,062	0	150	206,927
Mark L. Feidler	88,750	123,062	0	130	211,942
L. Phillip Humann	93,750	123,062	0	130	216,942
Siri S. Marshall	90,000	123,062	0	130	213,192
John A. McKinley	89,121	123,062	0	150	212,333
Mark B. Templeton	86,250	123,062	0	130	209,442

(1)	Represents the grant date fair value for restricted stock unit (RSU) awards made on May 3, 2012 (2,694 RSUs for each director) computed in accordance with FASB ASC Topic 718.

(2)	As of December 31, 2012, each current non-employee director held 2,694 shares of unvested restricted stock units.

(3)	Prior to 2005, each non-employee director received an annual grant of a nonqualified option to purchase 7,000 shares of Company common stock with an exercise price equal to the fair market value closing price on the NYSE of the common stock on the grant date. These options became fully vested one year after the date granted and expire ten years from the date granted. As of December 31, 2012 directors with options outstanding included Mr. Copeland, 7,000, and Mr. Humann, 14,000. All director stock options were fully vested prior to 2011.

(4)	Reflects the market price of annual membership to certain of our credit monitoring products.

Director Fees.    For 2012, director cash compensation consisted of an annual cash retainer of $75,000 (an increase of $15,000 from 2011), and an annual cash retainer of $20,000 for the Audit Committee chair (an increase of $5,000 from 2011), $15,000 for the Compensation Committee chair (an increase of $5,000 from 2011), and $7,500 each for the chairs of the Governance and Technology Committees. An annual cash retainer was added equal to $10,000 for Audit Committee members, $7,500 for Compensation Committee members and $3,750 for all other Committee members.

By paying directors an annual retainer and eliminating meeting fees, the Company compensates each non-employee director for his or her role and judgment as an advisor to the Company, rather than for his or her attendance or effort at individual meetings. Directors with added responsibility are recognized with higher cash compensation as noted above. The Governance Committee believes that this additional compensation is appropriate.

Equity Awards.    Each non-employee director receives an initial and an annual long-term incentive grant of restricted stock units under our shareholder-approved 2008 Omnibus Incentive Plan following the annual meeting of shareholders to further align their interests with those of our shareholders and to retain highly qualified directors through equity ownerships. For 2012, directors received a fixed value in shares computed as of the grant date ($175,000 for initial one-time grants to new directors, and $125,000 for annual grants). The annual grants and initial grants vest one year and three years, respectively, after the grant date with accelerated vesting in the event of the director’s death, disability, retirement or a change in control of the Company. No dividend equivalents are paid on outstanding unvested restricted stock units.

Director Deferred Compensation Plan.    Each non-employee director may defer receipt of up to 100% of his or her retainer fees in shares of our stock or cash. The director is credited with a number of share units having an equivalent value at the end of each quarter based on his or her advance deferral election. Share units are equivalent to shares of the Company’s common stock, except that share units have no voting rights and do not receive dividend credit. In general, amounts deferred are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. At the end of the applicable deferral period, the director receives a share of common stock for each share unit awarded. Such shares are received either in a lump sum or over a period not to exceed 15 years for retirement distributions, or up to five years for a scheduled withdrawal, as elected in advance by each director.

Director and Executive Stock Deferral Plan.    Each director may defer taxes otherwise due upon the vesting of restricted stock units. Due to changes in federal tax laws, no deferral elections for stock options are currently permitted under the plan. The director is credited with a number of share units as of the vesting date based on his or her advance deferral election. In general, amounts deferred under the plan are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. Amounts deferred are paid in shares of our common stock, at the director’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan, but we pay all costs and expenses incurred in its administration.

Director Stock Ownership Guidelines.    Our Bylaws require all directors to own our stock while serving as a director. Our stock ownership guidelines require that each non-employee director own shares of our stock having a value of at least five times the annual cash retainer, no later than the fifth anniversary of the annual meeting of shareholders at which the director was first elected to the Board.

Indemnification.    Under our Articles of Incorporation and Bylaws, the directors and officers are entitled to indemnification from the Company to the fullest extent permitted by Georgia law. We have entered into indemnification agreements with each of our directors and executive officers. Those agreements do not increase the extent or scope of the indemnification provided, but do establish processes and procedures for indemnification claims.

Other.    Non-employee directors are reimbursed for customary and usual expenses incurred in attending Board, committee and shareholder meetings. Directors are also reimbursed for customary and usual expenses associated with other business activities related to their Board service, including participation in director education programs and memberships in director organizations. We pay premiums on directors’ and officers’ liability insurance policies that we maintain that cover our directors. We do not provide retirement benefits to non-employee directors.

Changes in Director Compensation for 2013.    In November 2012, upon the recommendation of the Governance Committee after a review of director stock ownership guidelines, market trends and data from the same peer group of companies used for executive compensation purposes, the Board approved a $10,000 increase in the value of the annual equity grants of restricted stock units to non-employee directors, to $135,000 effective following the 2013 Annual Meeting.

EXECUTIVE OFFICERS

The executive officers of the Company and their ages and titles are set forth below. Business experience for at least the past five years and other information is provided in accordance with SEC rules.

Richard F. Smith (53) has been Chairman and CEO since December 2005. He was named Chairman-Elect and CEO and a director in September 2005. Prior to joining the Company, Mr. Smith served in various senior executive positions with General Electric Co., including as Chief Operating Officer, GE Insurance Solutions, from 2004 to September 2005 and President and CEO of GE Property and Casualty Reinsurance from 2003 to 2004.

Lee Adrean (61) has been Corporate Vice President and CFO since October 2006. Prior to joining the Company, he served as Executive Vice President and CFO of NDCHealth Corporation from 2004 to 2006. Prior thereto, he served as Executive Vice President and CFO of EarthLink, Inc. from 2000 until 2004.

John J. Kelley III (52) was appointed Corporate Vice President and Chief Legal Officer effective January 1, 2013, succeeding Kent. E Mast who retired from that position effective December 31, 2012. Mr. Kelley's responsibilities include legal services, global sourcing, security and compliance, government and legislative relations, corporate governance and privacy functions. He was a senior partner in the Corporate Practice Group of the law firm of King & Spalding LLP from January 1993 to December 2012, specializing in a broad range of corporate finance transactions and securities matters, advising public clients regarding SEC reporting and disclosure requirements, and other corporate governance and compliance matters.

Coretha M. Rushing (56) has been Corporate Vice President and Chief Human Resources Officer since 2006. Prior to joining Equifax, she served as an executive coach and HR Consultant with Atlanta-based Cameron Wesley LLC. Prior thereto, she was Senior Vice President of Human Resources at The Coca-Cola Company, where she was employed from 1996 until 2004.

Paul J. Springman (67) has served as Corporate Vice President and Chief Marketing Officer since February 2004. Prior thereto, he was head of the Analytics unit from August 2002 until February 2004.

David C. Webb (57) became Chief Information Officer in January 2010. Prior to joining the Company, he served as Chief Operations Officer for SVB Financial Corp. since 2008, and from 2004 to 2008 he was CIO. Mr. Webb was Vice President, Investment Banking Division at Goldman Sachs & Co., a global investment banking, securities and investment management firm, from 1999 to 2004. He was CIO at Bank One from 1997 to 1999.

J. Dann Adams (55) has been President, Workforce Solutions (formerly TALX) since April 2010. Previously, he was President, U.S. Consumer Information Solutions since 2007, and Group Executive, North America Information Services from November 2003 until December 2006.

Rodolfo O. Ploder (52) has been President, U.S. Consumer Information Solutions since April 2010. He was President, International since January 2007 and Group Executive, Latin America from February 2004 to January 2007.

Paulino R. Barros, Jr. (56) has been President, International since April 2010. Prior to joining the Company, he was founder of PB&C—Global Investments LLC, an international business consulting firm, and served as its President from October 2008. Mr. Barros was President and Managing Director of Hatteras Corporation, a provider of strategic intellectual property consulting and transaction services, from January 2009 until April 2010. He was President of Global Operations for AT&T from January 2007 to October 2008, Chief Product Officer for BellSouth Corporation from January 2005 to December 2006, President of BellSouth Latin America from November 2003 to December 2004, and Corporate Vice President and General Manager—Latin America Group for Motorola from October 1998 to November 2000.

Joseph M. Loughran, III (45) has been President, North America Personal Solutions since January 2010. He was Senior Vice President—Corporate Development from April 2006 to December 2009. Prior to joining Equifax, he held various executive roles at BellSouth Corporation from May 2001 to April 2006, including Managing Director-Corporate Strategy and Planning from May 2005 to April 2006, and various roles with McKinsey & Company, King & Spalding LLP, and Lazard Frères & Co.

Alejandro Gonzalez (43) has been President, North America Commercial Solutions since January 2010. He was Senior Vice President of Strategic Marketing from December 2005 to December 2009, and Customer Experience Leader for GE Insurance Solutions from January 2005 to December 2005.

Nuala M. King (59) has been Senior Vice President and Controller since May 2006. She was Vice President and Corporate Controller from March 2004 to April 2006. Prior to joining the Company, Ms. King served as Corporate Controller for UPS Capital from March 2001 until March 2004.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount of the transaction is expected to exceed $120,000 in a single calendar year. The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of the Company. In making that determination, the Audit Committee takes into account the following, among other factors it deems appropriate:

•	the extent of the related person’s interest in the transaction;

•	whether the transaction is on terms generally available to an unaffiliated third party under the same or similar circumstances;

•	the benefits to the Company;

•	the availability of other sources for comparable products or services; and

•	the terms of the transaction.

The Governance Committee also determines the impact or potential impact on a director’s independence in the event the related party is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer.

The Board has determined that all Board members, except Mr. Smith, are independent under the applicable NYSE and SEC rules and our Director Independence Standards. In making these determinations, the Board considered the types and amounts of commercial dealings between the Company and the companies and organizations with which the directors are affiliated. In each case, Audit Committee approval or ratification was obtained in accordance with our related party transaction approval policy and practices.

Certain Relationships and Related Transactions

During 2012, the Company was not a party to a transaction or series of transactions in which the amount involved did or may exceed $120,000 in which any of its directors, named executive officers or other executive officers, any holder of more than 5% of its common stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Director Compensation” on page 13 and “Executive Compensation” beginning on page 39 of this Proxy Statement.

Robert D. Daleo, a director of the Company, was until his retirement on December 31, 2012, Vice Chairman of Thomson Reuters which provides certain financial market data and web-based software to the Company. In 2012, the Company paid $135,581 for these services. In making the determination that this relationship is not material and does not prevent Mr. Daleo from being an independent director of the Company, the Board took into account the fact that the fees paid to Thomson Reuters are comparable to those paid to other firms for similar services and that the amount of fees paid is not significant to either the Company or Thomson Reuters.

FMR LLC (“FMR”) beneficially owned approximately 6.19% of the outstanding shares of Equifax common stock based on a Schedule 13G filed on February 14, 2013 with the SEC. An affiliate of FMR, Fidelity Investments Institutional Services Company, Inc. (“Fidelity”) acts as the third party administrator for the Company’s 401(k) Plan. While the Company does not pay any fees directly to Fidelity for administering the 401(k) Plan, entities affiliated with FMR benefit from fees incurred by the plan participants on balances invested in mutual funds through the plan.

PROPOSALS TO BE VOTED ON

PROPOSAL 1

ELECTION OF DIRECTORS

All members of our Board are elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. All of the nominees for election listed below have consented to being named in this Proxy Statement and to serve if elected. Presented below is biographical information for each of the nominees.

Our directors have a variety of backgrounds, which reflects the Board’s continuing objective to achieve a diversity of perspective, experience, knowledge, ethnicity and gender. As more fully discussed below, director nominees are considered on the basis of a range of criteria, including their business knowledge and background, reputation and global business perspective. They must also have demonstrated experience and ability that is relevant to the Board’s oversight role with respect to Company business and affairs. Each director’s biography includes the particular experience and qualifications that led the Board to conclude that the director should serve on the Board.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR

NOMINEES LISTED BELOW

Nominees for Directors

• Director since 2003 • Independent • Chair of Audit Committee	James E. Copeland, Jr., 68 – Retired Chief Executive Officer of Deloitte & Touche LLP and Deloitte Touche Tohmatsu, public accounting firms. Mr. Copeland served in such capacity from 1999 until his retirement in 2003. He also is a director of ConocoPhillips and Time Warner Cable, Inc., and a former director of Coca-Cola Enterprises, Inc.
	Significant Experience/Competencies	Overview of Board Qualifications
• Former Large Company CEO • General Management & Business Operations • Mergers & Acquisitions • International • Strategy Development • Accounting • Risk Management • Finance

Mr. Copeland has invaluable expertise in the areas of audit, accounting and finance, including operating experience as the CEO of a major international accounting firm. His knowledge of the Company’s structure, operations, compliance programs and risk oversight as Chairman of the Audit Committee is of particular importance to our Board. The Board also values Mr. Copeland’s insight and judgment gained through years of public company board experience with companies operating in industries as diverse as oil and gas, beverages and entertainment, including experience on audit, executive, compensation and finance committees of other publicly traded companies.

• Director since 2006 • Independent • Audit Committee • Compensation Committee	Robert D. Daleo, 63 – Retired as Vice Chairman of Thomson Reuters on December 31, 2012. Mr. Daleo was Executive Vice President and Chief Financial Officer of Thomson Reuters or its predecessors from 1997 through 2011, and a member of The Thomson Corporation board of directors from 2001 to April 2008. Thomson Reuters is a global provider of integrated information solutions to business and professional customers. From 1994 to 1998, Mr. Daleo served in senior operations, planning, finance and business development positions with Thomson Reuters.
	Significant Experience/Competencies	Overview of Board Qualifications
• Former Public Company CFO • General Management & Business Operations • Mergers & Acquisitions • International • Strategy Development • Auditing • Risk Management • Finance

Mr. Daleo has developed extensive
financial accounting and corporate
finance expertise through his
experience as chief financial officer
of a large multinational company.
The Board values his leadership and
risk assessment skills which are
important to our efforts to expand our
global information solutions
business, data acquisitions and
marketing to banks and other
financial institutions. Mr. Daleo also
has board-level experience with
Thomson Reuters.

• Director since 2007 • Independent • Governance Committee • Compensation Committee	Walter W. Driver, Jr., 67 – Chairman Southeast of Goldman Sachs & Co., a global investment banking, securities and investment management firm, since January 2006. He also serves on the Goldman Sachs Board of International Advisors. Prior to joining Goldman Sachs, Mr. Driver served as Managing Partner or Chairman of King & Spalding LLP, an international law firm, from 1999 through 2005. He currently serves on the Board of Directors of Total System Services, Inc.
	Significant Experience/Competencies	Overview of Board Qualifications

•     International Investment Banking

•    Former Head of International Law Firm

•    General Management & Business Operations

•    Mergers & Acquisitions

•    International

•    Strategy Development

•    Finance

•    Legal, Corporate Governance and Compliance

Mr. Driver has extensive investment banking expertise in evaluating corporate acquisitions, strategies, operations and risks. The Board values his judgment, skills and experience in legal and regulatory matters gained through leadership of a major international law firm. Mr. Driver also has corporate governance experience and insight gained through his legal practice and public company directorships including service on compensation and governance committees.

• Director since 2007 • Independent • Audit Committee • Technology Committee	Mark L. Feidler, 56 – Founding Partner in MSouth Equity Partners, a private equity firm based in Atlanta, since February 2007. Formerly, President and Chief Operating Officer and a director of BellSouth Corporation, a telecommunications company, from 2005 until January 2007. He was appointed Chief Operating Officer of BellSouth Corporation in January 2005 and served as its Chief Staff Officer during 2004. From 2001 through 2003, Mr. Feidler was Chief Operating Officer of Cingular Wireless and served on the Board of Directors of Cingular from 2005 until January 2007. He also serves on the Board of Directors of the New York Life Insurance Company.
	Significant Experience/Competencies	Overview of Board Qualifications
• Former Public Company President & COO • General Management & Business Operations • Mergers & Acquisitions • International • Strategy Development • Finance

Mr. Feidler has extensive operating, financial, legal and regulatory experience through his prior position with a major regional telecommunications company, as well as expertise in private equity investments and acquisitions. This background is relevant to us as we market our products to companies in telecommunications and other vertical markets, while his private equity experience is relevant to our new product development, marketing and acquisition strategies. His public company operating experience and background in financial, accounting and risk management are an important resource for our Audit Committee and Board.

• Director since 1992 • Independent • Presiding Director • Chair of Compensation, Human Resources & Management Succession Committee • Governance Committee	L. Phillip Humann, 67 – Retired Executive Chairman of the Board of SunTrust Banks, Inc., a multi-bank holding company, from 2007 to April 2008. He served as Chairman and Chief Executive Officer of SunTrust Banks from 2004 through 2006; Chairman, President and Chief Executive Officer from 1998 to 2004; and President from 1991 to 1998. He also is a director of Coca-Cola Enterprises Inc. and is the Lead Director of Haverty Furniture Companies, Inc., where he was Non-Executive Chairman from May 2010 to December 2012.
	Significant Experience/Competencies	Overview of Board Qualifications

•    Former Public Company CEO

•   Industry Experience

•   General Management & Business Operations

•   Mergers & Acquisitions

•   International Strategy Development

•   Finance

•   Retail

•   Corporate Governance & Compliance

•   Risk Management

•   Banking

Mr. Humann has over 40 years of experience in the banking, mortgage and financial services industry. The Board highly values his experience and insights regarding how our customers use our services and products to manage their risk and retention objectives. The Board also values his leadership skills and deep knowledge of our business and perspective gained from 20 years of service on the Board and at other public companies.

• Director since 2006 • Independent • Chair of Governance Committee • Compensation, Human Resources & Management Succession Committee	Siri S. Marshall, 64 – Retired Senior Vice President, General Counsel, Secretary and Chief Governance and Compliance Officer of General Mills, Inc., a global diversified foods maker and distributor, from 1994 until her retirement in January 2008. Ms. Marshall is currently a director of Ameriprise Financial, Inc., a diversified financial services company, where she is the presiding director, Alphatec Holdings, Inc., a medical device company specializing in spine disorders, and BioHorizons, Inc., a dental implant and biologics company. She is also on the Board of Directors of the Yale Law School Center for the Study of Corporate Law, is a Distinguished Advisor to the Straus Institute for Dispute Resolution, and is on the Board of Advisors of Manchester Capital Management, Inc. During the past five years, Ms. Marshall also served as a trustee of the Minneapolis Institute of Arts, and a director of the International Institute for Conflict Prevention and Resolution. In February 2011, Ms. Marshall received the Sandra Day O’Connor Award for Board Excellence.
	Significant Experience/Competencies	Overview of Board Qualifications

•     Former Public Company General Counsel, Corporate Secretary & Chief Compliance Officer

•    General Management & Business Operations

•    Mergers & Acquisitions

•    International

•    Strategy Development

•    Retail

•    Legal, Corporate Governance &
Compliance

Ms. Marshall’s over 13 years of executive experience at General Mills provides a valuable perspective on customer service in our consumer business. The Board particularly values her corporate governance expertise acquired in the areas of corporate governance, tax, law and compliance functions at General Mills and as a presiding director of a large financial institution, as well as her perspective and insight gained through her service on the executive, compensation and governance committees of other public companies and her leading role in corporate law and dispute resolution matters.

• Director since 2008 • Independent • Chair of Technology Committee • Audit Committee	John A. McKinley, 55 – Chief Executive Officer of SaferAging, Inc., a senior care service provider based in Washington, D.C., and Co-founder of LaunchBox Digital, a venture capital firm in Washington, D.C. He was Chief Technology Officer of News Corporation from July 2010 to September 2012. He was President, AOL Technologies and Chief Technology Officer from 2003 to 2005 and President, AOL Digital Services from 2004 to 2006. Prior thereto, he served as Executive President, Head of Global Technology and Services and Chief Technology Officer for Merrill Lynch & Co., Inc., from 1998 to 2003; Chief Information and Technology Officer for GE Capital Corporation from 1995 to 1998; and Partner, Financial Services Technology Practice, for Ernst & Young International from 1982 to 1995.
	Significant Experience/Competencies	Overview of Board Qualifications

•     Former Public Company CTO

•    General Management & Business Operations

•    Mergers & Acquisitions

•    International Strategy Development

•    Finance

•    Venture Capital

•    Technology Development, Operations & Marketing

The Board highly values Mr. McKinley’s extensive background in managing complex global technology operations as chief technology or information officer at a number of leading global companies. These skills are highly relevant to the Board’s oversight of risks and opportunities in our technology operations, risk management and capital investments. The Board also values his entrepreneurial insights.

• Director since 2005 • Chairman and Chief Executive Officer	Richard F. Smith, 53 – Chairman and Chief Executive Officer of Equifax since 2005. Prior to that, Mr. Smith was Chief Operating Officer of GE Insurance Solutions from 2004 to August 2005; President and Chief Executive Officer of GE Property and Casualty Reinsurance from 2003 to 2004; President and Chief Executive Officer of GE Property and Casualty Reinsurance—Americas of GE Global Insurance Holdings Corp from 2001 to 2003; and President and Chief Executive Officer of GE Capital Fleet Services from 1995 to 2000.
	Significant Experience/Competencies	Overview of Board Qualifications
• Current Public Company CEO • Industry Experience • General Management & Business Operations • Mergers & Acquisitions • International Strategy Development • Finance • Risk Management

As Chairman and CEO, Mr. Smith leads our senior management team and brings to the Board extensive knowledge of the Company and its strategy gained through his demonstrated leadership in all aspects of our business. The Board values his management experience over a 22-year career at General Electric Co. in global leadership positions in insurance, asset management and financing.

• Director since 2008 • Independent • Compensation, Human Resources & Management Succession Committee • Technology Committee	Mark B. Templeton, 60 – Chief Executive Officer, President and director of Citrix Systems, Inc., a global software development firm. He has served as Chief Executive Officer from 1999 to the present.
	Significant Experience/Competencies	Overview of Board Qualifications

•    Current Public Company CEO & President

•   General Management & Business Operations

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Finance

•   Technology  Development, Operations & Marketing

The Board highly values Mr. Templeton’s operating experience, leadership and perspective in business strategy, operations, business growth. His counsel and insight in technology opportunities, particularly in the development and global marketing of advanced technology products, has direct application to our strategic emphasis on investment in new technology products and global expansion.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for the fiscal year ending December 31, 2013. E&Y has served as our independent auditor since 2002.

At the Annual Meeting, the shareholders are being asked to ratify the appointment of E&Y as the Company’s independent registered public accounting firm for 2013. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders. Representatives of E&Y are expected to be present at the Annual Meeting and to respond to questions.

Fees Paid to Auditor

The following table sets forth the fees of E&Y for services rendered to the Company for the fiscal years ended December 31, 2012 and 2011:

Audit and Non-Audit Fees

Fee Category	2012	2011
Audit Fees(1)	$3,367,672	$3,690,725
Audit-Related Fees(2)	425,070	469,444
Tax Fees(3)	1,405,336	205,733
All Other Fees(4)	1,995	1,995

Total	$5,200,073	$4,367,897

(1)	Consists of fees and expenses for professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in our quarterly reports to the SEC, and services normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements, accounting consultations on matters addressed during the audit or interim reviews, and SEC filings, including comfort letters, consents and comment letters.

(2)	Consists of fees and expenses for services that reasonably are related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, financial due diligence related to mergers and acquisitions, and information technology security reviews.

(3)	Consists of fees and expenses for professional services related to tax planning and tax advice.

(4)	Consists of fees for products provided by E&Y which are not included in the first three categories above.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Company maintains an auditor independence policy that mandates that the Audit Committee approve the audit and non-audit services in advance. The Audit Committee has authorized its Chair to pre-approve certain permissible audit and non-audit services that arise between Audit Committee meetings, provided the Audit Committee is informed of the decision to pre-approve the services at its next scheduled meeting. In its pre-approval of non-audit services and fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. The Audit Committee has determined that performance of services other than audit services is compatible with maintaining the independence of the Company’s independent registered public accounting firm. See “Audit Committee Report” on page 75.

To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. In 2011 and 2012, we did not obtain any of these prohibited services from E&Y. The Company uses other accounting firms for these types of non-audit services.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2

PROPOSAL 3

APPROVAL OF THE AMENDED AND RESTATED 2008 OMNIBUS INCENTIVE PLAN

Introduction

The Equifax Inc. 2008 Omnibus Incentive Plan (the “Omnibus Plan”) was approved by our shareholders on May 9, 2008, and replaced our 2000 Stock Incentive Plan, the TALX Corporation 2005 Omnibus Stock Plan, and the Key Management Incentive Plan (the “Prior Plans”). The Omnibus Plan authorizes the issuance pursuant to equity-based incentive compensation awards of up to 16,500,000 shares of our common stock plus the number of shares subject to then outstanding awards under the Prior Plans, and the issuance of cash-based incentive compensation awards.

As of February 28, 2013, there were approximately 6,313,915 shares of our common stock remaining available for future grants under the Omnibus Plan. The Board believes that it is both necessary and appropriate to further increase the maximum number of shares issuable under the Omnibus Plan in order to enable the Company to continue offering meaningful equity-based incentives to key employees and non-employee directors. The Omnibus Plan has been effective in attracting and retaining highly-qualified employees and non-employee directors and has provided an incentive that aligns the economic interests of plan participants with those of our shareholders.

As a result, our Board approved on February 6, 2013 an amendment and restatement of the Omnibus Plan, subject to shareholder approval at the Annual Meeting. The proposed amendment and restatement would, among other changes discussed below, add an additional 11,000,000 shares to the Omnibus Plan share reserve. If the amendment and restatement of the Omnibus Plan is approved by the shareholders, it will take effect as of May 2, 2013. If the proposed amendment and restatement is not approved, the Omnibus Plan will remain in effect as it existed immediately prior to the proposed amendment and restatement (plus the performance goals described under Proposal 4, if such proposal is approved by the shareholders at the Annual Meeting) and no awards may be made after May 9, 2018 under the Omnibus Plan. This proposal is separate from Proposal 4 to approve the material terms of the performance goals for our senior officers which is discussed further below and in that proposal on page 34.

Background for the Current Request to Increase the Authorized Share Reserve

Our request to increase the share reserve by 11 million shares considers the following:

•

Shareholder approval of the amendment and restatement of the Omnibus Plan is necessary in order for the Company to (i) meet the shareholder approval requirements of the NYSE; and (ii) grant incentive stock options under the Omnibus Plan.

•

In Proposal 4 in this Proxy Statement, separate shareholder approval is requested for the material terms of the performance goals for our senior officers for Section 162(m) purposes, for the Company to continue to take tax deductions for certain compensation resulting from awards granted under the Omnibus Plan qualifying as performance-based compensation under Section 162(m) of the Internal Revenue Code, or Code.

•

Our calculations suggest that it is prudent to replenish the share reserve at the same time as we request approval of the material terms of the performance goals for our senior officers for Section 162(m) purposes. Without the additional shares, we would need to make changes to our long-term incentives program in order to conserve our remaining share reserve. The changes to our practices would limit our flexibility to provide competitive compensation and thus our ability to attract, retain and reward the caliber of employees necessary to achieve superior performance.

Principal Changes to the Existing Omnibus Plan

The principal changes to the existing Omnibus Plan as reflected in the proposed amendment and restatement are intended to incorporate a range of compensation best practices, and are summarized as follows:

•

Increase in Pool of Shares Authorized for Issuance.  Total cumulative and future shares that may be issued under the Omnibus Plan would increase by 11,000,000 shares, from a total of 16,500,000 shares to 27,500,000 shares. Of this share reserve, 10,186,085 shares have already been issued, leaving approximately 6,313,915 shares for future grants. There is no “evergreen” provision.

•

Counting of Full Value Awards.  The authorized share reserve would be reduced by one share of our common stock for every one share subject to a stock option or stock appreciation right (“SAR”) granted under the Omnibus Plan and by 2.99 shares for every one share subject to an award other than an option or SAR (a “full value award”) granted after May 2, 2013. This amends the existing provision that counts each full value award as 2.4 shares against the plan share reserve.

•

Extend Term for Ten Years.  The amended and restated Omnibus Plan would continue in effect until May 2, 2023. If the shareholders do not approve the amendment and restatement of the Omnibus Plan under this Proposal 3, no award may be granted under the Omnibus Plan after May 9, 2018.

•

Other Significant Changes.  The amended and restated Omnibus Plan would be further revised (i) to clarify that the maximum individual participant limit of $6.0 million for long-term incentive awards relates to awards payable in cash (awards payable in shares will continue to be subject to the existing per-person limits described below under “Summary of Terms of the Omnibus Plan--Award Limits”); (ii) to clarify that non-employee directors may receive awards of restricted stock; currently they receive restricted stock units, or RSUs; and (iii) to clarify that the existing prohibition on re-pricing outstanding stock options also prohibits the termination of outstanding stock options in exchange for cash.

In addition, the Omnibus Plan as proposed to be amended and restated will continue to incorporate the following compensation best practices:

•

No Liberal Share Recycling Provisions.  Only shares covering awards that expire, or are forfeited, cancelled or settled in cash will again be available for issuance under the Omnibus Plan. The following shares will not be added back to the aggregate plan limit: (i) the number of shares with respect to which an award is granted (except as previously noted); (ii) shares not issued or delivered as a result of net settlement of outstanding stock options or SARs; (iii) shares surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes related to an outstanding award; and (iv) upon the exercise of any award granted in tandem with any other award, such tandem award shall be cancelled to the extent of the number of shares for which a related award was exercised.

•

Minimum Vesting Periods.  Restricted stock and RSUs subject to time-based vesting conditions may not vest in full in less than three years from the date of grant. Restricted stock and RSUs subject to performance-based vesting conditions may not vest in full in less than one year from the date of grant. These minimum vesting periods are subject to exceptions where vesting has occurred due to (i) a participant’s death, disability or retirement, or (ii) a change in control.

•

No Repricing.  Repricing of stock options and SARs (including reduction in the exercise price of stock options or replacement of an award with cash or another award type) is prohibited without prior shareholder approval.

•

Option Exercise Price.  The exercise price of stock options and SARs may not be less than 100% of fair market value on the date of grant, except for stock options and SARs assumed in connection with the acquisition of another company.

•

Limitation on Amendments.  No material amendments to the Omnibus Plan can be made without shareholder approval if any such amendment would materially increase the number of shares reserved or the per-participant award limitations under the Omnibus Plan, or that would diminish the prohibitions on repricing or backdating stock options or SARs granted under the Omnibus Plan.

•	Compensation Recovery Policy. Awards under the Omnibus Plan are subject to “clawback” compensation recovery policies adopted by our Board or the Compensation Committee.

Significant Historical Award Information

We believe we have been judicious in our use of shares previously authorized by our shareholders under the Omnibus Plan. We closely monitor share usage and in recent years have decreased our annual equity run rate and dilution by shifting to a larger percentage of performance share units, or PSUs, and RSUs as components of our long-term incentives program and allocating a lesser percentage to stock option awards.

Common measures of a stock plan’s cost include burn rate, dilution and overhang. The burn rate, or run rate, refers to how fast a company uses the supply of shares authorized for issuance under its stock plan. Over the last three years, we have maintained an average equity run rate of only 1.3% of shares outstanding per year. Dilution measures the degree to which our shareholders’ ownership has been diluted by stock-based compensation awarded under the Omnibus Plan, and also includes shares which may be awarded under the plan in the future (“overhang”).

The following table shows how our key equity metrics have changed over the past three years:

Key Equity Metrics	2012	2011	2010
Equity run rate (1)	1.0%	1.5%	1.4%
Overhang (2)(4)	10.0%	12.5%	13.5%
Dilution (3)(4)	4.8%	6.0%	5.5%

(1)	Equity run rate is calculated by dividing the number of shares subject to equity awards granted during the year by the weighted-average number of shares outstanding during the year.

(2)	Overhang is calculated by dividing (a) the sum of (x) the number of shares subject to equity awards outstanding at the end of the year and (y) the number of shares available for future grants, by (b) the number of shares outstanding at the end of the year, plus shares issued and available for grant.

(3)	Dilution is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year.

(4)	We have been actively repurchasing shares of our common stock. We repurchased 1.9 million shares in 2012, and have reduced our total shares outstanding by 4.7% in the last five years. Because share repurchases reduce the denominator in the overhang and dilution calculations, they increase our overhang and dilution percentage. If the Company had not repurchased any shares during 2012, overhang and dilution would have been 4.7% and 9.9%, respectively, at December 31, 2012.

Number of Shares Requested

The Committee evaluated several factors in determining to request an additional 11,000,000 shares for the Omnibus Plan:

•

When combined with the shares currently available for grant, the additional 11,000,000 shares is estimated to provide a pool that will last for approximately five years of awards. This estimate is based on projected 2013 share usage assuming PSUs pay out at the maximum level. Although we must manage our share reserve under the possibility that the PSUs will be earned at the maximum level, that will only occur if our total shareholder return is at or above the 90th percentile of the S&P 500. While the Committee believed this modeling provided a reasonable estimate of how long the share reserve would last if this proposed amendment is approved, this forecast includes several assumptions and there are a number of factors which could impact our future equity share usage. Among the factors that will impact our share usage are: changes in market grant values, changes in the number of recipients, changes in our stock price, payout levels of performance-based awards, changes in the structure of our long-term incentive program, and forfeitures of outstanding awards.

•	11,000,000 shares represents less than 10% of our common shares outstanding, and the total shares available for grant represents less than 15% of our common shares outstanding.
•	The total overhang resulting from the share request, including our outstanding awards, represents less than 17% of our fully diluted common shares outstanding.

Stock Subject to the Omnibus Plan

The table below presents the number of shares that were subject to various outstanding equity awards under the Omnibus Plan at December 31, 2012:

	Number of Shares
	Under the Omnibus Plan	Under All Equity Plans
Outstanding Award Type	December 31, 2012	December 31, 2012
Stock options	3,230,423	4,748,469
Weighted-average exercise price	$34.48	$34.64
Weighted-average remaining term (years)	7.9	6.5
Restricted stock units	1,433,933	1,433,933
Performance stock units (1)	181,803	181,803
Deferred stock units	401,366	401,366

(1)	No PSUs had been earned at December 31, 2012.

Authorized Shares and Stock Price

Our amended and restated articles of incorporation authorize the issuance of 300,000,000 shares of common stock. There were 120,539,136 shares of our common stock issued and outstanding as of the Record Date for the Annual Meeting and the closing price of a share of our common stock as of that date was $56.28.

Summary of the Amended and Restated Omnibus Plan

The major features of the Omnibus Plan as proposed to be amended and restated are summarized below. The summary is qualified in its entirety by reference to the full text of the amended and restated Omnibus Plan, which is attached to this Proxy Statement as Appendix C.

Plan Purpose. The Omnibus Plan is intended to advance the interests of our company and its shareholders by enabling the Company and our affiliated entities to attract and retain qualified individuals to serve as officers, directors and employees through opportunities for equity participation in our company, and to reward those individuals who contribute to the achievement of our financial and strategic business goals and create long-term shareholder value through equity- and cash-based compensation.

Administration. The Omnibus Plan will be administered by the Compensation Committee of our Board, also referred to as the administrator. The administrator has the authority to interpret the provisions of the Omnibus Plan; to make, change and rescind rules and regulations relating to the Omnibus Plan; and to change or reconcile any inconsistency in any award or agreement covering an award. To the extent consistent with applicable law, the administrator has discretion to delegate its authority under the Omnibus Plan to a sub-committee, to executive officers (with respect to awards to participants other than executive officers) or, in connection with nondiscretionary administrative duties, to other parties as it deems appropriate.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the Omnibus Plan prohibits the administrator from repricing any outstanding “underwater” stock option or SAR without prior approval of our shareholders. For these purposes, “repricing” includes amending the terms of an underwater option or SAR to lower the exercise price, canceling an underwater option or SAR and granting exchange replacement options or SARs having a lower exercise price or other forms of awards, or repurchasing the underwater option or SAR for cash

The administrator may not grant a stock option or SAR with a grant date that is effective prior to the date the administrator takes action to approve such award.

Eligible Participants. The administrator may grant awards to any employee, officer, or non-employee director of the Company or its affiliates. The selection of participants will be based upon the administrator’s determination that the participant is in a position to contribute materially to our continued growth and development and to our long-term financial success. The number of eligible participants in the Omnibus Plan varies from year to year; currently, there are approximately 400 persons employed by or otherwise in the service of our company and our affiliates, including eight non-employee directors, who would be eligible to receive awards under the Omnibus Plan at the discretion of the Compensation Committee. Although not necessarily indicative of future grants under the Omnibus Plan, approximately 550 of our employees and non-employee directors have been granted awards under the Omnibus Plan through December 31, 2012.

To assure the viability of awards granted to participants employed or residing in foreign countries, the administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the administrator may approve such supplements to, or amendments, restatements or alternative versions of, the Omnibus Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the administrator approves for purposes of using the Omnibus Plan in a foreign country will not affect the terms of the Omnibus Plan for any other country.

Available Shares.    A maximum of 27,500,000 shares of our common stock are available for issuance under the Omnibus Plan, plus the number of shares subject to then outstanding awards under the Prior Plans. The pool of shares available for issuance under the Omnibus Plan may be used for all types of equity awards available under the Omnibus Plan, as described in more detail below. The shares of common stock covered by the Omnibus Plan are authorized but unissued shares or shares currently held (or subsequently acquired) by the Company as treasury shares.

Shares of common stock that are issued under the Omnibus Plan or that are potentially issuable pursuant to outstanding awards will reduce the maximum number of shares remaining for issuance under the Omnibus Plan by one share for each share issued or issuable pursuant to an option or SAR award, and by 2.4 shares for each share issued or issuable pursuant to a full value award through May 2, 2013 and by 2.99 shares for full value awards granted after May 2, 2013.

In general, if an award granted under the Omnibus Plan expires, is canceled or terminates without the issuance of shares, if shares are forfeited under an award, then such shares will again be available for issuance under the Omnibus Plan.

Types of Awards

Awards under the Omnibus Plan may include stock options, SARs, performance shares, performance units, restricted stock, restricted stock units, dividend equivalent units, incentive cash awards or other equity-based awards. The administrator may grant any type of award to any participant who is an employee, and only our and our subsidiaries’ employees may receive grants of incentive stock options. Directors who are not employees may only receive awards of nonqualified stock options, SARs, restricted stock and RSUs. Awards may be granted alone or in addition to, in tandem with, or subject to certain restrictions explained below, in substitution for any other award (or any other award granted under another plan of ours or of any of our affiliates).

Stock Options.    The administrator may grant to a participant options to purchase our common stock that qualify as incentive stock options for purposes of Section 422 of the Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the number of shares, exercise price, vesting periods, and other conditions on exercise, will be determined by the administrator.

The per share exercise price for stock options will be determined by the administrator in its discretion, but may not be less than the fair market value of the common stock on the date when the stock option is granted. Stock options must be exercised within a period fixed by the administrator that generally may not exceed ten years from the date of grant.

At the administrator’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, in shares of common stock held by the participant (including by attestation), by withholding a number of shares otherwise deliverable upon exercise of the option, or in any manner acceptable to the administrator (including one or more forms of broker-assisted “cashless” exercise).

Stock Appreciation Rights.    The administrator may grant to a participant an award of SARs, which entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the SAR exercise price, times (ii) the number of shares of common stock with respect to which the SAR is exercised. The payment upon exercise of a SAR may be made in cash, shares of common stock, or any combination thereof, as approved by the administrator in its sole discretion.

The per share exercise price of an SAR will be determined by the administrator in its discretion, but may not be less than 100% of the fair market value of one share of our common stock on the date when the SAR is granted. SARs must be exercised within the period fixed by the administrator that may not exceed ten years from the date of grant.

Performance Share Units and Performance Share Awards.    The administrator may grant to a participant an award of performance shares and performance units. Performance shares means the right to receive shares of common stock to the extent performance goals are achieved. Performance unit means the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of common stock, to the extent performance goals are achieved. The administrator will determine all terms and conditions of the awards, including: the number of shares of common stock and/or units to which such award relates; the performance goals to be achieved for the participant to realize any portion of the benefit provided under the award; whether any portion of the performance goals subject to an award will be deemed achieved upon a participant’s death, disability or retirement; with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of common stock; and, with respect to performance units, whether the awards will settle in cash, in shares of common stock, or in a combination of the two.

Restricted Stock and Restricted Stock Units.    The administrator may award to a participant shares of common stock subject to specified restrictions (“restricted stock”). Shares of restricted stock are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified vesting period and/or attainment of specified Company performance objectives over a specified performance period.

The administrator may also award to a participant RSUs, each representing the right to receive in the future, in cash and/or shares of our common stock as determined by the administrator, the fair market value of a share of common stock subject to the achievement of one or more goals relating to the completion of a specified period of service by the participant and/or the achievement of a specified performance or other objectives.

The terms and conditions of restricted stock and RSU awards are determined by the administrator. Any such awards that are subject to acceleration of vesting, upon the achievement of performance targets, shall not vest in full in less than one year from date of grant. The foregoing restrictions shall not apply to RSU and restricted stock awards assumed in connection with mergers, reorganizations, separations or other transactions to which Code Section 424(a) applies.

Incentive Awards.    The administrator may grant to a participant cash-based annual and long-term performance-based incentive awards. The administrator will determine all terms and conditions of such awards, including the performance goals (as described below), the performance period, the potential amount payable, and the timing of the payment.

Other Stock-Based Awards.    The administrator may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, SARs, restricted stock or RSUs. The terms and conditions of each other stock-based award will be determined by the administrator. Payment under any other stock-based award will be made in common stock or cash, as determined by the administrator. Any other stock-based award that provides for purchase rights must be priced at 100% of the fair market value of our common stock on the date of grant of the award.

Cash-Based Awards.    The administrator may grant cash-based incentive compensation awards, which could include performance-based annual cash incentive compensation to be paid to covered employees subject to Code Section 162(m). The terms and conditions of each cash-based award will be determined by the administrator.

Dividend Equivalents

The administrator may provide for the payment of dividend equivalents with respect to any units or share equivalents subject to an RSU award or any other stock-based award under the Omnibus Plan. Dividend equivalents are not permitted in connection with stock options and SARs. Dividends, distributions and comparable dividend equivalents paid with respect to unvested awards whose vesting is subject to performance conditions will be subject to the same restrictions as the underlying shares, units or share equivalents. Regular cash dividends or comparable dividend equivalents paid with respect to unvested awards whose vesting is based solely on the satisfaction of service-based vesting conditions will not be subject to the same restrictions as the underlying shares, units or share equivalents unless the administrator determines otherwise.

Performance-Based Compensation under Section 162(m)

For participants who are subject to Section 162(m) of the Code, the performance targets described above will be established by the Compensation Committee based on one or more of the “performance goals” (which are described in Proposal 4 on page 34).

Award Limits

In order to qualify as “performance-based compensation” under Code Section 162(m), we are required to establish limits on the number of awards that we may grant to a particular participant. The award limits in the Omnibus Plan were established in order to provide us with maximum flexibility, and are not necessarily indicative of the size of award that we expect to make to any particular participant. Under the Omnibus Plan, no participant may be granted awards that could result in such participant: receiving options for, or SARs with respect to, more than 750,000 shares of common stock during any fiscal year; receiving awards of restricted stock or RSUs relating to more than 500,000 shares of common stock during any fiscal year; receiving awards of performance shares or awards of performance units, the value of which is based on the fair market value of common stock, for more than 500,000 shares of common stock during any fiscal year; receiving awards of performance units, the value of which is not based on the fair market value of shares of common stock, of more than $3,000,000 in any fiscal year; receiving other stock-based awards not described above and that are intended to qualify as performance-based compensation under Section 162(m) with respect to more than 500,000 shares of common stock during any fiscal year; receiving an annual cash incentive award of more than $5,000,000 in any single fiscal year; or receiving a long-term cash incentive award of more than $6,000,000 in any fiscal year; any non-employee director receiving in any single fiscal year more than 100,000 stock options, SARs, RSUs or restricted stock. Each of these limitations is subject to adjustment as described below.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution, unless the administrator allows a participant to designate in writing a beneficiary to exercise the award or receive payment under an award after the participant’s death or to transfer an award for no consideration.

Adjustments

If any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, or any corporate transaction, such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, occurs with respect to us or there is a sale or other disposition by us of all or a portion of our assets, any other change in our corporate structure, or any distribution to our shareholders (other than a regular cash dividend) that results in the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of us, or for shares of stock or other securities of any other corporation; or new, different or additional shares or other securities of us or of any other corporation being received by the holders of outstanding shares; then the administrator shall make equitable adjustments in the manner it deems necessary and appropriate to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the Omnibus Plan and subject to certain provisions of the Code, adjust the number and type of shares of common stock subject to the Omnibus Plan and which may, after the event, be made the subject of awards; the number and type of shares of common stock subject to outstanding awards; the grant, purchase or exercise price with respect to any award; performance goals of an award; and the limitations on the aggregate number of shares or units that may be granted to a single participant for a specified time period.

In any such case, the administrator may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award. However, if the transaction or event constitutes a change of control, as defined in the Omnibus Plan, then the payment must be at least as favorable to the holder as the greatest amount the holder could have received for such award under the change of control provisions of the Omnibus Plan. The administrator may, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, and without affecting the number of shares of common stock otherwise reserved or available under the Omnibus Plan, authorize the issuance or assumption of awards upon terms it deems appropriate.

Change in Control of the Company

If a change in control of our Company occurs that involves a corporate transaction, the consequences will be as described in this paragraph unless the Compensation Committee provides otherwise in an applicable employment, retention, change in control, severance, award or similar agreement.

The successor or purchaser in the change in control transaction may assume an award or provide a substitute award with similar terms and conditions, and preserving the same benefits, as the award it is replacing. If the awards are not so assumed or replaced, then unless otherwise determined by the Board prior to the date of the change in control, immediately prior to the date of the change in control:

•

each stock option or SAR that is then held by a participant who is employed by or in the service of us or one of our affiliates will become fully vested, and all stock options and SARs will be cancelled in exchange for a cash payment equal to the excess of the change of control price (as determined by the administrator) of the shares of common stock covered by the option or SAR over the purchase or grant price of such shares under the award;

•	restricted stock and RSUs that are not then vested will vest;

•

each holder of a performance share and/or performance unit that has been earned but not yet paid will receive cash equal to the value of the performance share and/or performance unit, and each performance share and/or performance unit for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the value of the performance share and/or performance unit (assuming target level performance was achieved), multiplied by a percentage based on the portion of the performance period that has elapsed as of the date of the change of control;

•

all incentive awards that are earned but not yet paid will be paid, and all incentive awards that are not yet earned will be cancelled in exchange for a cash payment equal to the amount that would have been due based upon the performance goals (assuming target level performance was achieved), multiplied by a percentage based on the portion of the performance period that has elapsed as of the date of the change in control;

•	all dividend equivalent units that are not vested will vest and be paid in cash; and

•	all other awards that are not vested will vest and if an amount is payable under such vested award, then such amount will be paid in cash based on the value of the award.

For purposes of the Omnibus Plan, a change in control generally occurs if (i) a person or group acquires 20% or more of our outstanding voting power, (ii) certain changes occur in the composition of the Board, or (iii) a corporate transaction is consummated (unless our voting securities immediately prior to the transaction continue to represent over 66-2/3% of the voting power of our company or the surviving entity immediately after the transaction).

Amendment and Termination

The Board or the administrator may at any time amend, terminate or modify the Omnibus Plan or any award agreement issued thereunder. No such action may be taken that adversely affects in any material way any award previously granted under the Omnibus Plan without the consent of the participant, except for amendments necessary to comply with applicable laws or stock exchange rules. In addition, no material amendment of the Omnibus Plan may be made without shareholder approval if shareholder approval is required by law, regulation or stock exchange rules, and no “underwater” option or SAR may be repriced in any manner (except for anti-dilution adjustments) without prior shareholder approval (see “Administration” above). In no event may any awards be made under the Omnibus Plan after May 2, 2023.

Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the Omnibus Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside. Plan participants should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and/or exercise of the awards, and the ownership and disposition of any underlying securities.

Incentive Stock Options.  A participant who is granted an incentive stock option, or ISO, will not recognize any taxable income for federal income tax purposes either on the grant or exercise of the ISO. If the participant disposes of the shares purchased pursuant to the ISO more than two years after the date of grant and more than one year after the issuance of the shares to the participant (the required statutory “holding period”), (a) the participant will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the option price; and (b) we will not be entitled to a deduction with respect to the shares of stock so issued. If the holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the excess of the lesser of (i) the excess of the fair market value of the shares at the time of exercise over the option price, and (ii) the gain on the sale. Also in that case, we will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the participant. Any additional gain will be taxed as short-term or long-term capital gain depending upon the holding period for the stock. A sale for less than the option price results in a capital loss.

The excess of the fair market value of the shares on the date of exercise over the option price is, however, includable in the option holder’s income for alternative minimum tax purposes.

Nonqualified Stock Options.  A participant who is granted a nonqualified stock option under the Omnibus Plan will not recognize any income for federal income tax purposes on the grant of the option. Generally, on the exercise of the option, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price for the shares. We generally will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant. Upon disposition of the shares purchased pursuant to the stock option, the participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount paid for the shares and the amount previously recognized by the participant as ordinary income.

Stock Appreciation Rights.  A participant who is granted SARs will normally not recognize any taxable income on the receipt of the SARs. Upon the exercise of a SAR, (a) the participant will recognize ordinary income equal to the amount received (the difference between the fair market value of one share of our common stock on the date of exercise and the grant price per share of the SAR, multiplied by the number of shares as to which the SAR is being exercised); and (b) we will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant.

Restricted Stock.  A participant will not be taxed at the date of grant of an award of restricted stock, but will be taxed at ordinary income rates on the fair market value of any shares of restricted stock as of the date that the restrictions lapse and the shares vest, unless the participant elects under Section 83(b) of the Code to include in income the fair market value of the restricted stock as of the date of such grant. We will be entitled to a corresponding deduction. Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the grant of the restricted shares, if the participant has made an election under Section 83(b) of the Code). To the extent unrestricted dividends are paid during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by the company unless the participant has made a Section 83(b) election, in which case the dividends will thereafter be taxable to the participant as dividends and will not be deductible by the Company.

Restricted Stock Units.  A participant will normally not recognize taxable income upon an award of RSUs, but will generally recognize ordinary income at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. We will be entitled to a corresponding deduction at the same time.

Other Stock-Based Awards and Cash-Based Awards.  Normally, a participant will not recognize taxable income upon the grant of other stock-based awards and cash-based awards. Subsequently, when the conditions and requirements for the grants have been satisfied and the payment determined, any cash received and the fair market value of any common stock received will constitute ordinary income to the participant. We also will then be entitled to a deduction in the same amount.

Performance-Based Compensation under Section 162(m).  Section 162(m) generally allows the Company to obtain tax deductions without limit for performance-based compensation. The Company intends that stock options and SARs, and, subject to shareholder approval of the material terms of the performance goals described under Proposal 4, “Approval of the Material Terms of Performance Goals under the Omnibus Plan,” annual cash bonuses, RSUs, PSUs and other performance-based awards granted under the Omnibus Plan will continue to qualify as performance-based compensation not subject to Section 162(m)’s $1 million deductibility cap. A number of requirements must be met for particular compensation to so qualify, however, so there can be no assurance that such compensation under the Omnibus Plan will be fully deductible under all circumstances. In addition, other awards under the Omnibus Plan may not qualify as performance-based compensation under Section 162(m) and, therefore, compensation paid to executive officers in connection with such awards may not be deductible.

Deferred Compensation Limitations.  If an award is subject to Section 409A of the Code, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, stock options and SARs granted under the Omnibus Plan are designed to be exempt from the application of Code Section 409A. Restricted stock units, performance shares and performance units granted under the Omnibus Plan would be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption. If not exempt, such awards must be specially designed to meet the requirements of Code Section 409A in order to avoid early taxation and penalties.

Other Considerations.    Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Code Section 280G to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by us and are subject to an excise tax of 20% payable by the participant.

Benefits to Directors, Named Executive Officers and Others

Awards under the Omnibus Plan are at the discretion of the Committee (and, in the case of awards to non-employee directors, to the oversight of the Governance Committee and Board approval). Accordingly, future awards under the Omnibus Plan are not determinable.

As of February 28, 2013, approximately 10,186,085 shares had been issued under the Omnibus Plan or remained subject to outstanding awards under the Omnibus Plan. The following table shows the number of shares issued, or subject to outstanding awards, under the Omnibus Plan to the NEOs and the other individuals and groups indicated. The closing price of our common stock on February 28, 2013, was $55.12 per share.

	Service-Based Full Value Awards (1)	Performance-Based Full Value Awards (2)	Stock Options
Name and Position	Number of Shares (#)	Number of Shares (#)	Number of Shares (#)
Richard F. Smith Chairman and CEO	283,565	144,788	540,000
Lee Adrean Corporate Vice President and CFO	62,357	25,857	106,000
Coretha M. Rushing Corporate Vice President and Chief Human Resources Officer	40,380	16,380	82,000
Kent E. Mast Corporate Vice President and Chief Legal Officer	37,123	13,123	60,000
Paul J. Springman Corporate Vice President and Chief Marketing Officer	40,380	16,380	50,000
All Executive Officers as a Group	704,589	304,812	1,139,001
All Other Employees as a Group (Including all Officers who are not Executive Officers)	819,891	29,966	1,979,321
All Non-Employee Directors as a Group	21,552	0	0

(1)    Service-based full value awards include restricted stock awards.

(2)    Performance-based full value awards include performance-based restricted stock; performance-based RSUs and performance shares. Unvested performance share awards are shown at target.

Our directors and executive officers have a financial interest in this proposal because, if adopted, the amended and restated Omnibus Plan would increase the number of shares issuable over time to directors, executives and other employees under the Omnibus Plan, and the directors and executive officers are eligible participants thereunder.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDED AND RESTATED 2008 OMNIBUS INCENTIVE PLAN

PROPOSAL 4

APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE OMNIBUS PLAN

Overview

At the 2008 Annual Meeting, our shareholders approved the material terms of performance goals to be used by the Company for awarding certain compensation under the Omnibus Plan to senior officers from the date of that meeting until the date of the 2013 Annual Meeting. In this proposal, the Board is requesting that shareholders approve the material terms of the performance goals described herein, to enable the Company to continue to have a shareholder-approved arrangement under which certain compensation awarded to senior officers under the Omnibus Plan until the date of the 2018 Annual Meeting may qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

If this Proposal 4 is approved but Proposal 3 to amend and restate the Omnibus Plan is not approved, the existing Omnibus Plan (plus the performance goals approved in this Proposal 4) will continue until May 9, 2018, after which no further awards may be made under the Omnibus Plan. If this Proposal 4 is not approved, performance awards may still be granted under the Omnibus Plan, but certain awards to executive officers made after May 2, 2013 may no longer be fully tax deductible to the Company.

Section 162(m) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on criteria approved by shareholders). One of the requirements for compensation to qualify as performance-based under Section 162(m) is that the material terms of the performance goals for such compensation be disclosed to and approved by shareholders every five years. In accordance with Section 162(m), the material terms that the shareholders approve constitute the framework for the Compensation Committee to establish programs and awards under which compensation provided by the Company may qualify as performance-based compensation for purposes of Section 162(m); however, there can be no guarantee that amounts payable under these programs and awards will be treated as qualified performance-based compensation under Section 162(m).

The performance goals pertain to the following forms of compensation that may be awarded to the senior officers of the Company during the next five years under the Omnibus Plan: (1) performance-based awards payable in cash, including annual bonuses or long-term cash performance awards; (2) performance-based awards payable in common stock, including for example performance-based restricted stock or restricted stock units; and (3) dividends or dividend equivalents earned on performance-based awards that are contingent on the achievement of performance goals relating to the underlying award to which such dividends or dividend equivalents relate.

Material Terms of the Performance Goals under the Omnibus Plan

For purposes of Section 162(m), the material terms of the performance goals for awards granted under the Omnibus Plan include: (1) the employees eligible to receive compensation; (2) the description of the business measures on which the performance goals may be based; and (3) the maximum amount, or the formula used to calculate the maximum amount of compensation that can be paid to an employee under the arrangement. Each of these aspects is discussed below, and shareholder approval of this Proposal 4 constitutes approval of each of these aspects for purposes of the Section 162(m) shareholder approval requirements.

Eligible Employees.  The Compensation Committee of the Board of Directors, as administrator of the Omnibus Plan, may grant awards to any employee, officer or non-employee director of the Company or its affiliates. The number of eligible participants in the Omnibus Plan varies from year to year; currently, there are approximately 400 persons employed by or otherwise in the service of our company and our affiliates who would be eligible to receive awards under the Omnibus Plan at the discretion of the Compensation Committee. The group of employees whose compensation would be subject to the performance goals described in this Proposal 4 would include the Company’s senior officers, including the executive officers required to file reports under Section 16 of the Securities Act of 1934. Although Section 162(m) only limits deductibility for compensation paid to the CEO or any of the Company’s three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year, we may apply the performance goals to all senior officers in the event that any of them become a covered employee under Section 162(m) during the time that they hold an award described in this proposal.

Business Measures in the Performance Goals.  The Company may use one or more of the following business measures as the basis of the performance goals for purposes of the Omnibus Plan (changes from the existing Omnibus Plan are shown in bold print):

•	gross sales, net sales, revenue, sales or revenue growth, organic revenue growth;

•	gross profit margin, operating profit, operating profit margin;

•	EBITDA (defined as operating income plus depreciation and amortization), EBITDA growth, EBITDA margin;

•	pre-tax income, net income, growth in net income, net income as a percentage of revenue;

•	diluted earnings per share (EPS), adjusted EPS (diluted EPS adjusted for acquisition-related amortization expense), growth in diluted EPS or adjusted EPS;

•	price per share, share price growth, price/earnings ratio;

•	book value per share, return on shareholder’s equity, total shareholder return;

•	return on total capital, return on assets or return on net assets;

•	economic value added (net operating profit after tax minus the product of capital multiplied by the cost of capital);

•

cash flow, cash from operations, free cash flow (cash from operations less capital expenditures), growth in cash from operations or free cash flow, net working capital (excluding cash and short-term investments);

•	days sales outstanding, sales performance, sales quota attainment, cross-sales, integrated solution sales;

•	customer satisfaction, client engagement, new client acquisition, client retention, market share;

•	productivity ratios, expense or cost targets, operating efficiency, capital utilization; or

•	strategic business objectives including objective project milestones.

The Compensation Committee may select one performance measure or multiple performance measures for measuring performance, and the measurement may be based upon Company, affiliate or business unit performance, and may be expressed in absolute amounts, on a per share basis, relative to one or more performance measures, as a growth rate or change from preceding periods, or by relative comparison to the performance of other companies, a specified index or other external measures. The Committee will define in an objective fashion the manner of calculating the performance goals based on the performance measures it selects to use in any performance period, and will establish such performance goals within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). In determining the actual amount to be paid with respect to a Section 162(m) award for a performance period, the Committee may reduce (but not increase) the amount that would otherwise be payable as a result of satisfying the applicable performance goals.

Per-Person Maximum Amounts.  The maximum amounts that may be awarded or paid to any individual participant under the Omnibus Plan during any fiscal year are as follows:

—	no more than 750,000 stock options or stock appreciation rights;

—	no more than 500,000 restricted stock or restricted stock unit awards;

—	no more than $3,000,000 performance units, the value of which is not based on the fair market value of our common stock;

—	with respect to other performance-based stock-based awards not described above, no more than 500,000 shares;

—	no more than $5,000,000 for an annual cash incentive award; and

—	no more than $6,000,000 for a long-term cash incentive award.

The Compensation Committee has established business measures and maximum amounts it considers appropriate in light of foreseeable contingencies and future business conditions. However, even if approved by shareholders, this proposal would not limit the Company’s right to pay compensation that does not qualify as performance-based compensation for purposes of Section 162(m) in whole or in part. To maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the Section 162(m) deduction limit when the Committee believes that such payments are appropriate.

For a description of the material terms of the Omnibus Plan, see Proposal 3, “Approval of the Amended and Restated 2008 Omnibus Incentive Plan.” For a description of annual cash bonus, RSU and PSU awards to NEOs, see “Compensation Discussion and Analysis” beginning on page 39.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE OMNIBUS PLAN

PROPOSAL 5

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Summary

We are asking our shareholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chairman and Chief Executive Officer, Chief Financial Officer and our three other highest paid executive officers) (the “NEOs”), as such compensation is described in the “Executive Compensation“ section of this Proxy Statement. The following is a summary of some of the key points of our 2012 executive compensation program. We urge our shareholders to review the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 39.

2012 Company financial performance and total shareholder return.  Our strong financial and operating results continued in 2012:

•	Operating revenue from continuing operations increased 10% to $2.2 billion;
•	Non-GAAP Adjusted EPS rose 18% to $2.97 in 2012; and
•	Our stock returned 41.9% to shareholders in 2012 and, over the three years ended December 31, 2012, has returned 83% on a cumulative basis, far exceeding the S&P 500 index in both periods.

We emphasize pay-for-performance and tie a significant amount of our NEOs’ target pay to our performance.  Approximately 82% of the target total direct compensation of our CEO and an average of 68% of the total direct compensation of our other NEOs was variable, at-risk incentive and stock-based compensation tied to the achievement of internal performance targets or Company stock price performance.

We believe that our compensation programs are strongly aligned with the long-term interests of our shareholders.  Equity awards and our stock ownership guidelines serve to align the interests of our executives with those of our long-term shareholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program. In 2012, long-term equity incentive awards represented 64% of our CEO’s target total direct compensation (an average of 49% for our other NEOs). Performance-based share units (PSUs) and restricted stock units (RSUs) are designed to reward for long-term stock performance both absolute and relative to peers.

We provide competitive pay opportunities that reflect best practices and strong governance standards.  The Compensation Committee reviews our executive compensation program to ensure that it provides competitive pay opportunities and demonstrates a commitment to strong corporate governance and best practices. The Committee has retained an external, independent compensation consultant to ensure proper alignment of our program with our shareholders’ interests and current market practices, to establish appropriate performance targets based on our strategic and operating plans, and to ensure that these programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on the Company. We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our programs are within the norm of market practices. In addition, the Committee has implemented (i) clawback provisions in our incentive plans, (ii) capped incentives, (iii) stock ownership guidelines, (iv) prohibitions on re-pricing stock options, hedging, pledging, short-selling and trading derivative Company securities, (v) double-trigger change-in-control severance, (vi) no income tax gross-ups, (vii) no excise tax gross-ups for new participants, (viii) equity compensation grant procedures, and (ix) an annual process to assess the risks related to our Company-wide compensation programs.

2012 Say-on-Pay Vote and Actions Taken

In 2012, our shareholders approved the compensation of our NEOs with a 77% approval rating. The Compensation Committee viewed the results of this vote as significant support for our executive compensation program. No changes to our program were made specifically as a result of this vote. The Committee and the Board continued to emphasize the importance of linking pay to performance and requested additional management engagement with our largest shareholders to receive their feedback on our compensation program and corporate governance practices. There was no consistent call for any program design changes other than to continue to align pay with performance. The Compensation Committee weighed this feedback, the 2012 redesign of our long-term incentive program, the increased weighting on performance-based long-term incentives for the CEO, advice from its independent compensation consultant and the policies of proxy voting advisory firms, and concluded that our 2012 and ongoing executive compensation program is appropriately designed with challenging performance metrics and incentives and an appropriate mix of fixed and at-risk variable pay.

Board Recommendation

Our Board believes that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests and support long-term value creation.

The Board has approved holding a “say-on-pay” advisory vote every year. In accordance with this policy and Section 14A of the Exchange Act, and a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of Equifax approve, on an advisory basis, the compensation of Equifax’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement.

The “say-on-pay” vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board. Although non-binding, the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless the Board modifies its policy on the frequency of future “say-on-pay” advisory votes, the next “say-on-pay” vote will be held at the 2014 annual meeting of shareholders. The next advisory vote on the frequency of “say-on-pay” proposals is scheduled to occur at the 2017 annual meeting of shareholders.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 5

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation, Human Resources & Management Succession Committee (the “Compensation Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Members of the Compensation, Human Resources & Management Succession Committee

L. Phillip Humann, Chair	Robert D. Daleo	Walter W. Driver, Jr.	Siri S. Marshall	Mark B. Templeton

*     *     *

The Compensation Discussion and Analysis section which follows explains the Company’s executive compensation program as it relates to our named executive officers (the “NEOs”) whose compensation information is presented in the tables following this discussion in accordance with SEC rules. Our NEOs for 2012 were:

Richard F. Smith	Chairman and Chief Executive Officer (“CEO”)
Lee Adrean	Corporate Vice President and Chief Financial Officer (“CFO”)
Coretha M. Rushing	Corporate Vice President and Chief Human Resources Officer (“CHRO”)
Kent E. Mast	Corporate Vice President and Chief Legal Officer (“CLO”)
Paul J. Springman	Corporate Vice President and Chief Marketing Officer (“CMO”)

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2012 Financial Performance.  Equifax delivered excellent financial results in 2012.  Highlights include:

•	Operating revenue increased 10%, to $2.2 billion;

•

Non-GAAP Adjusted EPS of $2.97, compared to Adjusted EPS of $2.52 in 2011 (see the reconciliation of non-GAAP financial measures to the corresponding GAAP financial measures included in Appendix A to this Proxy Statement); and

•	Equifax’s one-year and three-year total shareholder return (“TSR”) of 41.9% and 22.3%, respectively, significantly outpaced the S&P 500 one-year and three-year TSR of 16.0% and 10.9%.

Pay-for-Performance Alignment.  Our Compensation Committee has established an executive compensation program that ensures the interests of our company’s senior leaders are appropriately aligned with those of its shareholders by rewarding performance that meets and exceeds business and individual goals. Key features of our 2012 compensation program include:

•	The majority of our NEOs’ targeted annual total direct compensation (base salary and targeted annual and long-term incentive award levels) is at risk and variable depending on performance.

•

Annual cash incentive awards tie the compensation payable, if any, to year-over-year increases in the Company’s operating revenue (a measure of business growth) and Adjusted EPS (to measure the profitability of that growth).

•	Long-term incentive awards tie the compensation payable, if any, to our stock’s future price performance and, new for 2012, our relative TSR as described below.

•	The financial measures under the 2012 incentive award program were linked directly to our annual and long-term strategic business plans reviewed and approved by the Board.

2012 Compensation Actions and Results.  Our 2012 compensation program actions and results are summarized as follows:

•

Base salaries for the NEOs were increased in February 2012 in a range of 0% to 4.0%; one NEO received a lump-sum merit payment in lieu of a base salary increase; and for the CEO, the Compensation Committee determined that any increase suggested by market movement should instead increase the performance-based portion of the long-term incentive program.

•

The 2012 bonus targets for Adjusted EPS and operating revenue were set at 8.8% and 5.3%, respectively, above 2011 actual results (restated to 2012 budgeted foreign exchange rates). Based on superior 2012 performance against these goals, bonuses were paid at 200% of target for both measures.

•

The long-term incentive program was redesigned to add performance-based restricted stock units (PSUs) in lieu of the component previously granted in the form of stock options. Target long-term incentive grant values increased 9% to 21% compared to 2011 target grant values, reflective of market data trends. The NEOs received one-half of the long-term incentive in PSUs and the remaining half in restricted stock units (RSUs) vesting after three years (54% PSUs and 46% RSUs for the CEO). The PSUs will vest, if at all, after three years based on the Company’s relative TSR performance versus companies in the S&P 500.

2012 Target Total Direct Compensation Mix.  As illustrated in the chart below, in 2012, 82% of the target total direct compensation for our CEO was variable, at-risk incentive and stock-based compensation tied to the achievement of internal performance targets or Company stock price performance performance-based and not guaranteed, and 64% was in the form of long-term equity incentive compensation (an average of 68% and 49%, respectively, for the other NEOs):

2012 Target Total Direct Compensation Mix1

[1]	2012 target total direct compensation includes actual base salary, target annual incentive bonus and target long-term equity incentive award.

Reported Compensation Versus Pay Actually Realized.  The accompanying graph illustrates the difference between reported compensation in the 2012 Summary Compensation Table (excluding "change in pension value and nonqualified deferred compensation earnings") and the pay actually realized by our CEO in 2010, 2011 and 2012. We believe this supplemental information is important since the majority of reported compensation is an incentive for future performance and realizable only if the Company meets or exceeds the applicable performance measures or is based on Company stock price performance. As can be seen, the value actually realized differs from the amounts shown in the 2012 Summary Compensation Table, in some years significantly.

(1)	Total reported compensation is defined as total compensation as reported in the 2012 Summary Compensation Table on page 58, excluding "change in pension value and nonqualified deferred compensation earnings." We believe it is appropriate to exclude this component when analyzing the relationship between pay and performance because the annual change in pension value is subject to many variables, such as external interest rates, that are not related to Company performance.
(2)	Total realized compensation is defined as salary, non-equity incentive plan compensation and all other compensation as reported in the 2012 Summary Compensation Table, plus stock options exercised or stock awards vested in such year, if any, as reported in the "Stock Option Exercises and Vesting of Stock Units" table for the applicable year as shown on page 64.

Executive Compensation Governance and Practices.  In addition to our executive compensation program’s strong pay-for-performance focus, we believe our other policies and pay practices contribute to ensuring an alignment of executives’ and shareholders’ interests and discouraging inappropriate risk taking by our executives.

What We Do

•	Independent Compensation Consultant—The Compensation Committee has engaged an independent compensation consulting firm that provides no other services to the Company.

•	Capped Award Payouts—We set maximum award levels under the annual cash incentive plan and long-term incentive programs.

•

Tally Sheets—Prior to making annual executive compensation decisions, the Compensation Committee reviews tally sheets describing the NEO’s direct and indirect compensation, as well as the payments or benefits that could be payable under various termination scenarios.

•	Share Ownership Policy—We have meaningful share ownership requirements for our senior officers, which have been exceeded by our NEOs.

•

Clawbacks—Amounts paid to our senior officers, including our NEOs, under our annual cash incentive and certain long-term incentive awards are subject to “clawback” in the event of a material restatement of our financial statements and in the event of violations of certain post-termination covenants.

What We Don’t Do

•

No Hedging Transactions and Pledging Company Stock—Our senior officers, including the NEOs, and directors are prohibited from pledging Company stock as collateral for a loan or otherwise from engaging in hedging or other similar types of transactions with respect to our stock.

•	No Dividend Equivalents Paid on Unearned Share Units—Dividend equivalents on RSUs or PSUs are only paid if, and to the extent, the stock units are earned and vested.

•	No Repricing of Underwater Options—Repricing of stock options is expressly prohibited by our 2008 Omnibus Incentive Plan.

•

No Single-Trigger Cash Severance Benefits—Cash severance benefits are payable under executive change-in-control agreements only on a double trigger basis (i.e., both a change in control and a qualifying termination of employment).

•

No Tax Gross-Ups for Perquisites or New Change-in-Control Agreements—Since 2011, we have eliminated tax gross-up reimbursements for perquisites provided to active employees and excise tax gross-ups in change in control agreements for new participants.

•	Home Loss Protection—The Compensation Committee must approve any exceptions to the current home loss protection policy limit on relocation of $25,000 for any employee.

•	No Additional Years of Service Credit—Since 2011, we do not allow crediting of additional years of service under our Supplemental Executive Retirement Plan.

Principal Components of the Executive Compensation Program

For 2012, the Compensation Committee authorized an executive compensation program to accomplish the objectives summarized in the following tables:

Base Salary

Salary increases effective in February 2012 ranged from 0% to 4% among our NEOs; one NEO received a lump sum merit payment in lieu of a base salary increase.

% of annual incentive
Annual Incentive
65%
Adjusted EPS
15%
Operating Revenue
20%
Individual Performance

- Adjusted EPS performance substantially exceeded the maximum level, resulting in a payout capped at 200% of target for that goal.
- operating revenue performance exceeded the maximum level, resulting in a payout capped at 200% of target for that goal.
- Performance of individual goals ranged from 150% to 200% of the target for that component.

% of long-term incentive*
Long-term Incentive
50%
Performance Share Units (PSUs)
Total Shareholder Return (TSR) relative to S&P 500 after 3 years
50%
Restricted Stock Units (RSUs)
Stock Price

Actual number of shares to be awarded can range from 0% to 200% of PSUs awarded.

RSUs cliff vest after 3 years and are subject to minimum operating income thresholds.

*(54% PSU / 46% RSU for the CEO).

Limited perquisites

Provision of change-in-control protection

Information on Each Compensation Element

Element	Background	Key Features

Base salary

The objective of base salary is to provide sufficient competitive pay to attract and retain experienced and successful executives and to attract executives from companies larger than ourselves with the requisite experience to create scalable processes necessary to drive significant growth. This philosophy positions us for business expansion without undue cost to the Company.

The base salary program is designed to reward the required day to day activities and responsibilities of each position as well as individual performance.

We choose to pay base salary because it is an expected aspect of executive compensation in the marketplace.

•      For the CEO, base salary is generally targeted at the prior year’s base salary level

•      For the other NEOs, base salary is targeted at the average of the size-adjusted median and 65th percentile of general industry survey data (and for the CFO, peer group proxy data), with adjustments as needed to reflect individual performance

Annual cash incentive

The objective of the annual cash incentive program is to encourage and reward valuable contributions to our annual financial and operational performance objectives.

The plan is designed to reward high performance and achievement of corporate and individual goals by key employees including our NEOs.

We choose to pay annual incentive compensation to encourage actions that will result in the growth of shareholder value and to ensure a competitive compensation program given the marketplace prevalence of short-term incentive compensation.

• Targeted at the median of the general industry survey data • For NEOs, payments are based on Company Adjusted EPS, operating revenue and individual performance

Long-term incentive

The objective of the long-term incentive program is to retain our executives and to drive stock performance for shareholders.

The program is designed to reward for stock performance on both an absolute basis and relative to peers.

We choose to provide long-term incentive opportunities in order to motivate executives to achieve the above objective.

•      Award sizes are targeted to median peer group levels, adjusted to reflect individual performance

•      RSUs represent the value of a share of our common stock, and are earned and vested after three years subject to continued employment and minimum operating income thresholds

•     PSUs will vest, if at all, after three years, with the number of shares earned based on the achievement of the Company’s relative TSR over that period versus other S&P 500 companies

Element	Background	Key Features

Retirement benefits

The objective of retirement benefits is to provide post-retirement security. Such benefits are designed to directly reward continued service and indirectly reward individual performance. We choose to provide these benefits in order to attract and retain highly qualified executives.

Participation in pension and savings plans, deferral plans and a supplemental retirement plan

Perquisites	See page 54 for a discussion of the business objectives for providing perquisites, and the details of perquisites provided.

Provision of change-in-control protection	See page 54 for a discussion of the business objectives for providing change-in-control protection and page 67 for the details of change-in-control protection provided.

How We Determine the Total Amount of Compensation

Role of the Compensation Committee, Management and Compensation Consultants in Determining Executive Compensation. For information on how the Compensation Committee works with management and independent compensation consultants in making executive pay decisions, see “Role of the Compensation Committee and Management in Determining Executive Compensation” and “Compensation Consultant Services and Independence” on pages 9-10.

Benchmarking Process. We consider market pay practices when setting executive compensation. The Compensation Committee uses benchmarking to guide decision-making with respect to executive pay levels.

Mr. Smith joined the Company as CEO in September 2005. Since then, through the end of 2012, our revenue has grown by 57% and our cumulative total shareholder return has outpaced the S&P 500 index by over 36%. The Compensation Committee has adjusted Mr. Smith’s pay opportunities based on annual changes corresponding to the constant sample general industry market movement for chief executive officers in the Aon Hewitt Total Compensation Measurement database. For 2012, the Committee reflected the pay increase indicated by such market movement in the performance-based component of Mr. Smith’s target long-term incentive opportunity.

The Committee calculated Mr. Smith’s target long-term incentive opportunity for 2012 based on the trailing six-month average price of our shares in February 2012 when the Committee met to approve his compensation. The total target grant date fair value increase for Mr. Smith was 7.6%. His target long-term incentive award opportunity was granted 54% in the form of performance share units (PSUs) and 46% in time-vested restricted stock units (RSUs). The equity values for 2012 and 2011 for Mr. Smith as shown in the Summary Compensation Table on page 58 under the column “Stock Awards” reflect grant date fair values computed in accordance with FASB ASC Topic 718.

The table below shows the strong correlation between CEO total direct compensation (as reported in the Summary Compensation Table, excluding “change in pension value and nonqualified deferred compensation earnings” and the effect of estimated forfeitures) and the indexed cumulative total shareholder return (“TSR”) of our stock over the period 2008-2012:

	2007 (FYE)	2008	2009	2010	2011	2012
CEO Total Pay ($000s)*	-	$7,456	$7,699	$8,059	$8,781	$11,663
Indexed TSR (cumulative)	$100.00	$73.30	$85.90	$99.85	$110.62	$156.98

* Excludes annual change in pension value and uses the grant date fair value for equity awards. The annual change in pension value for Mr. Smith was $1.19 million for 2008, $1.41 million for 2009, $1.66 million for 2010, $2.32 million for 2011, and $1.78 million for 2012. See also “Pension Benefits at 2012 Fiscal Year-End” on page 64.

For our other NEOs, in 2012 we conducted a detailed market review of executive pay to evaluate each element of pay and benefit competitiveness, reviewed pay practices and compared performance against market data as described below. This analysis was discussed and reviewed by the Compensation Committee with its compensation consultant. Two primary types of market data were used to compile this analysis:

•

General industry data, focusing on data from those companies which are similar in size to the Company, drawn from all companies in the Aon Hewitt Total Compensation by Industry database; and, for base salaries and annual incentives, also data from the Towers Watson U.S. General Industry Executive Database, which includes Fortune 1000 and S&P 1000 public companies.

•

Peer group proxy data, for long-term incentives, and for the CFO only, for base salary, data was drawn from available proxy statements and public reports for 14 publicly-held companies: Alliance Data Systems Corp., Automatic Data Processing Inc., CGI Group Inc., DST Systems Inc., Dun & Bradstreet Corp., Fidelity National Financial, Inc., Fidelity National Information Services, Inc., Fiserv Inc., FTI Consulting Inc., Intuit Inc., Lender Processing Services, Inc., Moody’s Corp., Paychex Inc. and Western Union Co. The median 2011 revenue, net income and market capitalization of these companies was $3.29 billion, $454.1 million and $6.4 billion, compared to Company 2011 operating revenue, net income and market capitalization of $1.96 billion, $240.2 million and $5.4 billion, respectively. The selected peer group companies are on average larger than Equifax in all three categories because we aim to provide sufficient competitive pay to attract and retain experienced and successful executives and to attract executives from companies larger than ourselves with the requisite experience to create scalable processes necessary to drive significant growth. This philosophy positions us for business expansion without undue cost to the Company.

This 2012 compensation peer group was unchanged from the group used in 2011. It includes companies against which we compete directly or indirectly for capital, executive talent and, in some cases, business. Because there were no publicly-held, stand-alone direct U.S. competitors across all of our businesses, we focus on similarly complex companies that compete with us in a significant aspect of our business, have similar customers, or are in the business of data and analytics-based business solutions delivered through technology. Industries represented by these companies included information and delivery systems, publishing, specialized finance, information technology consulting services, data processing and outsourced services, and application software. The above-named peer group companies were deemed appropriate for compensation purposes, but their stock performance does not necessarily vary based on the same economic factors as ours. For that reason a broader peer group was deemed appropriate for evaluating TSR performance in performance share units issued under our long-term incentive program. The companies in the S&P 500 index were chosen for that purpose and we are a member of that index.

Use of “Tally Sheets” and Wealth Accumulation Analysis. In 2012, Meridian prepared for review by the Compensation Committee “tally sheets” relating to compensation of the NEOs. The tally sheets quantified the total compensation package, the impact of stock price change on the value of existing long-term incentives, the wealth created from prior equity grants, and amounts payable upon hypothetical employment change events. The summaries allowed the Committee to assess the cumulative impact of its past compensation decisions. As a result of viewing the tally sheets, the Committee did not deem any changes to be necessary to the structure of the total compensation package or specific NEO compensation.

Other Factors Considered in Setting Pay Opportunities for NEOs other than the CEO. The CEO and the Compensation Committee consider a number of factors in addition to the market data in determining individual pay amounts (base salaries, payout of the individual portion of short-term incentive, and yearly equity grants). Such factors include an individual’s general level of performance, demonstrated success in meeting or exceeding business objectives and creating shareholder value, job market conditions, importance to our business, succession planning considerations, salary budget guidelines, and the individual’s pay in the context of others at the Company. The application of discretion based on such factors may result in pay opportunities that are different from market as determined above. The Committee has not adopted a policy with regard to the relationship of compensation between or among the CEO and the other NEOs or other employees and exercises its discretion in determining actual and relative compensation levels. Overall compensation opportunities reflect our executives’ positions, responsibilities and tenure and are generally similar for executives who have comparable levels of responsibility (although actual payouts may differ depending on relative performance). Our CEO has ultimate responsibility for the strategic direction of the Company, and therefore is the most highly paid. CEO compensation also reflects the importance of his leadership to the successful design and execution of our business strategy.

2012 Annual Cash Incentive Opportunities. The target annual cash incentive opportunities for 2012, expressed as a percentage of base salary, were unchanged from 2011 for the NEOs.

2012 Long-Term Incentive Opportunities. As in prior years, 2012 long-term incentive opportunities for the NEOs (other than the CEO) were set in a range of plus or minus 25% around the average of the peer group and general industry medians. The CEO took individual performance and other factors into account in recommending for Compensation Committee approval the award sizes for the other NEOs, as discussed more fully below.

Analysis of 2012 Compensation

Base Salary. Our executives receive a relatively small percentage of their overall targeted compensation in the form of base pay, ranging from 13% for the CEO to an average of 24.2% for the other NEOs in 2012. In February 2012, the Compensation Committee assessed whether each NEO’s base pay was sufficient to retain competent executive talent and maintain a stable management team, considering factors such as the benchmarking data described above, an internal review of the executive’s position and current compensation, both individually and relative to other executive officers, experience, scope, breadth and complexity of responsibilities, retention considerations, and the individual performance as discussed below under “Individual Performance Assessments.”

The Committee approved merit salary increases for most senior executives effective February 18, 2012 based on the Compensation Committee’s review of market data, adjustments for position, retention considerations, and individual performance assessments conducted by the CEO. The merit salary increases ranged from 0% to 4.0% for the NEOs other than Mr. Smith and Ms. Rushing. Ms. Rushing’s increase was provided in the form of a lump sum payment of $18,400 on March 2, 2012. For Mr. Smith, the Committee determined that any increase in base salary suggested by market movement should instead increase the performance-based portion of the long-term incentive program as shown below under “Long-Term Equity Compensation.”

Annual Cash Incentive Opportunity. Our NEOs are eligible for cash incentive awards through our annual cash incentive plan, or AIP, based on the Company’s attainment of specific performance measures established by the Compensation Committee at the beginning of the plan year. The 2012 AIP was structured as described below for our NEOs:

•

Establishment of performance measures. The Committee annually establishes the AIP performance measures. The 2012 AIP opportunity was based 80% on corporate financial goals and 20% on individual performance assessment. No AIP award is earned for performance below the threshold level.

•

Payout targets. In February 2012, the Committee set target payout levels for each executive (expressed as a percentage of base salary) based on the executive’s level of responsibility and informed by a review of compensation information from published general industry surveys. Target payout levels were 60% for the NEOs (105% for the CEO).

•

Final award determination. In February 2013, the Committee reviewed executives’ performance against the pre-established performance measures for 2012. Awards could range from 0% of the executive’s award goal (for performance below the threshold level), to 200% of the individual’s award target (for performance at the maximum goal).

•

Maximum awards. AIP awards are subject to certain parameters, including (1) Committee authority to reduce awards through the exercise of negative discretion; (2) an individual limitation of $5 million; and (3) a formula intended to qualify such awards, to the extent possible, as tax deductible by the Company under Section 162(m) of the Code. The Section 162(m) cap was not intended to increase award levels beyond those that the Committee would otherwise approve consistent with the structure of the AIP as described herein. For further information on the Section 162(m) cap, see “Consideration of Certain Tax Effects” on page 54.

The 2012 corporate financial performance objectives for the NEOs, all of whom had Company-wide responsibilities, were based on the Company’s revenue from continuing operations (used to measure top line business growth) and Adjusted EPS (used to measure the profitability of that growth). In February 2012, the Compensation Committee established corporate financial goals required to earn a cash incentive award for 2012, as follows:

•

Threshold payout (25% of target payout) was set equal to our actual 2011 operating results, as adjusted for changes in our budgeted foreign exchange rates for 2012 ($2.50 Adjusted EPS and $1.913 billion revenue from continuing operations). (Note: Revenue also excludes revenue from Brazil operations which were deconsolidated during the second quarter of 2011. Adjusted EPS excludes acquisition-related amortization, the loss on the sale of Brazil operations in 2011, and certain net tax benefits excluded in the public reporting of Adjusted EPS. See Appendix A to this Proxy Statement for a reconciliation to GAAP financial measures).

•

Target payout was set based on our strategic goals and performance expectations for 2012 ($2.72 Adjusted EPS and $2.047 billion revenue from continuing operations, or 9% and 7%, respectively, above the Threshold payout level).

•

Maximum payout (200% of target payout) was set based on our stretch goals for 2012 ($2.85 Adjusted EPS and $2.104 billion revenue from continuing operations, or 14% and 10%, respectively, above the Threshold payout level).

Individual personal objectives are specific to each executive officer position and may relate to:

•	strategic growth through new product innovation, technology and analytical services, product synergies, acquisitions that provide greater geographic diversity, and expansion of data sources;

•	development of scalable processes, leveraging applications, and managing expenses to ensure expense growth does not exceed revenue growth; and

•

non-financial goals that are important to the Company’s success, including people-related objectives such as talent management, demonstrating leadership through behavior consistent with our values, and any other business priority.

Personal objectives are set at the start of the fiscal year. At the end of the fiscal year, the CEO uses his judgment to evaluate the performance of the other NEOs against their personal objectives approved by him, taking into account performance for the just-completed fiscal year versus predefined commitments for the fiscal year; unforeseen financial, operational and strategic issues of the Company; and any other information deemed relevant by the CEO. The Compensation Committee reviews and approves this performance evaluation and evaluates the performance of the CEO in a similar manner, with input from the full Board. Individual performance rating categories and award opportunities for the NEOs were as follows (as a percentage of each NEO’s target AIP award):

•	needs improvement (0%);

•	achieves expectations (20%);

•	exceeds expectations (30%); or

•	distinguished (40%).

The 2012 individual performance ratings for the NEOs ranged from “exceeds expectations” to “distinguished,” as reflected below in the 2012 AIP calculations under the “Weighted Individual Achieved” columns. In each case, the NEOs met or exceeded their applicable objectives.

All of the NEOs had objectives related to people, including leadership behaviors, performance management, feedback and coaching, employee recognition, talent management and communication of key business objectives. All of the NEOs had objectives related to improving operational efficiencies through LEAN and Workout programs to reduce costs, disaster recovery planning, customer satisfaction, enterprise risk management and talent management and succession planning. Each NEO also had Company-wide objectives related to long-term strategic objectives.

Mr. Smith achieved a “distinguished” rating on his individual objectives for 2012. He successfully executed the Company’s strategy of broadening and deepening product offerings to improve financial performance in all five business units in a highly challenging global business environment, generating $2.2 billion in revenue and $2.22 diluted EPS from continuing operations attributable to Equifax ($2.97 Non-GAAP Adjusted EPS). He led the Company’s efforts to continue strategically building and rebalancing its capabilities with high value acquisitions, including the $1.0 billion acquisition of assets from CSC Credit Services, Inc. and planning for the divestitures of Equifax Settlement Services and Performance Assessment Network which were completed in February 2013. Mr. Smith refined and executed the Company’s long-term Growth Playbook strategy by expanding our role in client business decisions and processes through product innovation and delivering unique value to the customer; employing advanced analytics and technology to help drive client growth, security, efficiency and profitability; investing in emerging opportunities and international expansion; diversifying data sources and products; maximizing the use of analytics and decisioning technology to differentiate the Company’s product offerings; implementing measures to control expense growth in line with revenue growth; driving operational efficiencies through LEAN, Workout and other continuous business process improvements; accelerating the pace of new product innovation and product transfers across the Company; driving a performance-driven culture to deliver sustained long-term business growth; retaining and developing a strong leadership team; and demonstrating exemplary leadership and values.

Mr. Adrean achieved a “distinguished” rating on his individual objectives for 2012. As leader of the Company’s Finance function, these objectives included implementing measures to control expense growth in line with revenue growth; improving financial analytical capabilities and operational metrics to help focus management on key revenue, customer and product profitability drivers and opportunities in the business; developing the 2013 corporate budget consistent with long-term growth objectives; implementing strategies to optimize the corporate tax position; supporting corporate growth initiatives; developing global finance organization capabilities and enhancing financial system controls; supporting the Company’s acquisition efforts with financial diligence and valuation analyses; successful completion and financing of the $1.0 billion CSC Credit Services transaction; effectively managing the Company’s capital structure, ratings, access to capital and allocation of capital among internal growth investments, acquisitions, and return to shareholders; enhancing the communication of the Company’s strategy and growth prospects to the investment community; and enhancing and overseeing global enterprise risk management processes with effective monitoring across all major risk areas.

Ms. Rushing achieved an “exceeds expectations” rating on her individual objectives for 2012. Her objectives as Chief Human Resources Officer included implementation of global HR management systems; deploying a global employee career framework initiative to improve the Company’s staffing flexibility, add bench strength and map career development paths; improving employee engagement and support; supporting acquisitions and the integration of acquisitions; redesigning benefit plans to better align with the Company’s meritocracy culture and the competitive market for talent; and refining and overseeing rigorous global talent management, performance management and succession planning programs.

Mr. Mast achieved a rating of “exceeds expectations” on his individual objectives as Chief Legal Officer. The objectives included managing global regulatory and legislative matters; supervising legal staff and support for all geographies; successfully directing the Company’s global sourcing, security and compliance operations; directing the Company’s continued success in the quality of our litigation management and outcomes; continuing to meet the demands of increasingly complex litigation, regulatory and political environments; and providing effective support for mergers, acquisitions and other enterprise transactions as well as effective assistance in the transition to a new CLO at year-end.

Mr. Springman achieved a rating of “exceeds expectations” on his individual objectives as Chief Marketing Officer. His objectives included achieving new product launches and revenue for business units; exploring new market opportunities through the 4G growth program; launch new solutions for verticals and new markets; plan and execute new pricing programs for market segments and products; complete initial build out of new consumer database which includes telecommunications, utility, cable, and satellite payment information and launch products; consolidate and realign analytics team as a single COE within marketing to strengthen BU support and launch enhanced R&D activities; launch Decision 360 products; strengthen partner channel value in selling Equifax solutions; and expand data resources across all markets.

Summary of 2012 AIP Results

The tables below summarize the performance measures, weights, targets and actual results we used to determine the 2012 AIP awards to our NEOs. Performance goal achievement for 2012 was certified by the CFO and approved by the Compensation Committee in early February 2013:

Summary of 2012 Annual Cash Incentive Awards

Name	Total Incentive Target Eligibility as a % of Base Salary	Adjusted EPS Target Eligibility (%)	Weighted Adjusted EPS Incentive Achieved (%)	Operating Revenue Target Eligibility (%)	Weighted Operating Revenue Incentive Achieved (%)	Individual Target Eligibility (%)	Weighted Individual Incentive Achieved (%)	Total 2012 Incentive Paid as a % of Base Salary

R. Smith	105	65	136.5%	15	31.5%	20	42%	210%

L. Adrean	60	65	78%	15	18%	20	24%	120%

C. Rushing	60	65	78%	15	18%	20	18%	114%

K. Mast	60	65	78%	15	18%	20	18%	114%

P. Springman	60	65	78%	15	18%	20	18%	114%

Long-Term Equity Compensation. In 2012, the Company used performance-based shares (PSUs) and time-vested restricted stock units (RSUs) as the component parts of its long-term incentives program. Previously, the executives had received one-half of their long-term incentive opportunity in the form of stock options and the remainder in time-vested RSUs.

The Committee considers individual performance relative to the prior year and the prior year’s awards in granting PSUs and RSUs. The value of equity grants increases with the level of position, and for the CEO and other NEOs is the largest element of the total compensation package. In determining the value of PSU and RSU awards to executive officers, the Committee (in the case of the CEO’s grant) and the CEO (in the case of recommendations for grants to other NEOs), consider numerous factors, including the benchmarking data described above, individual performance, and the Company’s annual budget for equity awards and intended share run rate.

PSUs will be earned, if at all, based on the Company’s total shareholder return (TSR) performance relative to the companies in the S&P 500 (as constituted on the initial grant date, subject to certain adjustments) over a three-year performance period. This metric aligns with shareholder interests as higher TSR results in higher potential returns for shareholders as well as ensuring a correlation between performance and payouts. PSUs do not accrue dividend equivalent units. The average results through each of the final four quarters of the performance period will determine the final result. Payouts for the PSUs awarded in February 2012 will be as follows in February 2015, with straight-line interpolation between the threshold and maximum level:

PSU Performance/Payout Scale

Company TSR Percentile	PSU Payout as a % of Target
90th	200%
70th	150%
50th	100%
30th	50%
Below 30th	0%

RSUs represent a promise to issue unrestricted shares of our common stock once applicable service vesting and performance requirements (referenced in the next paragraph) are satisfied. The RSUs issued to NEOs “cliff vest” on the third anniversary of the grant date. The RSUs do not accrue dividend equivalent units. The value of RSUs varies directly with the market price of our common stock, but since some value is likely to be earned, they are used primarily for retention purposes.

For Section 162(m) purposes to ensure the deductibility of such compensation, the Compensation Committee made the vesting of all PSUs and RSUs awarded in 2012 subject to attainment of the certain minimum Company operating income levels on a cumulative annual basis over the applicable three-year vesting period, as described under “Consideration of Certain Tax Effects” on page 54.

The Compensation Committee determines long-term incentive grant values by establishing a dollar value within the appropriate range for each NEO other than the CEO and then converts this dollar value to a number of PSUs and RSUs based on our six-month average stock price of $35.00. By using this approach, the number of RSUs varies from year to year based upon, among other things, stock price, even if the award value at grant stays consistent from year to year. The approximate 50/50 split of target grant value between PSUs and RSUs in 2012 balanced the relative certainty and retention value offered by RSUs with the higher risk and performance leverage of PSUs.

The Committee approved equity awards to the NEOs in February 2012, informed by the benchmarking data described above. The table below details the target grant value used by the Compensation Committee to determine the number of PSUs and RSUs. Actual grant date values, computed in accordance with applicable accounting standards, are disclosed in the “Grants of Plan-Based Awards in Fiscal Year 2012” table on page 60. The actual value of equity awards that may be realized by the NEOs will depend on their continued service and our future stock price performance.

February 2012 Target Value for Equity Grants

Name	Target Grant Value $	Target Number of PSUs Granted	Number of RSUs Granted	2012 vs. 2011 Target Grant Value

R. Smith	5,292,000	80,961	70,239	7.6%

L. Adrean	950,000	13,571	13,571	12.0%

C. Rushing	665,000	9,500	9,500	9.9%

K. Mast	609,000	8,700	8,700	0.6%

P. Springman	665,000	9,500	9,500	9.9%

Equity Award Grant Practices

We have a written policy on equity grants designed to formalize our equity grant practices and ensure that equity awards will be made on specified dates. The Compensation Committee reviews and approves annual equity-based awards to senior executives who are reporting officers under Section 16 of the Exchange Act in the first calendar quarter of each year (around the time of their annual performance reviews) (third quarter for any Section 16 officers who are not part of the senior leadership team). In accordance with our policy and shareholder-approved 2008 Omnibus Incentive Plan, the Committee has delegated specific authority to the CEO to approve grants to non-executive officers and other eligible employees, typically in the third calendar quarter of each year following their annual talent review cycle. We may make equity awards at other times during the year for new hires or other reasons, such as a job promotion or as a result of an acquisition.

The exercise price of any stock option award is the closing price of our common stock on the date of grant, as reported by the NYSE. If a stock option grant date for a Section 16 reporting officer would fall outside an open stock trading window period, such grants are made and priced effective as of the market close on the first business day of the next quarterly trading window period. We do not backdate or grant options or restricted stock retroactively. We generally schedule Board and Committee meetings at least a year in advance and, as noted above, make annual equity awards to our NEOs at around the same time every year. We do not time our equity awards to take advantage of the release of earnings or other major announcements by us or market conditions.

Retirement and Other Benefits

Our NEOs receive retirement and other benefits as part of a competitive package. These benefits are intended to be part of a competitive retirement and benefit package necessary to attract and retain executive talent. Consistent with this objective, the longer an employee remains with the Company, the larger the benefit that is earned under the SERP described below; service credit was frozen as of December 31, 2008 under the U.S. Retirement Income Plan, or USRIP, for non-retirement eligible employees including the NEOs other than Messrs. Mast and Springman (see “Defined Benefit Pension Plan” on page 61 and “Other Compensation—Retirement Plan” on page 64).

We provide our NEOs with benefits available to other eligible U.S. salaried employees. These benefits include medical, dental, life and disability insurance. In addition, we maintain a defined benefit retirement plan (the USRIP) and a qualified retirement savings plan, or 401(k) Plan, that includes a discretionary Company match of the employee’s pre-tax and after-tax contributions.

For NEOs and other eligible participants, we also maintain a nonqualified supplemental retirement plan, or SERP, partly to offset limits under the Code on the maximum annual benefit that may be paid to each individual under our retirement plans, and also for competitive reasons. The SERP provides a maximum annual lifetime retirement benefit of 50% of base salary and bonus, based on years of credited service and reduced by benefits from the defined benefit pension plan. A more complete description of the USRIP in effect as of December 31, 2012 and the SERP is provided under “Additional Discussion of Material Items in Summary Compensation and Grants of Plan-Based Awards Tables” on page 60 and “Pension Benefits at 2012 Fiscal Year-End” on page 64.

The NEOs and certain other executives are eligible to participate in Company tax-deferred compensation plans. These plans allow the participants to defer cash compensation and gains otherwise recognized upon the vesting of RSUs. The purpose of these plans is to give eligible employees the opportunity to defer compensation on a pre-tax basis in addition to what is allowed under our 401(k) Plan, in order to enhance their retirement savings without additional Company contributions. The deferral plans are offered to eligible employees as part of a competitive compensation program, and are described in more detail after the “Nonqualified Deferred Compensation” table on page 66. The plans are intended to promote retention of executives by providing a long-term, tax efficient savings opportunity at low cost to us. Amounts deferred under the plan are allocated to the plan investment options chosen by the executive and are adjusted daily for any gains or losses.

Perquisites

Perquisites do not reward any particular performance, but meet certain business objectives, which is why we choose to provide them. Perquisites for our executives had the following objectives:

•	maximizing the value of Company-provided compensation through provision of an annual financial planning allowance;

•	ensuring executives’ continued health and ability to render services to the Company through an annual physical program and, for the CEO, monitoring of home security;

•	avoiding the executives having personal liability incidents interfere with work responsibilities by providing personal liability insurance;

•	providing life insurance coverage above the level provided to all eligible employees to attract and retain executive-level employees; and

•	facilitating the Company’s business interests and the CEO’s role as a Company representative in the community and business entertainment functions through reimbursement of club dues and event tickets.

The NEOs are eligible to receive financial planning and tax services in an annual amount of up to $50,000 for the CEO, and $10,000 for other NEOs ($12,500 in their first year for newly hired executives); comprehensive medical examinations (up to $2,200 annually for diagnostic health care services not otherwise covered by our medical plan); life insurance coverage of $10 million for the CEO and $3 million for the other NEOs (other than Mr. Adrean and Ms. Rushing, each of whom elected to terminate their participation in the executive life insurance program in the fourth quarter of 2011), and personal excess liability insurance ($10 million for the CEO and $5 million for the other NEOs); two club memberships for the CEO used primarily for business purposes; and home security system monitoring expenses for the CEO. The attributed costs of perquisites are included in the “All Other Compensation” column of the Summary Compensation Table on page 58 and Note 9 thereto. Beginning in 2011, we no longer provide tax reimbursement on the value of the applicable perquisite.

Employment Contract and Change in Control Severance Agreements

We entered into an employment contract with Mr. Smith upon his hiring in 2005 but such agreements are not used with respect to the other executive officers, who are employed on an “at will” basis. The material provisions of Mr. Smith’s agreement are discussed following the “Grants of Plan-Based Awards in Fiscal Year 2012” table on page 60 and the “Potential Payments upon Termination or Change in Control” tables beginning on page 67.

We have entered into change in control agreements with our other NEOs, which are more fully described under “Potential Payments upon Termination or Change in Control.” The objective of having such agreements is to allow the participating officers to focus on their duties during the process of an acquisition by ensuring they receive benefits in the event of a change in control of the Company. The agreements are designed to reward executives for remaining employed when their prospects for continued employment following the transaction may be uncertain. We choose to provide such protection to safeguard shareholder value in the event the transaction is not consummated, and maximize the value of the Company by increasing the possibility of retaining an intact management team. The agreements are not intended to replace or affect other compensation elements.

Consideration of Certain Tax Effects

The Compensation Committee considers the impact of federal tax laws on our compensation program, including the deductibility of compensation paid to the NEOs, as regulated by Code Section 162(m). Although our incentive compensation program is designed to qualify for deductibility under Section 162(m), a portion of the CEO’s base salary was in excess of the $1 million Section 162(m) limit.

For Section 162(m) purposes, the 2012 short-term incentives for Company executive officers were capped at 1.5% of 2012 operating income for the CEO and 0.5% of 2012 operating income for each other NEOs, and the Compensation Committee made the vesting of all PSUs and RSUs awarded in 2012 subject to attainment of the same Company operating income levels on a cumulative annual basis over the applicable three-year vesting period. For the one-year period ended December 31, 2012, the AIP cap under the Section 162(m) formula was equal to $2.7 million for each NEO other than the CEO, and $8.0 million for the CEO. Our reported GAAP operating income for 2012 was $489 million, and adjustments were made by the Compensation Committee to exclude the pre-tax impact of acquisition-related amortization expense ($59.0 million). The Committee used negative discretion to reduce the actual annual incentive awards paid to $3,045,000 for the CEO and to a range of $492,124 to $626,511 for the other NEOs.

If the payments to an NEO on account of his or her termination as a result of a change in control exceed certain amounts, we may not be eligible to deduct certain of the payments for federal income tax purposes. In addition, the officer could be subject to a 20% excise tax on such payments. This excise tax is in addition to the executive’s normal income and payroll taxes. To offset the effect of the excise tax, we will make “gross-up” payments to NEOs who became eligible for the program before 2011, as reimbursement for the excise tax. In this way, the executive retains the same amount he or she would have retained had the excise tax not been imposed. As a result, however, the Company is unable to deduct a large portion of the payments. We provide these payments because, by allowing executives to recognize the full intended economic benefits of their change-in-control agreement, it ensures that such payments meet the original goals of the program. Nevertheless, we have eliminated this excise tax gross-up feature for participants entering the program after 2010.

We generally have designed our compensation programs for NEOs to comply with Code Section 409A on the payment of deferred compensation so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

Management of Compensation-Related Risk

The Compensation Committee has designed our compensation programs to avoid excessive risk-taking. The following are some of the features that are designed to help us appropriately manage compensation-related business risks:

•	Diversification of incentive-related risk by employing a variety of performance measures, including financial and individual performance;

•	Fixed maximum award levels for performance-based awards;

•

An assortment of vehicles for delivering compensation, including cash- and equity-based incentives with different time horizons, to focus our executives on specific objectives that help us achieve our business plan and create an alignment with long-term shareholder interests;

•	Robust stock ownership guidelines applicable to senior executive officers as described below;

•	Prohibition on derivatives trading, hedging and pledging of Company stock, as described below; and

•	A compensation recoupment or “clawback” policy, as described below.

Executive Stock Ownership Guidelines

Our executive stock ownership guidelines are designed to increase our executives’ equity stakes in the Company to a meaningful level and reinforce alignment with shareholder interests. The guidelines provide that, within five years of assuming the CEO position, the CEO should attain an investment position in our stock equal to five times his or her base salary (including shares directly owned, 401(k) Plan shares, deferred share units and unvested RSUs). All other NEOs should attain within five years an investment position equal to three times his or her base salary. A reduction in ownership to one-half of the applicable guideline ownership level is permitted for executives age 60 or older who are eligible for retirement. Following its annual review in February 2013, the Compensation Committee determined that each NEO was currently in compliance with the guidelines. The Committee has authority to waive or defer compliance with the ownership guidelines in the case of unusual stock price volatility.

Derivatives Trading, Hedging and Pledging Prohibitions

Under our Insider Trading Policy, we prohibit short sales on Company stock, or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Company stock, by our directors, NEOs and other executives. No director, officer or employee may buy or sell options on our common stock or engage in short sales of our common stock. We also prohibit hedging the economic risk of ownership of our common stock. We prohibit our directors, officers and employees from holding our stock in a margin account or pledging our stock as collateral for a loan.

Policy on Clawback of Incentive Compensation

In February 2010, the Compensation Committee adopted an incentive compensation “clawback” policy effective for incentive compensation awarded for fiscal years beginning after December 31, 2009. Under this policy, in the event of a material misstatement of the financial results, the Committee will review the facts and circumstances that led to the requirement for the restatement and will take actions it deems necessary and appropriate. The Committee will consider whether any executive officer received incentive compensation based on the original financial statements that would not have been received based on the restatement.

The Compensation Committee will also consider the accountability of any employee (including the NEOs) whose acts or omissions were responsible in whole or in part for the events that led to the restatement, and whether such acts or omissions constituted intentional misconduct. The actions the Committee could elect to take against a particular employee, depending on all the facts and circumstances as determined during its review, include requiring repayment of the difference between the incentive compensation paid and the amount that would have been paid based on the restated financial results. In the case of any employee (including an NEO) whose acts or omissions constituted intentional misconduct, the Committee may seek recoupment of all or part of any bonus or other incentive compensation paid to the employee that was based upon achievement of financial results that were subsequently restated; enforce disciplinary actions, up to and including termination; and/or pursue other remedies.

Under the terms of award agreements issued under our Omnibus Plan, employees, including the NEOs, who violate our non-compete, non-solicitation and non-disclosure policies or who engage in certain other activities detrimental to the Company may be subject to financial consequences, including cancellation of their outstanding equity awards or recovery by the Company of all gains from exercised stock options and vested restricted stock units received during the period beginning six months prior to the date of the violation. In addition, with respect to any award made for fiscal years beginning after December 31, 2009, these recovery means are also applicable to the incentive equity awards of any employee who is terminated for cause, as determined in the sole discretion of the Committee. These clawback policies are in addition to any policies or recovery rights provided under applicable law.

Beginning in 2013, the Compensation Committee required, as a condition to the grant of new equity awards to executive officers and certain other key employees, that the recipient agree to certain restrictive covenants benefiting the Company including confidentiality, non-competition, non-solicitation and assignment of inventions. The CEO’s equity award agreements continued to be subject to the non-compete provision set forth in his existing employment agreement as described under “Additional Information Regarding Mr. Smith’s Employment Agreement and Post-Termination Payments” on page 73.

Actions Taken with Respect to 2013 Compensation

The Compensation Committee has taken certain actions with respect to 2013 executive compensation. To bring base salaries closer to the market median over time, the Committee approved lump sum merit payments in lieu of base salary increases for the continuing NEOs (other than the CEO) ranging from 3.0% to 4.0% of base salary which were made on March 1, 2013. For the CEO, the Compensation Committee determined that any pay increase suggested by market movement should instead increase the performance-based portion of the long-term incentive program (i.e., the PSU grants discussed below).

The Committee also established corporate financial performance goals and individual performance goals for the annual incentive opportunity for 2013 in a manner similar to the process followed in 2012. Long-term incentives opportunities granted on February 8, 2013 to the continuing NEOs include PSUs and RSUs in an approximate 50%-50% split (for the CEO, a 57%-43% split compared to 54%-46% in 2012) of target grant date value, as shown below:

2013 Long-Term Incentive Awards

Name	PSUs	RSUs
R. Smith	63,827	48,326
L. Adrean	12,286	12,286
C. Rushing	6,880	6,880
P. Springman	6,880	6,880

The PSUs granted in February 2013 will be earned, if at all, based on the Company’s TSR performance relative to the companies in the S&P 500 (as constituted on the initial grant date, subject to certain adjustments) over a three-year performance period. The average results through the final four quarters of the performance period will determine the final result. Subject to final certification of results and approval by the Compensation Committee, our PSU payouts in February 2016 will be calculated as follows (with straight-line interpolation between the threshold and maximum level):

PSU Performance/Payout Scale

Company TSR Percentile Relative to S&P 500	PSU Payout as a % of Target
90th	200%
70th	150%
50th	100%
30th	50%
Below 30th	0%

The Compensation Committee will continue to monitor our executive compensation program to ensure that it is consistent with the Company’s objectives, provides appropriate incentives to management, and remains competitive with other companies in the industries in which we operate or with which we compete for executive talent.

Compensation Risk Assessment

The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, for the purpose of assuring that these arrangements do not provide our executives or employees with incentive to engage in business activities or other behavior that would impose unnecessary or excessive risk to the value of the Company or the investments of our shareholders. Specifically, based on discussions with management at its September 2012 meeting, the Board made an assessment of the Company’s primary business risks. The Committee considered these identified risks and the impact thereon of the Company’s compensation programs that apply to employees at all levels. The Committee concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION TABLES

The following table presents information regarding compensation of the named executive officers (“NEOs”) for services rendered during 2012, 2011 and 2010. The table includes values for contingent compensation such as unvested or unpaid stock awards and unexercised stock options. The executives may never realize the value of certain items included in the column headed “Total,” or the amounts realized may differ materially from those listed in the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Option Awards(5) ($)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7)(8) ($)	All Other Compensation ($)(9)	Total ($)

Richard F. Smith	2012	1,450,000	0	7,062,728	0	3,045,000	1,781,800	105,571	13,445,099
Chairman and Chief	2011	1,450,000	0	3,031,474	1,990,591	2,310,627	2,323,000	98,019	11,203,711
Executive Officer	2010	1,450,000	0	2,650,974	1,665,586	2,213,015	1,662,800	162,561	9,804,936

Lee Adrean	2012	522,092	0	1,256,639	0	626,511	457,400	14,453	2,877,095
Corporate Vice President and	2011	499,388	0	624,127	273,706	454,739	512,300	26,454	2,390,714
Chief Financial Officer	2010	476,777	0	629,606	280,520	436,599	388,600	64,088	2,276,190

Coretha M. Rushing	2012	478,400	0	879,675	0	545,376	509,800	20,355	2,433,606
Corporate Vice President and	2011	454,885	0	427,973	207,353	414,214	449,600	30,138	1,984,163
Chief Human Resources Officer	2010	435,346	0	397,646	219,156	398,660	286,900	50,898	1,788,606

Kent E. Mast	2012	457,322	0	805,597	0	521,347	229,400	25,098	2,038,764
Corporate Vice President and	2011	442,279	0	427,973	207,353	376,199	271,200	23,466	1,748,470
Chief Legal Officer(1)	2010	426,639	0	397,646	219,156	365,088	270,500	49,679	1,728,726

Paul J. Springman	2012	431,687	0	879,675	0	492,124	427,900	65,945	2,297,331
Corporate Vice President and	2011	417,339	0	427,973	207,353	354,985	352,200	60,670	1,820,520
Chief Marketing Officer	2010	402,177	0	397,646	219,156	344,155	342,000	89,287	1,794,421

(1)	Mr. Mast retired from this position on December 31, 2012 and from employment with the Company effective February 28, 2013.

(2)	Salary represents annual base salary and, for Ms. Rushing in 2012, a lump sum cash merit payment of $18,400 in lieu of a base salary increase. Amounts shown are not reduced to reflect the individuals’ election, if any, to defer receipt of salary under the Executive Deferred Compensation Plan.

(3)	The entire annual incentive bonus is included under the “Non-Equity Incentive Plan Compensation” column because it was subject to performance-based conditions based on achieving a specified level of Company operating income for the applicable year for purposes of Code Section 162(m), as described under “Consideration of Certain Tax Effects” on page 54. The Compensation Committee exercised negative discretion to reduce the maximum annual incentive award to plan design levels as described under “Analysis of 2012 Compensation” on page 47. Amounts shown are not reduced to reflect the individual’s election, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.

(4)	For each executive, the amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 without regard to estimated forfeitures related to service-based vesting conditions. Stock awards in 2012 included time-vested restricted stock units (RSUs) and performance share units (PSUs); stock awards in 2011 and 2010 were made in time-vested RSUs. For the 2012 PSU awards, the value at the grant date is determined under the Monte Carlo valuation model consistent with the estimated full cost to be recognized over the three-year performance period based on the probable outcome of the performance conditions. The calculations reflect an accounting value for the 2012 PSU grants of $52.12 per share, which was 122.25 percent of our closing stock price of $42.63 on the grant date. Assumptions used in the calculation of the amounts in this column are described in Note 9 to our audited consolidated financial statements for the fiscal year ended December 31, 2012, which is located on pages 83-86 of our 2012 Form 10-K. For the grant date fair value of only those awards granted to the NEOs in 2012, see the “Grants of Plan-Based Awards in Fiscal Year 2012” table on page 60. The value of the 2012 stock awards, assuming the highest level of performance under the PSU awards would be achieved (200% of the target), is as follows: Mr. Smith, $11,282,025; Mr. Adrean, $1,963,894; Ms. Rushing, $1,374,770; Mr. Mast, $1,258,999; and Mr. Springman, $1,374,770. The NEOs may never realize any value from the PSUs, and to the extent they do, the amounts realized may have no correlation to the amounts reported above.

(5)	The column shows the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. No stock option awards were made to the NEOs in 2012. Because the amounts reflect our accounting expense, the amounts do not correspond to the actual value that ultimately will be recognized by the NEOs. For additional information, including valuation assumptions with respect to the grants, refer to Note 9 to our audited consolidated financial statements for the fiscal year ended December 31, 2012, which is located on pages 83-86 of our 2012 Form 10-K.

(6)	Represents annual incentive bonuses paid under the Annual Incentive Plan for services performed in 2012, 2011, and 2010, respectively. Amounts shown are not reduced to reflect the NEO’s election, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.

(7)	The changes in pension value in 2012, 2011 and 2010 are driven largely by changes in the discount rate applied to calculate the present value of future pension payments. The amounts recorded in this column vary with a number of factors, including the discount rate applied to determine the value of future payment streams. As a result of a reduction in prevailing interest rates in the credit markets since late 2008, the discount rate used pursuant to pension accounting rules to calculate the present value of future payments decreased from 5.45% for 2010 to 4.29% for 2012, driving the substantial increases in the present value future payments reported for 2011 and 2012. The increase in pension value resulting from the change in the discount rate does not result in any increase in the benefits payable to participants under the SERP and the USRIP.

(8)	Reflects the actuarially-determined increase at December 31 of the applicable year in the present value of the NEO’s accumulated benefits under the Company’s Supplemental Retirement Plan, or SERP, and the U.S. Retirement Income Plan, or USRIP, at the earliest unreduced retirement age, determined using interest rate, mortality and other assumptions consistent with those used in the Company’s financial statements and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. Above-market or preferential earnings are not available under our two nonqualified deferred compensation plans, the Executive Deferred Compensation Plan and the Director and Executive Stock Deferral Plan. See the “Pension Benefits at 2012 Fiscal Year-End Table” on page 64 for more information on pension benefits.

(9)	The “All Other Compensation” column for 2012 includes the following:

Name	Perquisites and Personal Benefits(a) ($)	Tax Reimbursements(b) ($)	Company Contributions to Defined Contribution Plans(c) ($)	Insurance Premiums(d) ($)	Total ($)
R. Smith	64,791	—	7,500	33,280	105,571
L. Adrean	6,298	—	7,500	655	14,453
C. Rushing	12,200	—	7,500	655	20,355
K. Mast	11,680	—	7,500	5,918	25,098
P. Springman	12,190	—	7,500	46,255	65,945

(a)	In accordance with SEC rules, disclosure of perquisites and other personal benefits is omitted if the aggregate amount of such compensation to an NEO is less than $10,000 for the given year. If the total amount exceeds $10,000, each perquisite must be identified by type, and if the amount of a perquisite exceeds the greater of $25,000 or 10% of total perquisites, its value must be disclosed. The amounts in this column are based on the aggregate incremental cost to the Company, if any, with respect to tax and financial planning services, annual medical examinations, monitoring of home security systems, club dues and event tickets, none of which exceeded $25,000 as a category for any NEO except for Mr. Smith. Mr. Smith’s total includes $50,000 for tax and financial planning services.

(b)	Effective January 1, 2011, the Company eliminated tax reimbursements on the value of future perquisites and personal benefits received by the NEOs.

(c)	For 2012, the Company matched 50% of the first 6% of compensation (subject to the government limit on compensation of $250,000 in 2012) contributed on a pre-tax or after-tax basis to the tax-qualified profit sharing and 401(k) Plan. See “401(k) Plan” and “Defined Benefit Pension Plan” on page 61.

(d)	Represents insurance premiums paid for NEO personal excess liability insurance and imputed income related to Company-paid life insurance. In the fourth quarter of 2011, Mr. Adrean and Ms. Rushing elected to terminate their participation in the executive life insurance program.

INFORMATION REGARDING PLAN AWARDS IN FISCAL YEAR 2012

Set forth below is information regarding awards provided to the NEOs in 2012. The non-equity incentive awards were made under the Annual Incentive Plan which is part of our shareholder-approved 2008 Omnibus Incentive Plan. The equity awards were also made under the 2008 Omnibus Incentive Plan.

Grants of Plan-Based Awards in Fiscal Year 2012

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Smith
2012 AIP	2/10/12	609,000	1,522,500	3,045,000
2012 PSUs	2/10/12				0	80,961	161,922				4,219,296
2012 RSUs	2/10/12							70,239			2,843,432
Options									0	N/A
L. Adrean
2012 AIP	2/10/12	125,302	313,255	626,511
2012 PSUs	2/10/12				0	13,571	27,142				707,255
2012 RSUs	2/10/12							13,571			549,384
Options									0	N/A
C. Rushing
2012 AIP	2/10/12	114,816	287,040	574,080
2012 PSUs	2/10/12				0	9,500	19,000				495,094
2012 RSUs	2/10/12							9,500			384,581
Options									0	N/A
K. Mast
2012 AIP	2/10/12	109,758	274,393	548,786
2012 PSUs	2/10/12				0	8,700	17,400				453,402
2012 RSUs	2/10/12							8,700			352,195
Options									0	N/A
P. Springman
2012 AIP	2/10/12	103,604	259,012	518,025
2012 PSUs	2/10/12				0	9,500	19,000				495,094
2012 RSUs	2/10/12							9,500			384,581
Options									0	N/A

(1)	The amounts shown represent the range of possible dollar payouts that could have been earned under the Annual Incentive Plan, or AIP, for 2012. Actual payments under the AIP for 2012 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amount in the “Threshold” column assumes the Company achieved the minimum performance level required for the granting of AIP awards, and that the NEO was rated “Achieves Expectations” for the individual performance portion of the award (100% of threshold), resulting in an award equal to 20% of his or her award target.

(2)	Represents grants to each NEO during 2012 of performance units under our 2008 Omnibus Incentive Plan. PSUs are earned, if at all, based on our TSR performance after a three-year period relative to the TSR after the same period for the companies in the S&P 500 as of the grant date. No dividend equivalents are paid on PSU awards during the performance period. Information regarding performance targets, vesting and additional PSU award details are set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.”

(3)	Represents the number of shares of RSUs to each NEO during 2012. The RSUs will vest, subject to continued employment, on the third anniversary of the grant date. No dividend equivalents are paid on RSU awards during the vesting period. Additional information regarding RSUs is set forth under the heading “Compensation and Analysis—Components of Executive Compensation.”

(4)	No stock options were granted to the NEOs in 2012.

(5)	Represents full grant date fair value of stock awards granted to each NEO in 2012 computed in accordance with FASB ASC Topic 718, excluding the estimated effect of forfeitures. The grant date fair value for each of the RSU awards represents the closing stock price on the grant date less a discount for dividends not received. The grant date fair value for each of the PSU awards is estimated using a Monte-Carlo simulation model. For our performance unit awards, a range of 0% to 200% of the original award can be achieved under the program. A discussion of the assumptions used in calculating the award values may be found in Note 9 to the notes to our audited consolidated financial statements on pages 83-86 of our 2012 Form 10-K.

Additional Discussion of Material Items in Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

2012 Annual Incentive Plan. Annual incentive opportunities awarded to our NEOs are earned based on Company performance against one-year operating objectives and individual performance metrics. The actual amount of annual incentive earned by each executive officer in 2012 pursuant to the individual performance portion is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. Annual incentive plan thresholds, targets and maximums are identified for each NEO in the Estimated Future Payouts under the “Non-Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards in Fiscal Year 2012 table above. Additional information regarding the design of the annual incentive plan is included in the Compensation Discussion and Analysis section above.

401(k) Plan. We sponsor a tax-qualified 401(k) Plan in which eligible salaried employees may participate, either a basic plan or an enhanced plan put into place following the 2008 freeze of certain benefits payable to non-grandfathered employees under the USRIP as summarized below. In 2012, depending on eligibility, we matched either 50% of the first 6% of pay, or 100% of 4% of pay an employee contributed on a pre-tax or after-tax basis to the plan (subject to the government limit on compensation, or $250,000 in 2012) (the “basic plan”). Participants other than the NEOs also receive a direct Company contribution (the “enhanced plan”), under which Equifax may make a contribution of between 1.5% and 4% of pay based on years of service, even if employees do not choose to make a 401(k) plan contribution, and also may provide a 100% match on employee 401(k) Plan contributions up to 4% of pay compared to a 50% match on the first 6% of employees’ contributions in the previous 401(k) Plan.

Defined Benefit Pension Plan.    We maintain a retirement program for active U.S. employees, the U.S. Retirement Income Plan, or USRIP. The USRIP has been frozen for U.S. employees who did not meet certain grandfathering criteria (i.e., those employees who were not retirement-eligible on the freeze date, which includes the NEOs except for Messrs. Mast and Springman), and provide these employees and certain other employees not eligible to participate in the USRIP with an enhanced 401(k) Plan described above. The pension plan amendments freeze service credit as of December 31, 2008, and thereafter do not provide additional credit for the participant’s salary increases over time. The NEOs participate in a Supplemental Retirement Benefit Plan described below and do not participate in the enhanced 401(k) Plan. The changes did not affect our U.S. retirees, former employees with vested benefits or employees who were eligible to retire prior to January 1, 2009.

Executive Life and Supplemental Retirement Benefit Plan. The Executive Life and Supplemental Retirement Plan provides executive life insurance benefits, which may also include capital accumulation benefits. The plan’s grantor trust is used to ensure that the insurance premiums due under this plan are paid in case we fail to make scheduled payments following a change in control, as defined in the trust agreement. The plan was amended and restated effective July 2002 to provide that executive officers will receive only life insurance benefits and no retirement benefits under the plan, in order to make permanent our suspension of premium payments after July 30, 2002 in compliance with Sarbanes-Oxley Act prohibitions against company loans to their executive officers. Also, participants received a federal and state income tax reimbursement for the economic value of the life insurance provided to each participant under the plan. Such reimbursement was eliminated effective January 1, 2011.

Executive Life and Supplemental Retirement Benefit Plan. The Executive Life and Supplemental Retirement Plan provides executive life insurance benefits, which may also include capital accumulation benefits. The plan’s grantor trust is used to ensure that the insurance premiums due under this plan are paid in case we fail to make scheduled payments following a change in control, as defined in the trust agreement. The plan was amended and restated effective July 2002 to provide that executive officers will receive only life insurance benefits and no retirement benefits under the plan, in order to make permanent our suspension of premium payments after July 30, 2002 in compliance with Sarbanes-Oxley Act prohibitions against company loans to their executive officers. Also, participants received a federal and state income tax reimbursement for the economic value of the life insurance provided to each participant under the plan. Such reimbursement was eliminated effective January 1, 2011.

For executive officers, the amount that the Company paid for the current life insurance benefit (or imputed loan interest amounts on grandfathered premiums paid prior to the effective date of the Sarbanes-Oxley Act) is included in the Summary Compensation Table under the heading “All Other Compensation.”

Employment Contracts with Mr. Smith.    We maintain an employment agreement with Mr. Smith and believe that the selective use of employment agreements helps to retain experienced executives. His amended employment agreement as Chairman and CEO will be automatically extended for additional one-year periods unless either party gives the other party notice of nonrenewal at least 12 months prior to the end of the applicable term. Mr. Smith’s annual base salary of $1.45 million is subject to annual performance-based review and upward adjustment, and he is eligible for an annual target incentive bonus of 105% of his annual base salary, depending on the achievement of performance criteria established by the Committee. Mr. Smith became vested in the SERP as described under “Pension Benefits at 2012 Fiscal Year-End” on page 64 and was credited with five years of service under such plan when he joined the Company in 2005. The employment agreement also includes general severance protections described under “Additional Information Regarding Mr. Smith’s Employment Agreement and Post-Termination Payments” on page 73.

Under Mr. Smith’s agreement, in the event of his separation from service as defined under Code Section 409A other than for Cause or voluntary termination without Good Reason, or a Change in Control of the Company followed by Mr. Smith’s termination by the Company other than for Cause, Disability or death, or his voluntary termination for Good Reason (as such terms are defined in the agreement), he will receive, among other payments previously disclosed, (i) a cash payment for accrued annual bonus equal to the highest annual bonus earned under the Company’s executive bonus plan with respect to the three calendar years immediately preceding the date of termination, prorated for the number of days in the current fiscal year through the date of termination; and (ii) a severance payment equal to his highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination (times a multiple of three in a change in control event). If Mr. Smith is terminated for Cause or he voluntarily terminates employment during the employment period without Good Reason, his employment agreement terminates without further obligations to Mr. Smith, other than for the payment of accrued obligations (including prorated base salary, accrued pay in lieu of unused vacation, and any vested compensation previously deferred by him, but excluding the pro rata bonus), and the payment or provision of other benefits required which he is eligible to receive under any plan, program policy or practice of the Company to the extent available or provided to other senior executives serving on the senior leader team of the Company.

Mr. Smith’s amended employment agreement also (i) provides for a six-month delay in payment of termination compensation in the event that he is a “specified employee” under Section 409A at the time of his termination, and restricts the timing for payment of any tax gross-up amounts that may become due under the arrangement; (ii) provides for a minimum base annual salary of $1.45 million; (iii) provides for an annual term subject to automatic renewal for additional one-year periods unless either party gives notice of non-renewal at least 12 months prior to the applicable anniversary date; and (iv) incorporates the terms of the change in control provisions of his employment agreement as modified for the annual incentive-based payment changes described in the previous paragraph.

OUTSTANDING EQUITY AWARDS

The following table sets forth the outstanding equity awards held by the NEOs at the end of 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($)
R. Smith	75,000	0		0	38.10	1/6/2016	316,200	(4)	17,112,744	0	0
	110,000	0		0	41.22	2/7/2017
	125,000	0		0	33.88	2/8/2018
	110,000	0		0	28.81	4/24/2019
	126,666	63,334	(2)	0	33.60	4/30/2020
	80,000	160,000	(3)	0	37.53	4/29/2021

L. Adrean	30,000	0		0	37.54	11/1/2016	63,642	(7)	3,444,305	0	0
	30,000	0		0	41.22	2/7/2017
	31,000	0		0	33.88	2/8/2018
	41,000	0		0	28.81	4/24/2019
	21,333	10,667	(5)	0	33.60	4/30/2020
	11,000	22,000	(6)	0	37.53	4/29/2021

C. Rushing	25,000	0		0	37.00	5/11/2016	43,000	(10)	2,327,160	0	0
	27,000	0		0	41.22	2/7/2017
	28,000	0		0	33.88	2/8/2018
	32,000	0		0	28.81	4/24/2019
	16,666	8,334	(8)	0	33.60	4/30/2020
	8,333	16,667	(9)	0	37.53	4/29/2021

K. Mast	25,000	0		0	36.70	2/9/2016	41,400	(11)	2,240,568	0	0
	26,000	0		0	41.22	2/7/2017
	27,000	0		0	33.88	2/8/2018
	10,000	0		0	28.81	4/24/2019
	16,666	8,334	(8)	0	33.60	4/30/2020
	8,333	16,667	(9)	0	37.53	4/29/2021

P. Springman		0		0	30.30	2/3/2015	43,000	(10)	2,327,160	0	0
	25,000	0		0	36.70	2/9/2016
	26,000	0		0	41.22	2/7/2017
	7,000	0		0	33.88	2/8/2018
	16,666	8,334	(8)	0	33.60	4/30/2020
	8,333	16,667	(9)	0	37.53	4/29/2021

(1)	Based on the closing price of the Company’s common stock ($54.12) on December 31, 2012, the last trading date of the year, as reported on the NYSE.

(2)	Options vest on April 30, 2013 (63,334).

(3)	Options vest in equal installments of 80,000 on April 29, 2013 and April 29, 2014.

(4)	Restricted stock units vest on April 30, 2013 (80,000), April 29, 2014 (85,000) and February 10, 2015 (151,200).

(5)	Options vest on April 30, 2013 (10,667).

(6)	Options vest in equal installments of 11,000 on April 29, 2013 and April 29, 2014.

(7)	Restricted stock units vest on April 30, 2013 (19,000), April 29, 2014 (17,500) and February 10, 2015 (27,142).

(8)	Options vest on April 30, 2013 (8,334).

(9)	Options vest on April 29, 2013 (8,333) and April 29, 2014 (8,334).

(10)	Restricted stock units vest on April 30, 2013 (12,000), April 29, 2014 (12,000) and February 10, 2015 (19,000).

(11)	Restricted stock units vest on April 30, 2013 (12,000), April 29, 2014 (12,000) and February 10, 2015 (17,400).

STOCK OPTION EXERCISES AND VESTING OF STOCK UNITS

The following table sets forth information regarding the exercise of stock options by the NEOs during 2012, and the vesting during 2012 of other stock awards previously granted to the NEOs:

Option Exercises and Stock Vested in Fiscal Year 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
R. Smith	110,000	2,669,780	90,000	3,933,000
L. Adrean	0	0	17,000	742,900
C. Rushing	0	0	14,000	611,800
K. Mast	20,000	311,979	13,000	568,100
P. Springman	70,000	1,152,002	13,000	568,100

(1)	Represents the difference between the exercise price of the stock options and the fair market value of Company common stock at exercise.

(2)	Based on the closing price of Company common stock of $43.70 on the April 24, 2012 vesting date, as reported by the NYSE. The amounts shown relate to restricted stock unit awards.

OTHER COMPENSATION

RETIREMENT PLAN

The table below shows the present value at December 31, 2012 of accumulated benefits payable to each of our NEOs at the earliest unreduced retirement age (age 60 or current age for executives over the age of 60), including the number of years of service credited to each NEO, under the U.S. Retirement Income Plan, or USRIP, and the Supplemental Retirement Plan for Executives of Equifax Inc., or SERP. Age 60 is the earliest age at which a participant can begin receiving an unreduced early retirement benefit under the SERP. No pre-retirement mortality was assumed.

Pension Benefits at 2012 Fiscal Year-End

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
R. Smith	USRIP	3		92,500	0
	SERP	12	(1)	10,955,400	0

L. Adrean	USRIP	2		84,300	0
	SERP	6		1,858,900	0

C. Rushing	USRIP	3		109,100	0
	SERP	7		1,733,500	0

K. Mast	USRIP	12		431,700	0
	SERP	12		2,095,900	0

P. Springman	USRIP	22		895,300	0
	SERP	22		2,876,700	0

(1)	In order to compensate Mr. Smith for retirement benefits he forfeited upon leaving his previous employer, in 2005 the Company credited five years of service to his SERP Account.

(2)	These values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements and include amounts which the executive may not currently be entitled to receive because such amounts are not vested.

Retirement Plan.    The USRIP is our tax-qualified retirement plan available to all active salaried U.S. employees after they have attained age 21 and completed one year of service. The USRIP was amended in 2009 and 2012 as described above under “Retirement and Other Benefits” on page 53 and “401(k) Plan” and “Defined Benefit Pension Plan” on page 61. The USRIP provides benefits equal to 1% of “average earnings” times years of service plus 0.35% of average total earnings in excess of “covered compensation” multiplied by years of service (but not exceeding 36 years).

•	“Average earnings” is based on the highest paid 36 consecutive months of employment. Earnings considered are base salary plus annual incentives, up to a maximum of either 125% of base salary or base salary plus 75% of other earnings, whichever is greater. As a tax-qualified retirement plan, earnings are limited under Internal Revenue Service requirements. The limit on earnings for 2012 was $250,000.

•	“Covered compensation” is the average of Social Security taxable wage bases during the 35 years ending with the calendar year in which the participant attains Social Security retirement age.

The normal retirement age under the USRIP is age 65. However, a participant can retire early once he or she reaches age 55 if he or she has five years of service under the plan or if he or she reaches age 50 and his or her age plus service equals at least 75. The benefit would be reduced to reflect the early commencement of the benefit.

The normal form of retirement benefit is a single life annuity providing monthly payments during the participant’s lifetime. Optional forms of benefit include a ten-year certain and life annuity and joint and survivor annuities. The ten-year certain and life benefit provides monthly payments for the participant’s lifetime with a minimum of 120 payments. If the participant dies prior to receiving all guaranteed payments, the remaining payments are made to his or her beneficiary. The joint and survivor annuities provide monthly payments during the participant’s lifetime with monthly payments to the surviving spouse after the participant’s death equal to 25%, 33%, 50%, 67%, 75%, or 100% (depending on the option selected) of the amount paid during the participant’s lifetime. The amount that the participant receives as an optional form of payment will be different from the normal form of payment, but in each instance that optional form of payment is the actuarial equivalent of the normal form (i.e., each form is of equal value based on actuarial assumptions used to convert the normal form of payment to the optional form).

Supplemental Retirement Plan.    The Supplemental retirement Plan, or SERP, covers the NEOs and other senior executive officers designated by the Compensation Committee. The plan provides benefits that supplement the USRIP benefits. The SERP provides an annual benefit equal to 2.5% of “average annual earnings” times years of service as a senior executive officer (up to 10 years), plus 1.67% of average annual earnings multiplied by years of service as a senior executive officer in excess of 10 years (up to 20 years). “Average annual earnings” for this purpose means the highest paid 36 consecutive months of employment and includes base salary and annual incentives. For service as a senior executive officer in excess of 20 years or in a position other than as a senior executive officer, a participant receives a “restoration benefit” using a formula similar to that of the USRIP, without the IRS limits on compensation. In general, only actual years of service with the Company are credited for purposes of determining the SERP benefit. Pursuant to his employment agreement, Mr. Smith was credited with an additional five years of service under the SERP to make up for lost benefits at his former employer. Effective January 1, 2011, the Company prospectively eliminated additional years of SERP service credit for new employment or other agreements.

The benefit under the SERP is reduced by the benefit payable under the USRIP and is paid without regard to the limitations under Code Sections 401(a) and 415. However, the maximum aggregate benefit from both the SERP and the USRIP cannot exceed 50% of the executive’s average total earnings.

The normal retirement age under the SERP is age 65. However, a participant can retire early once they reach age 55 if they have five years of service under the plan, or if they reach age 50 and their age plus service equals at least 75. The benefit would be reduced to reflect the early commencement of the benefit. The benefit for senior executive officer service is unreduced at age 60, with reductions from age 60 for those who retire prior to age 60. The “restoration benefit” is reduced from normal retirement age to the participant’s early retirement age in the same manner as the USRIP. The normal form of benefit and optional forms of benefit are the same as those in the USRIP.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding the NEOs’ participation in our nonqualified deferred compensation plans in 2012. All of the balances relate to executives’ own deferred amounts. Cash deferrals are invested in investment funds available to the general public. Stock deferrals are deferred as stock equivalent units with earnings and losses solely attributable to changes in our stock price. We do not make any additional contributions to such plans.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
R. Smith	0	0	0		0	0
L. Adrean	0	0	0		0	0
Deferred Stock Units	0	0	81,778	(2)	0	1,536,737	(3)
C. Rushing	65,876	0	31,209		0	408,129
K. Mast	18,810	0	0		0	744,057
Deferred Stock Units	0	0	38,880	(2)	0	730,620	(4)
P. Springman	17,345	0	54,535		0	890,104
Deferred Stock Units	0	0	141,805	(2)	0	2,664,761	(5)

(1)	Amounts included in this column do not constitute above-market or preferential earnings and accordingly such amounts are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 58.

(2)	Aggregate earnings in Last FY represents the difference between the aggregate balance at December 31, 2011, deferrals in 2012, and the ending balance on December 31, 2012 is attributable to appreciation in the price of our stock during 2012.

(3)	The aggregate balance at year-end for deferred stock units is calculated by multiplying deferred stock units of 28,395 by the closing market price of the Company’s common stock ($54.12) on December 31, 2012, the last trading date of the year, as reported on the NYSE.

(4)	The Aggregate Balance at Last FYE for deferred stock units is calculated by multiplying deferred stock units of 13,500 by the closing market price of the Company’s common stock ($54.12) on December 31, 2012, the last trading date of the year, as reported on the NYSE.

(5)	The Aggregate Balance at Last FYE for deferred stock units is calculated by multiplying deferred stock units of 49,238 by the closing market price of the Company’s common stock ($54.12) on December 31, 2012, the last trading date of the year, as reported on the NYSE.

We maintain two deferred compensation plans that allow for certain management employees to defer the receipt of compensation (such as salary, incentive compensation and/or stock from vested shares) until a later date based on the terms of the plans. In the case of a change in control, as defined in the trust agreement, the benefits under these deferred compensation plans will be paid primarily from the assets of a grantor trust which, through our funding, purchased variable life insurance policies on certain consenting individuals, with this trust as beneficiary. However, all benefits under the plan are non-funded obligations of the Company and are subject to the claims of creditors.

Director and Executive Stock Deferral Plan.    This plan permits the directors, NEOs and other eligible employees to defer taxes upon the vesting of restricted stock units. Participants may defer 25%, 50%, 75%, or 100% of the portion of the grant that is vesting. Stock deferrals track the performance of our common stock, without credit for dividends. The participant receives the right to a number of shares of deferred stock equal to any gain in the value of our common stock. In general, amounts deferred under the plan are not paid until the participant retires. However, participants may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director or executive officer, referred to as a scheduled withdrawal. Amounts deferred are paid in our common stock, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan but pay all administrative costs and expenses.

Executive Deferred Compensation Plan.    This nonqualified plan is a tax deferred compensation program for a limited number of executives, including NEOs, and provides a tax favorable vehicle for deferring annual compensation, including base salary and annual incentive. Under the plan, an executive may defer up to 75% of his or her base salary and up to 100% of any incentive payment. Amounts deferred are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among several publicly-available investment funds. The plan does not offer any above-market or preferential rates of return to the NEOs. Amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement or termination distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan but pay all administrative costs and expenses.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables summarize the value of potential payments and benefits that our NEOs would receive if they had terminated employment on December 31, 2012 under the circumstances shown. The tables exclude amounts that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2012, and vested account balances in our 401(k) Plan that are generally available to all of our active U.S. salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

RICHARD F. SMITH

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)(20)	Disability ($)		Death ($)
Severance payments	0	0	(1)	3,009,008	(2)	13,789,667		0	0		0
Pension/supplemental retirement plan(4)	11,047,900	11,047,900		11,047,900		11,047,900		0	11,047,900		6,260,500(5)
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		0		0	0		10,000,000(8)
Disability benefits	0	0		0		8,035	(9)	0	942,300	(10)	0
Healthcare benefits	0	0		30,539	(11)	56,334	(12)	0	155,500	(13)	4,600(14)
Perquisites and other personal benefits	0	0		0		50,000	(15)	0	0		0
Tax gross-up	0	0		0		9,083,536	(16)	0	0		0
Market value of stock options vesting on termination	0	0		0		3,954,014	(17)	0	0		0
Market value of restricted stock vesting on termination	0	0		0		17,112,744	(18)	0	17,112,744	(18)	17,112,744(18)

Total:	11,047,900	11,047,900		14,087,447		55,102,230		0	29,258,444		33,377,844

LEE ADREAN

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	161,538	(1)	3,351,793	(3)	0		0		0
Pension/supplemental retirement plan(4)	1,943,200	1,943,200		1,943,200		1,943,200		1,943,200		1,943,200		959,700(5)
Executive compensation deferral program(6)	1,536,737	1,536,737		1,536,737		1,536,737		1,536,737		1,536,737		1,536,737
Life insurance benefits	0	0		0		0		0		0		0(8)
Disability benefits	0	0		0		8,035	(9)	0		489,900	(10)	0
Healthcare benefits	0	0		0		56,334	(12)	33,800	(19)	126,700	(13)	5,500(14)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0		0		0
Tax gross-up	0	0		0		2,058,099	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		583,867	(17)	0		0		0
Market value of restricted stock vesting on termination	0	0		0		3,444,304	(18)	0		3,444,304	(18)	3,444,304(18)

Total:	3,479,937	3,479,937		3,641,475		12,992,369		3,513,737		7,540,841		5,946,241

CORETHA M. RUSHING

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	141,538	(1)	3,643,354	(3)	0		0		0
Pension/supplemental retirement plan(4)	1,842,600	1,842,600		1,842,600		1,842,600		1,842,600		1,842,600		937,500(5)
Executive compensation deferral program(6)	408,129	408,129		408,129		408,129		408,129		408,129		408,129
Life insurance benefits	0	0		0		594	(7)	0		0		250,000(8)
Disability benefits	0	0		0		8,035	(9)	0		762,900	(10)	0
Healthcare benefits	0	0		0		23,400	(12)	0	(19)	0	(13)	0(14)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0		0		0
Tax gross-up	0	0		0		1,733,639	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		447,519	(17)	0		0		0
Market value of restricted stock vesting on termination	0	0		0		2,327,160	(18)	0		2,327,160	(18)	2,327,160(18)
Total:	2,250,729	2,250,729		2,392,267		10,444,430		2,250,729		5,340,789		3,922,789

KENT E. MAST

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	247,358	(1)	2,706,858	(3)	0		0		0
Pension/supplemental retirement plan(4)	2,527,600	2,527,600		2,527,600		2,527,600		2,527,600		2,527,600		1,368,300(5)
Executive compensation deferral program(6)	1,474,677	1,474,677		1,474,677		1,474,677		1,474,677		1,474,677		1,474,677
Life insurance benefits	0	0		0		0		0		0		3,000,000(8)
Disability benefits	0	0		0		8,035	(9)	0		57,400	(10)	6,500
Healthcare benefits	0	0		0		46,411	(12)	19,700	(19)	19,700	(13)	6,500(14)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0		0		0
Tax gross-up	0	0		0		1,255,730	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		447,519	(17)	0		0		0
Market value of restricted stock vesting on termination	0	0		0		2,240,568	(18)	0		2,240,568	(18)	2,240,568(18)
Total:	4,002,277	4,002,277		4,249,635		10,717,398		4,021,977		6,319,945		8,096,545

PAUL J. SPRINGMAN

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	400,274	(1)	2,806,024	(3)	0		0		0
Pension/supplemental retirement plan(4)	3,772,000	3,772,000		3,772,000		3,772,000		3,772,000		3,772,000		1,968,100(5)
Executive compensation deferral program(6)	3,554,865	3,554,865		3,554,865		3,554,865		3,554,865		3,554,865		3,554,865
Life insurance benefits	0	0		0		0		0		0		3,000,000(8)
Disability benefits	0	0		0		8,035	(9)	0		313,900	(10)	0
Healthcare benefits	0	0		0		47,581	(12)	42,500	(19)	42,500	(13)	6,500(14)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0		0		0
Tax gross-up	0	0		0		1,471,766	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		447,519	(17)	0		0		0
Market value of restricted stock vesting on termination	0	0		0		2,327,160	(18)	0		2,327,160	(18)	2,327,160(18)
Total:	7,326,865	7,326,865		7,727,139		14,444,950		7,369,365		10,010,425		10,856,625

(1)	The broad-based Equifax Inc. Severance Plan described below does not pay a benefit for termination for cause by the Company.

(2)	For Mr. Smith, reflects a lump sum severance payment under the broad-based Equifax Inc. Severance Plan, and under his employment agreement, equal to the product of eight (the number of months remaining on his employment contract) and one-twelfth of the sum of his annual base salary and the highest annual bonus earned by him under the Company’s annual incentive plan over the three calendar year period preceding the year in which the date of termination occurs.

(3)	Reflects the value of lump sum severance payment and additional retirement benefit pursuant to an employment agreement for Mr. Smith or a Tier I Change in Control Agreement for all other NEOs.

(4)	Reflects pension benefits as described under the 2012 Pension Benefits Table, including commencement at the earliest age for unreduced retirement (age 60 or current age of executives over 60), mortality based on the Fully Generational RP-2000 Combined Healthy Mortality Table, and discount rate of 4.29%.

(5)	Reflects the present value of the death benefit payable to a surviving spouse at the executive’s earliest retirement age (age 55 or current age, if later).

(6)	Reflects amounts previously earned but deferred by the NEO, as described above under the 2012 Nonqualified Deferred Compensation Table.

(7)	Reflects the sum of 36 months of premiums under the Company’s broad-based basic life and accidental death and dismemberment insurance program.

(8)	Reflects the executive life insurance death benefit payable assuming the executive’s death occurred on December 31, 2012. Mr. Adrean and Ms. Rushing elected to relinquish their coverage under the executive life insurance program in the fourth quarter 2011. Mr. Adrean declined life coverage under the broad-based life insurance program, while Ms. Rushing is covered under the broad-based basic and supplemental life insurance programs. We also maintain a travel and accidental death insurance policy for most employees, including executive officers that would provide an additional $1 million benefit payable to the executive’s estate if executive’s death occurred during Company-related travel.

(9)	Reflects the value (without discounting) of the executive’s disability benefit premiums as of December 31, 2012 determined (a) based on our current costs of providing such benefits and assuming such costs do not increase during the benefit continuation period, and (b) assuming we pay such costs throughout the benefit continuation period in the same manner as we currently pay such costs.

(10)	Reflects the present value of the executive’s disability income benefits as of December 31, 2012 determined (a) assuming full disability at December 31, 2012 and continuing until age 65 for those under age 60, for 60 months for those between ages 60 and 65, and to age 70 for those over age 65, (b) assuming mortality according to the RP-2000 Disabled Retiree mortality table published by the Society of Actuaries, and (c) applying a discount rate of 4.03% per annum.

(11)	Pursuant to Mr. Smith’s employment agreement, this amount reflects the present value of 18 months of family preferred provider organization (PPO) health, dental and vision coverage using our COBRA premium rate (and the same inflation assumptions described in footnote 12 below), discounted at an interest rate of 4.03%.

(12)

Reflects the present value of group health and dental benefits and a 401(k) Plan employer match equivalent for three years assuming the executive’s employment had been terminated on December 31, 2012, determined (a) assuming continuation coverage in our group health and dental plans, (b) based on current COBRA coverage rates for 2012 and assuming 9.5% annual inflation in cost of medical coverage for the ensuing three years, (c) assuming the executive pays premiums for such coverage throughout the benefit continuation period in the same manner as if he were an active employee, and (d) applying a discount rate of 4.03% per annum. Includes a 401(k) Plan employer match equivalent of $23,400, calculated as a lump sum value (undiscounted) of 3% of pay (limited to government compensation limit) over the ensuing three years.

(13)	Reflects the actuarial present value of the employer cost of providing continuation medical coverage assuming disablement at December 31, 2012, with coverage until the earlier of 36 months and age 65, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC 712.
(14)	Reflects the actuarial present value of the employer cost of providing surviving spouse continuation medical coverage for a period of 12 months from the employee’s date of death, or, if earlier, employee’s age 65, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements under FASB ASC 712.

(15)	Reflects the estimated cost to us of continuing financial planning and tax services for one year.

(16)	The Company will provide the executive with a gross-up payment for federal and state income taxes and federal excise taxes imposed on any “excess parachute payment.”

(17)	Pursuant to our stock option plans, executive would become immediately vested in all outstanding stock options. This value reflects the difference between the closing market price of the Company’s common stock ($54.12) on December 31, 2012, the last trading date of the year, as reported on the NYSE and the exercise price of all outstanding unvested options.

(18)	Pursuant to our 2008 Omnibus Incentive Plan and previous stock benefit plans, executive would become immediately vested in all outstanding restricted stock units. The amount reported represents the value of unvested restricted stock units at the closing market price of the Company’s common stock ($54.12) on December 31, 2012, the last trading date of the year, as reported on the NYSE.

(19)	Reflects the present value of the employer cost of providing continuation medical coverage assuming retirement at December 31, 2012, based on the assumption for year-end disclosure.

(20)	Mr. Smith was not retirement-eligible as of December 31, 2012. See “Retirement Plan—Pension Benefits at 2012 Fiscal Year-End” on page 64 for the accumulated present value of his pension benefits.

Payments Made Upon Termination

Regardless of the manner in which an NEO’s employment terminates, the executive is entitled to receive amounts earned during executive’s term of employment. These amounts include:

•	annual incentive compensation earned during the fiscal year for certain termination causes which include retirement, job elimination or death;

•	vested shares awarded under the 2008 Omnibus Incentive Plan or previous stock benefit plans;

•	amounts contributed under the 401(k) Plan and executive compensation deferral programs; and

•	accrued vacation pay and amounts accrued and vested under our retirement plan and supplemental retirement plan.

Equifax Inc. Severance Plan.    Under this plan, our full-time U.S. salaried employees are eligible for a severance benefit in the event their employment is terminated because of the elimination of their position, unless they were offered replacement employment as defined in the plan; their office is relocated to a place requiring a commute more than 35 miles longer than their prior commute; or they are terminated due to inability or failure to meet job expectations, provided the employee signs a general release of claims. The amount of the severance benefit is determined based on the employee’s length of service and base salary. In general, for job elimination or relocation, an eligible non-exempt employee is entitled to a severance benefit of two weeks of base salary for his or her first four years of service plus one week for each year of service thereafter, subject to a maximum of 26 weeks of pay; exempt employees receive four weeks of severance for any portion of their first year of service plus two weeks for each year of completed service, up to 52 weeks. Termination for inability or failure to meet job expectations of eligible non-exempt employees entitles the employee to two weeks of severance for less than ten years of service, four weeks of severance if they have at least ten but less than 15 years of service, and six weeks of severance if they have 15 or more years of service; for exempt employees, four weeks of severance for less than five years of service, eight weeks of severance for at least five but less than 10 years of service, and 12 weeks of severance for 10 or more years of service.

Payments Made Upon Retirement

In the event of the retirement of an NEO, in addition to the items identified above, the executive will:

•	continue to vest in all outstanding stock options and retain such options for the lesser of five years or the remainder of the outstanding 10-year term;

•	continue to vest in any performance-based stock grant upon completion of such performance milestones;

•

continue to receive medical benefits for life (assuming the plan is not terminated and the executive is eligible and pays applicable premiums), including benefits for his dependents, as applicable, pursuant to the terms of the Company’s retiree medical plan;

•	continue to receive executive life insurance benefits; and

•	receive reimbursement by the Company for up to $10,000 of financial planning and tax services incurred in the subsequent year ($50,000 for the CEO).

Payments Made Upon Death or Disability

In the event of the death or disability of an NEO, in addition to the benefits listed under the previous two headings, the executive will receive benefits under our disability plan or payments under our group life insurance plan and executive life insurance plan, as appropriate.

Payments Made Upon a Change in Control

The Compensation Committee in October 2008 approved Tier I change in control agreements (the “CIC Agreements”) with the NEOs (other than Mr. Smith, who has a change in control provision in his employment agreement as described below).

The CIC Agreements provide that each executive will be an at-will employee of the Company entitled to receive certain payments and benefits in the event of an employment termination after a change in control of the Company.

The CIC Agreements provide that if an executive’s employment is terminated within three years following a change in control (other than termination by the Company for cause or by reason of death or disability), or if the executive terminates his or her employment in certain circumstances defined in the agreement which constitute “good reason,” the NEO will receive:

•

a cash payment for accrued annual bonus equal to the highest annual bonus earned under the Company’s executive bonus plan with respect to the three calendar years immediately preceding the date of termination, prorated for the number of days in the current fiscal year through the date of termination;

•

a severance payment equal to his highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination (times a multiple of three in a change in control event);

•

a lump sum severance payment, in addition to the benefits accrued under the Company defined benefit retirement plan or supplemental retirement plan (collectively, the “Retirement Plan”), in an amount actuarially equivalent to the executive’s benefits under the Retirement Plan with the following adjustments: (a) executive will be treated as if 100% vested under the Retirement Plan regardless of actual years of credited service; (b) executive will be credited with up to five additional years of service with respect to any supplemental retirement plan, in an amount equal to what the executive would have earned if executive had remained a Company employee until age 62; (c) executive’s final average earnings will be determined using the highest monthly rate of base salary in effect during the 12 months preceding the executive’s termination plus the executive’s highest annual bonus paid to him or paid but deferred with respect to the three calendar years prior to the executive’s termination (regardless of any earnings limitations under the defined benefit retirement plan or governmental regulations applicable to such plan); and (d) the monthly retirement benefit so calculated shall be reduced by an amount equal to the monthly retirement benefit payable to executive under the Retirement Plan;

•	continuation of executive’s group health, dental, vision, life, disability and similar coverages for three years;

•	upon satisfaction of requirements for coverage prior to the three-year benefit continuation period, the Company’s retiree medical coverage program for life; and

•

participation in the 401(k) Plan for a three-year period, assuming the executive had made maximum contributions (if the Company cannot contribute these additional amounts because of the terms of the 401(k) Plan or applicable law, the Company will pay the executive a lump sum payment equal to the additional amounts the Company would have been required to contribute).

Generally, pursuant to the CIC Agreements, a change in control is deemed to occur:

•	upon an accumulation by any person, entity or group of 20% or more of the combined voting power of our voting stock;

•	a business combination resulting in the shareholders immediately prior to the combination owning less than two-thirds of the common stock and combined voting power of the new company;

•	a sale or disposition of all or substantially all of our assets; or

•	a complete liquidation or dissolution of the Company.

“Good reason” under the CIC Agreements means (i) a reduction in the executive’s base salary or material diminution of annual bonus opportunity, or failure to continue in effect benefits under the Company’s retirement compensation or other benefit plans; (ii) a requirement that the executive be based at a location more than 35 miles from his or her principal work location prior to the change of control; or (iii) assignment of duties inconsistent with his or her position prior to the change of control, or a substantial change in the nature of executive’s responsibilities. “Cause” generally means the executive has (a) willfully failed to substantially perform his or her duties to us (other than resulting from physical incapacity or mental illness) or (b) willfully engaged in misconduct that is materially injurious to the Company.

Benefits payable under the CIC Agreements and other Company compensation or benefit plans are not reduced to satisfy the limits of Code Section 280G, or similar state or local tax imposed on such payments. As a result, any payments the executive receives will be increased, if necessary, so that after taking into account all taxes he or she would incur as a result of those payments, the executive would receive the same after-tax amount he or she would have received had no excise tax been imposed under Code Section 4999. No payments have been made to any NEO under these agreements.

The CIC Agreements added confidentiality provisions during the NEO’s employment and for two years after termination of employment. The agreement also subjects the NEO to certain non-compete and non-solicitation obligations during the term of employment with the Company and for a one-year period following termination of employment.

Change in Control and Termination Provisions of Other Plans

Annual Incentive Plan.    Under the annual incentive plan (AIP) which is established pursuant to the 2008 Omnibus Incentive Plan, an NEO would forfeit his award if he voluntarily terminated his employment other than for good reason (as defined in the plan) prior to year-end or if he is terminated by us for cause (as defined in the plan). However, the executive would receive a pro rata award under the plan if executive’s employment is terminated prior to year end as a result of death, disability, normal retirement or full early retirement, or involuntarily terminated by the Company without cause or voluntarily terminated by him for good reason. If there is a change in control event and an NEO is terminated without cause or terminates for “good reason,” payments for annual incentive opportunities would be made to the executive in the manner described above under “Payments Made Upon a Change in Control.”

2008 Omnibus Incentive Plan.    Although subject to the discretion of the Compensation Committee, under the 2008 Omnibus Incentive Plan and applicable award agreements, stock option grants have historically provided that options are not exercisable after a participant terminates employment with the Company, unless the termination was the result of the participant’s death, disability, retirement, or job elimination. Under the plan, an executive’s stock options which have not yet been exercised will become immediately vested and exercisable and restricted stock units will vest if a change in control (as defined in such plan) of the Company occurs while such executive is an employee of the Company.

Rabbi Trust.    We maintain a trust agreement with an independent trustee establishing a springing rabbi trust for the purpose of funding benefits payable to participants (including each NEO) under our Supplemental Retirement Plan. The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the trust or at the discretion of the Company. If there is a change in control, the grantor trust must be fully funded, within ten (10) days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the covered plan as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the covered plan). “Change in control” is defined in substantially the same manner as in the change in control agreements described under “Payments Made Upon a Change in Control,” except that there is no “double trigger” and, for a stock acquisition above a threshold of 20% of the outstanding voting shares of the Company and below the 50% level, the Compensation Committee has discretion to determine whether the trust should be funded. The assets of the grantor trust are required to be held separate and apart from the other funds of Equifax and its subsidiaries, but remain subject to the claims of general creditors under applicable state and federal law.

Additional Information Regarding Mr. Smith’s Employment Agreement and Post-Termination Payments

If Mr. Smith’s employment is terminated while his employment agreement with the Company is in effect by us other than for “cause” or disability, or by Mr. Smith for “good reason,” we will pay Mr. Smith the following, which we refer to as the accrued obligations:

•	his base salary through the date of termination;

•	a pro rata bonus for the year of termination;

•	accrued pay in lieu of unused vacation; and

•	any unvested compensation.

We will also pay Mr. Smith a severance payment equal to the sum of his base salary and his highest annual bonus over the preceding three calendar years. The Company will provide COBRA health insurance continuation coverage for 18 months.

If Mr. Smith’s employment is terminated by reason of his death, disability or retirement, Mr. Smith will receive his accrued obligations. If Mr. Smith’s employment is terminated by the Company for cause or by Mr. Smith without good reason, he will receive his accrued obligations (excluding the pro rata bonus).

Mr. Smith’s employment agreement governs his benefits upon the occurrence of a change in control of the Company. Benefits payable under the employment agreement are not reduced to satisfy the limits of Code Section 280G, or similar state or local tax imposed on such payments. As a result, any payments Mr. Smith receives will be increased, if necessary, so that after taking into account all taxes he would incur as a result of those payments, he would receive the same after-tax amount he would have received had no excise tax been imposed under Code Section 4999.

Mr. Smith’s employment agreement contains confidentiality provisions during employment and for two years after termination of employment. The agreement also subjects Mr. Smith to certain non-compete and non-solicitation obligations during the term of employment with the Company and for a one-year period following termination of employment.

“Cause” for this purpose generally means:

•	willful and continued failure to perform substantially his duties with us (other than any such failure resulting from incapacity due to physical or mental illness);

•	intentional violation of our Code of Ethics or Insider Trading Policy; or

•	commission of, or a plea of guilty or no contest relating to, a felony or crime involving moral turpitude.

“Good Reason” for this purpose generally means:

•

demotion from the position of chief executive officer or a material diminution in his authority, duties or responsibilities in such position, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by us promptly after receipt of notice thereof given by Mr. Smith;

•	a reduction in base salary, target bonus or maximum bonus opportunity;

•	we require Mr. Smith to be based more than 35 miles from our principal executive offices in Atlanta, Georgia;

•	any failure by us to require a successor to comply with the agreement; and

•	any material breach by us of any other material provision of the employment agreement (e.g., failing to pay promised amounts).

AUDIT COMMITTEE REPORT

The Audit Committee reviews the financial reporting process of the Company on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee monitors these processes.

In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent auditors.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has reviewed, evaluated and discussed with the independent auditors the written report and their independence. The compatibility of non-audit services was considered with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. Management has reviewed with the Audit Committee its report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also received the report from the independent auditors on the Company’s internal control over financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 22, 2013. The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2013.

Members of the Audit Committee

James E. Copeland, Jr., Chair	Robert D. Daleo	Mark L. Feidler	John A. McKinley

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2014 ANNUAL MEETING

Notice of any proposal or director nomination that a shareholder wishes to propose for consideration at the 2014 Annual Meeting, including any proposal that a shareholder wishes to submit for inclusion in the Company’s proxy materials for the 2014 Annual Meeting, must be delivered to us not later than November 20, 2013.

Such proposal or director nomination must satisfy the information and other requirements specified in our Bylaws which are available at: www.equifax.com/about_equifax/corporate_governance/en_us and, if to be included in our proxy materials for the 2014 Annual Meeting, must comply with SEC Rule 14a-8 and other applicable rules and interpretations of the SEC. Any shareholder proposal or director nomination submitted to the Company in connection with the 2014 Annual Meeting should be addressed to: Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302. In addition, the shareholder proponent or a duly authorized representative must appear in person at the 2014 Annual Meeting to present the proposal.

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We refer in the “Compensation Discussion and Analysis” section of this Proxy Statement to U.S. generally accepted accounting principles (“GAAP”) measures of (1) diluted earnings per share (“EPS”) from continuing operations attributable to Equifax, and (2) operating revenue. We also refer to these financial measures excluding certain items from the nearest equivalent presentation under GAAP. These non-GAAP measures are provided to show the performance of our core operations without the effect of the excluded items, consistent with how our management reviews and assesses our historical performance when measuring operating profitability, evaluating performance trends, and setting performance objectives. The non-GAAP measures are not a measurement of financial performance under GAAP, should not be considered as an alternative to earnings per share or operating revenue, and may not be comparable to non-GAAP financial measures used by other companies. The following tables reconcile the non-GAAP financial measures to the respective most directly comparable financial measure calculated in accordance with GAAP:

A.	COMPENSATION DISCUSSION AND ANALYSIS—EXECUTIVE SUMMARY—2012 COMPANY FINANCIAL PERFORMANCE

Reconciliation of diluted EPS from continuing operations attributable to Equifax (GAAP) to diluted EPS from continuing operations attributable to Equifax, adjusted for certain items (Non-GAAP):

	2012	2011
Diluted EPS from continuing operations attributable to Equifax – GAAP	$2.22	$1.87
Acquisition-related amortization expense, net of tax, and cash income tax benefit of acquisition-related amortization expense of certain acquired intangibles	0.48	0.46
Fees associated with the acquisition of assets and business of CSC Credit Services, net of tax	0.03	-
Pension settlement, net of tax	0.20	-
Income tax impact of international tax restructuring	0.17	-
Loss on deconsolidation of Brazilian business	-	0.22
Income tax benefits	(0.13)	(0.03)
Diluted EPS from continuing operations attributable to Equifax, adjusted for certain items – Non-GAAP	$2.97	$2.52

Adjusted Diluted EPS – This non-GAAP measure excludes the following items:

Acquisition-Related Amortization Expense – Excluding acquisition-related amortization expense, net of tax, and including a benefit to reflect the material cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles for a total of $59.0 and $57.0 million in 2012 and 2011, respectively, provides meaningful supplemental information regarding our financial results for the years ended December 31, 2012 and 2011, as it allows investors to evaluate our performance for different periods on a more comparable basis by excluding items that relate to acquisition-related intangible assets.

Fees associated with the acquisition of CSC Credit Services – During 2012, the Company acquired certain business assets and the operations of CSC Credit Services, Inc., a subsidiary of Computer Sciences Corporation. In conjunction with this acquisition, the Company incurred approximately $5.0 million of transaction fees ($3.2 million, net of tax). Management believes excluding these fees from certain financial results provides meaningful supplemental information regarding our financial results for year ended December 31, 2012, as compared to 2011, since an acquisition and fees of such an amount are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Pension settlement – During 2012, the Company offered certain employees a voluntary lump sum payment option of their pension benefits or a reduced monthly annuity. The Company recorded a non-cash settlement charge of $38.7 million ($24.1 million, net of tax). Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the year ended December 31, 2012, as compared to 2011, since this charge is unusual in nature and not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

International tax restructuring - During 2012, the Company completed an international tax restructuring resulting in the recognition of tax expense of $20.5 million. Management believes excluding this income tax expense from certain financial results provides meaningful supplemental information regarding our financial results for the year ended December 31, 2012, as compared to 2011, since income tax expense associated with tax restructuring of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Loss on the Deconsolidation of Brazilian business – During 2011, the Company completed the merger of our Brazilian business with and into Boa Vista Serviços S.A. (“BVS”) in exchange for a 15 percent equity interest in BVS. The Company recorded a $27.8 million loss on the transaction. Management believes excluding the loss from certain financial results provides meaningful supplemental information regarding our financial results for the years ended December 31, 2012 and 2011, since a loss of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Income Tax Benefits – During 2012, the Company recorded a tax benefit as a result of tax authorities approving a tax method change which impacted the tax expense recorded in connection with the merger of our Brazilian business in 2011. During 2011, the Company recorded a cumulative income tax benefit resulting from the recognition of an income tax deduction related to several prior years. Management believes excluding these income tax benefits from certain financial results provides meaningful supplemental information regarding our financial results for the years ended December 31, 2012, as compared to 2011, since these specific income tax benefits of such an amount are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Reconciliation of operating revenue (GAAP) to operating revenue, adjusted to exclude the results of our Brazilian operations (Non-GAAP):

	2012	2011
Operating revenue	$2,160.5	$1,959.8
Brazil revenue	-	(35.4)
Adjusted operating revenue – Non-GAAP	$2,160.5	$1,924.4

Operating Revenue (excluding Brazil) – This non-GAAP measure excludes the following item:

Adjusted Operating Revenue, Excluding the Results of our Brazilian Operations – Management believes excluding the Brazilian revenue from the calculation of operating revenue, on a non-GAAP basis, is useful because it allows investors to evaluate the Company’s growth on a basis consistent with the current composition of our business.

B.	COMPENSATION DISCUSSION AND ANALYSIS—ANALYSIS OF 2012 COMPENSATION—ANNUAL INCENTIVE PLAN

Reconciliation of diluted EPS from continuing operations attributable to Equifax (GAAP) to diluted EPS from continuing operations attributable to Equifax, adjusted for certain items and in constant dollars to Equifax’s 2012 budgeted foreign exchange rates (Non-GAAP):

	2012	2011
Diluted EPS from continuing operations attributable to Equifax – GAAP	$2.22	$1.87
Acquisition-related amortization expense, net of tax, and cash income tax benefit of acquisition-related amortization expense of certain acquired intangibles	0.48	0.46
Fees associated with the acquisition of assets and business of CSC Credit Services, net of tax	0.03	-
Pension settlement, net of tax	0.20	-
Income tax impact of international tax restructuring	0.17	-
Loss on deconsolidation of Brazilian business	-	0.22
Income tax benefits	(0.13)	(0.03)
Foreign exchange	0.01	(0.02)
Diluted EPS from continuing operations attributable to Equifax, adjusted for certain items – Non-GAAP	$2.98	$2.50

Reconciliation of operating revenue (GAAP) to operating revenue adjusted in constant dollars to Equifax’s 2012 budgeted foreign exchange rates (Non-GAAP):

	2012	2011
Operating revenue	$2,160.5	$1,959.8
Foreign exchange	(0.9)	(15.2)
Adjusted operating revenue – Non-GAAP	$2,159.6	$1,944.6

Diluted EPS from continuing operations attributable to Equifax and Operating revenue as adjusted for 2012 budgeted foreign exchange rates (Non-GAAP) – Management believes that adjusting these financial measures in constant dollars to the Company’s 2012 budgeted foreign exchange rates (Non-GAAP) allows the Compensation Committee of the Board to evaluate our performance for different periods on a more comparable basis by excluding unanticipated changes in foreign exchange rates.

Appendix B

EQUIFAX INC.

Guidelines for Determining the Independence of Directors

The Board of Directors of Equifax Inc. (“Equifax”) believes that a majority of its members should be independent non-employee directors. The Board annually reviews all commercial and charitable relationships that directors may have with Equifax to determine whether our directors are, in fact, independent. To assist it in determining director independence, the Board has established the following guidelines that are consistent with the current listing standards of the New York Stock Exchange:

•	A director will not be considered independent if, within the preceding three years,

-	the director was an employee of, or an immediate family member of the director was an executive officer of, Equifax;

-	the director, or an immediate family member of the director, has received during any 12-month period more than $120,000 in direct compensation from Equifax, other than director and committee fees and pension or other forms of deferred compensation for prior service to Equifax (provided such compensation is not contingent in any way on continued service);

-	the director, or an immediate family member of the director, is or was employed as an executive officer of another company where any of Equifax’s present executive officers at the same time serves or served on that company’s Compensation Committee; or

-	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Equifax for property or services in an amount which exceeds or exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•

A director will not be considered independent if (i) the director is a current partner or employee of the firm that is Equifax’s internal or external auditor; (ii) the director has an immediate family member who is a current partner of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Equifax’s audit within that time.

•	The following commercial or charitable relationships will not, by themselves, impair a director’s independence:

-	a director is an executive officer of another company which is indebted to Equifax, or to which Equifax is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she serves as an executive officer;

-	a director serves as an officer, director or trustee of a charitable organization and the charitable contributions of Equifax or the Equifax Foundation to such organization are less than the greater of (i) $100,000 or (ii) two percent of the organization’s total annual charitable receipts (Equifax or Equifax Foundation automatic matching of employee charitable contributions will not be included in the amount of Equifax or Equifax Foundation contributions for this purpose); and

-	a director is an executive officer of another company that does business with Equifax and the annual revenue derived from that business by either company accounts for less than (i) $1,000,000 or (ii) two percent, whichever is greater, of the consolidated gross revenues of such company.

•

For relationships not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. Equifax will explain in its proxy statement the basis for any determination by the Board that a relationship is not material if the relationship does not satisfy one of the specific categories of immaterial relationships identified above.

B-1

•

Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us (other than director fees and pension or other deferred compensation for prior service to Equifax).

•

Compensation, Human Resources & Management Succession Committee members must be independent in accordance with Section 952 of the Dodd-Frank Act and applicable NYSE listing requirements which require, among other things, a determination as to the source of compensation of the member, including any consulting, advisory or other compensatory fee paid by Equifax, whether the member is affiliated with Equifax, a subsidiary of Equifax or an affiliate.

[As amended December 1, 2010]

B-2

APPENDIX C

EQUIFAX INC.

2008 OMNIBUS INCENTIVE PLAN

Amended and Restated Effective May 2, 2013

1. Purpose and Effective Date.

(a) Purpose. The Equifax Inc. 2008 Omnibus Incentive Plan (as amended from time to time, the “Plan”) has two complementary purposes: (i) to attract and retain outstanding individuals to serve as directors, officers and employees; and (ii) to increase shareholder value. The Plan will provide participants incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock, receive monetary payments based on the value of such common stock, or receive other incentive compensation, on the potentially favorable terms that this Plan provides.

(b) Adoption and Term~~Effective Date~~. The Plan was originally effective on May 9, 2008. The Plan as amended and restated was approved by the Board of Directors of the Company on February 6, 2013, and shall become effective on May 2, 2013 (the “Effective Date”), if approved by the shareholders of the Company at the Company’s 2013 Annual Meeting of Shareholders. The Plan shall remain in effect until terminated by action of the Board; provided, however, that no Awards may be granted hereunder after the tenth anniversary of the Effective Date. ~~is Plan will become effective, and Awards may be granted under this Plan, on and after the date the Plan is approved by the Company’s shareholders (the “Effective Date”). If the Company’s shareholders approve this Plan, then no further grants of awards will be made on or after the Effective Date under the Equifax Inc. 2000 Stock Incentive Plan (the “2000 Plan”) and the 2005 Omnibus Incentive Plan for Employees of TALX Corporation (the “TALX Plan”), and the Equifax Inc. Key Management Incentive Plan (Annual Incentive Plan) will terminate on December 31, 2008; provided, that each such plan shall continue to govern awards outstanding as of the date of such plan’s termination and such awards shall continue in full force and effect until terminated in accordance with their respective terms.~~

2. Definitions. Capitalized terms used in this Plan have the following meanings:

(a) “Administrator” means the Committee.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act. Notwithstanding the foregoing, for purposes of determining those individuals to whom an Option or Stock Appreciation Right may be granted, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(c) “Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, Dividend Equivalent Units, an Annual Incentive Award, a Long-Term Incentive Award, or any other type of award permitted under the Plan.

(d) “Award Agreement” means the written agreement between the Company and the Participant evidencing the grant of an Award and setting the terms and conditions thereof. The Administrator may, but need not, require the Participant to execute a copy of the Award Agreement before the Award becomes effective.

(e) “Beneficial Owner” means a Person who owns any securities:

(i) which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase, or (B) securities issuable upon exercise of common stock purchase rights issued pursuant to the terms of the Company’s Amended and Restated Rights Agreement dated as of October 14, 2005, as amended from time to time, or any successor to such Rights Agreement, or any similar stock purchase rights that the Company may authorize and issue in the future, at any time before the issuance of such securities; or

(ii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act; and (B) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has had any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) above) or disposing of any voting securities of the Company.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means, except as otherwise determined by the Administrator and set forth in an Award agreement: (i) if a Participant is subject to an employment, retention or similar agreement with the Company or an Affiliate that includes a definition of “Cause,” such definition; and (ii) for all other Participants, (A) conviction of a felony or a plea of no contest to a felony, (B) willful misconduct that is materially and demonstrably detrimental to the Company or an Affiliate, (C) willful refusal to perform duties consistent with a Participant’s office, position or status with the Company or an Affiliate (other than as a result of physical or mental disability) after being requested to do so by a person or body with the authority to make such request, or (D) other conduct or inaction that the Administrator determines in its discretion constitutes Cause.

(h) “Change of Control” means, except as otherwise determined by the Administrator and set forth in an Award Agreement, the occurrence of any of the following events:

(i) any Person (other than (A) the Company or its subsidiaries, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company (“Excluded Persons”) or (E) unless otherwise determined by the Board or the Committee, a Person which has acquired Stock in the ordinary course of business for investment purposes only and not with the purpose or effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having such purpose or effect (“Investment Intent”), as demonstrated by the filing by such Person of a statement on Schedule 13G (including amendments thereto) pursuant to Regulation 13D under the Exchange Act, as long as such Person continues to hold such Stock with an Investment Intent) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates pursuant to express authorization by the Board of Directors that refers to this exception) representing 20% or more of either the then outstanding shares of Stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: (A) individuals who, on the Effective Date, constituted the Board of Directors;

and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board of Directors pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect Subsidiary of the Company) shall not be Continuing Directors for purposes of this Agreement until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by shareholders of the Company at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; provided further, that in the event the failure of any such persons appointed to the Board of Directors to be Continuing Directors results in a Change in Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change in Control occurred; or

(iii) upon the consummation of a merger, consolidation or share exchange of the Company with any other corporation or the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 66-2/3% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the Effective Date, pursuant to express authorization by the Board of Directors that refers to this exception) representing 20% or more of either the then outstanding shares of Stock or the Company or the combined voting power of the Company’s then outstanding voting securities; or

(iv) the shareholders of the Company approve of a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 80% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, no “Change in Control of the Company” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the holders of the Stock of the Company immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions.

If an Award is considered deferred compensation subject to the provisions of Code Section 409A, and if such Award contains provisions for payment upon a “Change of Control,” then the Administrator may include in such Award a definition of “Change in Control” consistent with the requirements of Section 409A.

(i) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(j) “Committee” means the Compensation, Human Resources and Management Succession Committee of the Board (or a successor committee with the same or similar authority).

(k) “Company” means Equifax Inc., a Georgia corporation, or any successor thereto.

(l) “Director” means a member of the Board, and “Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries.

(m) “Disability” means, except as otherwise determined by the Administrator and set forth in an Award Agreement (i) with respect to a Participant who is eligible to participate in the Company’s program of long-term disability insurance, if any, a condition with respect to which the Participant is entitled to commence benefits under such program, and (ii) with respect to any Participant (including a Participant who is eligible to participate in the Company’s program of long-term disability insurance, if any), the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of six (6) months or more. For a Director, Disability shall mean the inability of the Director to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of six (6) months or more. The determination of Disability shall be made by the Administrator based upon the information provided to it.

(n) “Dividend Equivalent Unit” means the right to receive a payment, in cash or Shares, equal to the cash dividends or other distributions paid with respect to a Share.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(p) “Fair Market Value” means the fair market value of a Share, as determined in good faith by the Committee on a particular date, as follows: (i) the closing sales price on such date on the New York Stock Exchange (“NYSE”), or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such market; (ii) if the Shares are not listed on the NYSE, but are traded on another national securities exchange or in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that exchange or market; or (iii) if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Administrator.

(q) “Incentive Award” means the right to receive a cash payment to the extent Performance Goals are achieved, and shall include “Annual Incentive Awards” as described in Section 10 and “Long-Term Incentive Awards” as described in Section 12.

(r) “Option” means the right to purchase Shares at a stated price for a specified period of time.

(s) “Participant” means an individual selected by the Administrator to receive an Award.

(t) “Performance Goals” means any goals the Administrator establishes that relate to one or more of the following with respect to the Company or any one or more of its Subsidiaries, Affiliates or other business units, in absolute terms or relative to performance at other companies: gross sales, net sales, revenue, sales or revenue growth, organic revenue growth, gross profit margin, operating profit, operating profit margin, EBITDA (defined as operating income plus depreciation and amortization), EBITDA growth, EBITDA margin, pre-tax income, net income, growth in net income, net income as a percent of revenue, diluted earnings per share (diluted EPS), adjusted earnings per share (diluted earnings per share adjusted for acquisition-related amortization expense), growth in diluted EPS or adjusted EPS, price per share, share price growth, price/earnings ratio, book value per share, return on shareholder’s equity, total shareholder return, return on total capital, return on assets or return on net assets, economic value added (net operating profit after tax minus the product of capital multiplied by the cost of capital), cash flow, cash from operations, free cash flow (cash from operations less capital expenditures), growth in cash from operations or free cash flow, net working capital (excluding cash and short term investments), days sales outstanding, sales performance, sales quota attainment, cross-sales, integrated solution sales, customer satisfaction, client engagement, new client acquisition, ~~and~~ client retention, market share, productivity ratios, expense or cost targets, operating efficiency, capital utilization, or strategic business objectives including objective project milestones.

The Administrator, in evaluation of achievement of Performance Goals, shall measure performance in accordance with United States generally accepted accounting principles, if applicable; provided that, the Administrator may, at the time of grant of any performance-based Award, determine whether to include or exclude any material changes that occur during an applicable performance period, including, without limitation: (a) asset write-downs; (b) litigation or claim adjudication, judgments or settlements; (c) the effect of changes in tax or accounting standards or principles, or other laws, regulations or provisions affecting reported results; (d) changes in business, operations, corporate or capital structure; (e) extraordinary, unusual and/or nonrecurring items as determined under generally accepted accounting principles; (f) mergers, acquisitions or divestitures and/or the diluted impact of goodwill on acquisitions; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect the potential Awards of Participants who are subject to Code Section 162(m), they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility. Such adjustments shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Goals in order to prevent the dilution or enlargement of a Participant’s rights with respect to an actual Award intended to be performance-based under Code Section 162(m).

In the case of Awards that the Administrator determines will be to individuals who are not subject to Code Section 162(m), the Administrator may establish other Performance Goals not listed in this Plan. Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or a percentage) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

(u) “Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved.

(v) “Performance Unit” means the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved.

(w) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(x) “Plan” means this Equifax Inc. 2008 Omnibus Incentive Plan, as amended and restated.~~it may be amended from time to time.~~

(y) “Restricted Stock” means a Share that is subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer.

(z) “Restricted Stock Unit” means the right to receive a payment in the form of Shares, cash, or a combination of the two, equal to the Fair Market Value of one Share.

(aa) “Retirement” means, except as otherwise determined by the Administrator and set forth in an Award Agreement, with respect to employee Participants, termination of employment from the Company and its Affiliates (for other than Cause): (i) on or after attainment of age fifty (50) and the sum of the Participant’s age plus completed years of service with the Company and its Affiliates is at least 75; (ii) on or after attainment of age fifty-five (55) and completion of at least five (5) years of service with the Company and its Affiliates; or (iii) on or after attainment of age sixty-five (65); provided that, with respect to Director Participants, “Retirement” means the Director’s resignation or failure to be re-elected on or after attainment of age fifty-five (55) and completion of five (5) years of service with the Company as a director.

(bb) “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

(cc) “Share” means a share of Stock.

(dd) “Stock” means the Common Stock of the Company, par value of $1.25 per share.

(ee) “Stock Appreciation Right” or “SAR” means the right to receive a payment in the form of Shares, cash, or a combination of the two, equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

(ff) “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entities in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

3. Administration.

(a) Administration. In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority to administer this Plan, including but not limited to the authority to: (i) interpret the provisions of this Plan; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan into effect; and (iv) make all other determinations necessary or advisable for the administration of this Plan. All Administrator determinations shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.

(b) Delegation to Other Committees or Officers. The Committee may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and, to the extent required by Code Section 162(m), “outside directors” within the meaning thereof. In addition, to the extent consistent with Section 16b-1 under the Exchange Act, the Committee may delegate the authority to grant Awards under the Plan to officers or employees of the Company. If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee or one or more officers to the extent of such delegation. This delegation shall include modifications necessary to accommodate changes in the laws or regulations of jurisdictions outside the U.S.

4. Eligibility.

(a) General Rule. The Administrator may designate any of the following as a Participant from time to time, to the extent of the Administrator’s authority: any officer or other employee of the Company or its Affiliates; an individual that the Company or an Affiliate has engaged to become an officer or employee; or a Director, including a Non-Employee Director. The Administrator’s granting of an Award to a Participant will not require the Administrator to grant an Award to such individual at any future time. The Administrator’s granting of a particular type of Award to a Participant will not require the Administrator to grant any other type of Award to such individual.

(b) Code Section 409A Restrictions on Option and SAR Awards. Options or SARs shall only be granted to employees or Non-employee Directors providing direct services to any corporation in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another corporation or entity in the chain, starting with the corporation or other entity for which the service provider provides direct services on the date of grant of the Option or SAR. For this purpose, the term “controlling interest” has the same meaning as provided in Treas. Reg. Section 1.414(c)-2(b)(2)(i) of the Code, provided that the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. Section 1.414(c)-2(b)(2)(i). In addition, where the use of the Shares with respect to the grant of an Option or SAR to such service provider is based upon legitimate business criteria, the term “controlling interest” has the same meaning as provided in Treas. Reg. Section 1.414(c)-2(b)(2)(i) of the Code, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. Section 1.414(c)-2(b)(2)(i). For purposes of determining ownership of an interest in an organization, the rules of Treas. Reg. Section 1.414(c)-(3) and 1.414(c)-4 of the Code apply.

5. Types of Awards. Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects, but only employees of the Company or a Subsidiary may receive grants of incentive stock options within the meaning of Code Section 422. Awards may be granted alone or in addition to, in tandem with, or, subject to Section 18, in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate).

6. Shares Reserved under this Plan.

(a) Number of Shares. Subject to adjustment as provided in Section 18, the aggregate number of Shares which are available for issuance pursuant to Awards under the Plan is twenty-seven million five hundred thousand (27,500,000)~~sixteen million five hundred thousand (16,500,000)~~ Shares, plus the number of Shares subject to outstanding grants under the 2000 Plan and the TALX Plan as of May 9, 2008 and which are later forfeited or expire on or after May 9, 2008 in accordance with the terms of such grants. Other than Awards of Stock Options or SARs or Awards that must be settled in cash, the number of Shares reserved under the Plan that may be granted in the form of other Awards (“Full Value Grants”) will be counted against the Plan maximum so that the maximum is reduced (by 2.4 Shares for Awards granted through May 1, 2013, and 2.99 Shares for Awards granted on or after May 2, 2013) for each Share subject to the Full Value Grants. Shares to be issued under the Plan shall be made available from Shares currently authorized but unissued or Shares currently held (or subsequently acquired) by the Company as treasury shares, including Shares purchased in the open market or in private transactions.

(b) Reduction and Replenishment of Shares under this Plan. The aggregate number of Shares reserved under Section 6(a) shall be reduced by the following with respect to Awards granted under the Plan: (i) the number of Shares with respect to which an Award is granted; (ii) Shares not issued or delivered as a result of net settlement of outstanding Stock Options or SARs; (iii) Shares surrendered or withheld as payment of either the exercise price of an Award and/or withholding taxes related to an outstanding Award; and (iv) upon the exercise of any Award granted in tandem with any other Award (a “Tandem Award”), such Tandem Award shall be cancelled to the extent of the number of Shares for which a related Award was exercised. If, however, an Award granted under the Plan lapses, expires, terminates or is forfeited or otherwise cancelled without the issuance of Shares under the Award, ~~or Shares are issued under any Award and the Company subsequently reacquires the Shares pursuant to rights reserved upon the issuance of the Shares,~~ then such Shares may again be used for new Awards (with each such lapsed, expired, terminated, forfeited or cancelled Full Value grant to be credited as 2.4 Shares for Awards granted through May 1, 2013, and 2.99 Shares for Awards granted on or after May 2, 2013), but such Shares may not be issued as incentive stock options. Shares repurchased on the open market with the proceeds from the exercise price of a Stock Option will not be made available again for Awards under the Plan. The aggregate number of Shares reserved under Section 6(a) shall not be reduced by Plan Awards which, pursuant to their terms, are to be settled solely in cash or the payment of stock dividends and dividend equivalents settled in Shares in conjunction with outstanding Plan Awards.

(c) Participant Limitations. Subject to adjustment as provided in Section 18, no Participant may be granted Awards that could result in such Participant receiving during any fiscal year of the Company: (i) Options for, and/or Stock Appreciation Rights with respect to, more than 750,000 Shares; (ii) Awards of Restricted Stock and/or Restricted Stock Units relating to more than 500,000 Shares; (iii) Awards of Performance Shares, and/or Awards of Performance Units the value of which is based on the Fair Market Value of Shares, for more than 500,000 Shares; (iv) Awards of Performance Units, the value of which is not based on the Fair Market Value of Shares, for more than $3,000,000; (v) other Stock-based Awards pursuant to Section 14 relating to more than 500,000 Shares; (vi) an Annual Incentive Award that would pay more than $5,000,000; (vii) a Long-Term Incentive Award payable in cash that would pay more than $6,000,000; or (viii) as to any Non-Employee Director, more than 100,000 Stock Options, Stock Appreciation Rights, Restricted Stock shares or Restricted Stock Units. In all cases, determinations under this Section 6(c) should be made in a manner that is consistent with the exemption for performance based compensation that Code Section 162(m) provides.

7. Options. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including but not limited to: (i) whether the Option is an “incentive stock option” which meets the requirements of Code Section 422, or a “nonqualified stock option” which does not meet the requirements of Code Section 422; (ii) the number of Shares subject to the Option; (iii) the exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; (iv) the terms and conditions of exercise; and (v) the term, except that an Option must terminate no later than ten (10) years after the date of grant. In all other respects, the terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Administrator determines otherwise. If an Option that is intended to be an incentive stock option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure.

8. Stock Appreciation Rights. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including but not limited to: (a) whether the SAR is granted independently of an Option or relates to an Option; (b) the number of Shares to which the SAR relates; (c) the grant price, provided that the grant price shall not be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant; (d) the terms and conditions of exercise or maturity; (e) the term, provided that an SAR must terminate no later than ten (10) years after the date of grant; and (f) whether the SAR will be settled in cash, Shares or a combination thereof. If an SAR is granted in relation to an Option, then unless otherwise determined by the Administrator, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.

9. Performance Share Units and Performance Share Awards.

(a) Terms and Conditions. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Performance Shares or Performance Units, including but not limited to: (i) the number of Shares and/or units to which such Award relates; (ii) whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; (iii) whether the restrictions imposed on Performance Shares or Performance Units shall lapse, and all or a portion of the Performance Goals subject to an Award shall be deemed achieved, upon a Participant’s death, Disability or Retirement; (iv) with respect to Performance Units, whether to measure the value of each unit in relation to a designated dollar value or the Fair Market Value of one or more Shares; and (v) with respect to Performance Units, whether to settle such Awards in cash, in Shares, or a combination thereof.

(b) Minimum Vesting Period. Notwithstanding the terms of Section 9(a), Performance Shares or Performance Unit Awards that or are subject to acceleration of vesting, upon the achievement of performance targets, shall not vest in full in less than one year from the grant date. The foregoing restriction shall not apply to Performance Share or Performance Unit Awards assumed in connection with mergers, reorganizations, separations or other transactions to which Code Section 424(a) applies.

10. Annual Incentive Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of an Annual Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of the payment, subject to the following: (a) the Administrator must require that payment of all or any portion of the amount subject to the Annual Incentive Award is contingent on the achievement of one or more Performance Goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or Retirement, or such other circumstances as the Administrator may specify; and (b) the performance period must relate to a period of at least one fiscal year except that, if the Award is made in the year this Plan becomes effective, at the time of commencement of employment with the Company or on the occasion of a promotion, then the Award may relate to a period shorter than one fiscal year.

11. Restricted Stock Unit and Restricted Stock Awards.

(a) Terms and Conditions. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Restricted Stock and Restricted Stock Units, including but not limited to: (i) the number of Shares and/or units to which such Award relates; (ii) whether the restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse upon a Participant’s death, or Disability; or (iii) with respect to Restricted Stock Units, whether to settle such Awards in cash, in Shares, or a combination thereof.

(b) Minimum Vesting Period. Notwithstanding the terms of Section 9(a), Restricted Stock Unit and Restricted Stock Awards that are subject to acceleration of vesting, upon the achievement of performance targets, shall not vest in full in less than one year from the grant date. The foregoing restriction shall not apply to Restricted Stock Unit and Restricted Stock Awards assumed in connection with mergers, reorganizations, separations or other transactions to which Code Section 424(a) applies.

12. Long-Term Incentive Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of a Long-Term Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of payment, subject to the following: (a) the Administrator must require that payment of all or any portion of the amount subject to the Long-Term Incentive Award is contingent on the achievement of one or more Performance Goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, or Disability, or such other circumstances as the Administrator may specify; and (b) the performance period must relate to a period of more than one fiscal year of the Company.

13. Dividend Equivalent Units. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Dividend Equivalent Units, including but not limited to whether: (a) such Award will be granted in tandem with another Award; (b) payment of the Award be made currently or credited to an account for the Participant which provides for the deferral of such amounts until a stated time; and (c) the Award will be settled in cash or Shares; provided that no Dividend Equivalent Units shall be granted in connection with an Option, SAR or other “stock right” within the meaning of Code Section 409A. To the extent the payment of such dividend equivalents is considered deferred compensation, such written arrangement shall comply with the provisions of Code Section 409A.

14. Other Stock-Based Awards. Subject to the terms of this Plan, the Administrator may grant to Participants other types of Awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Shares, either alone or in addition to or in conjunction with other Awards, and payable in Stock or cash. Without limitation, such Award may include the issuance of shares of unrestricted

Stock, which may be awarded in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of Performance Goals or otherwise, or rights to acquire Stock from the Company. The Administrator shall determine all terms and conditions of the Award, including but not limited to, the time or times at which such Awards shall be made, and the number of Shares to be granted pursuant to such Awards or to which such Award shall relate; provided that any Award that provides for purchase rights shall be priced at 100% of Fair Market Value on the date of the Award.

15. Transferability. Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a Participant to: (a) designate in writing a beneficiary to exercise the Award or receive payment under an Award after the Participant’s death; or (b) transfer an Award for no consideration.

16. Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

(a) Term of Plan. Unless the Board earlier terminates this Plan pursuant to Section 16(b), this Plan will terminate when all Shares reserved for issuance have been issued. If the term of this Plan extends beyond ten (10) years from the Effective Date, no incentive stock options may be granted after such time unless the shareholders of the Company have approved an extension of this Plan.

(b) Termination and Amendment. The Board or the Committee may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

(i) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) action of the Board, (B) applicable corporate law, or (C) any other applicable law;

(ii) shareholders must approve any amendment of this Plan by the required vote to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law; and

(iii) shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 6(a) or the limits set forth in Section 6(c) (except as permitted by Section 18), or (B) an amendment that would diminish the protections afforded by Section 16(e).

(c) Amendment, Modification or Cancellation of Awards. Except as provided in Section 16(e) and subject to the requirements of this Plan, the Administrator may modify, amend or cancel any Award, or waive any restrictions or conditions applicable to any Award or the exercise of the Award; provided that any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of the Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in the Award, but the Administrator need not obtain Participant (or other interested party) consent for the adjustment or cancellation of an Award pursuant to the provisions of Section 18 or the modification of an Award to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the Shares are then traded, or to preserve favorable accounting or tax treatment of any Award for the Company. Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.

(d) Termination of Employment. Award Agreements may contain any provision approved by the Administrator relating to the period for exercise or vesting after termination of employment, and relating to the circumstances under which a termination is deemed to occur. Except as otherwise set forth in the applicable Award Agreement, each Award shall terminate upon the grantee’s termination of employment with the Company or a Subsidiary or Affiliate; provided, however, that in no event shall an Option or SAR be exercised following its expiration date.

(e) Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 16 and to otherwise administer the Plan will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(f) Repricing and Backdating Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 18, neither the Board, the Administrator nor their respective delegates shall have the authority to (i) reprice (or cancel and re-grant) any Option or, if applicable, other Award at a lower exercise, base or purchase price without first obtaining the approval of the Company’s shareholders, (ii) take any other action (whether in the form of an amendment, cancellation or replacement grant, or a cash-out of underwater Options) that has the effect of repricing an Option or other Award, or (iii) grant any Option or other Award that contains a so-called “reload” feature under which additional Options or other Awards are granted automatically to the grantee upon exercise of the Option or other Award. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Board or the Administrator (or its designee), whichever is applicable, takes action to approve such Award.

(g) Foreign Participation. To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 16(b)(ii).

(h) Code Section 409A. It is intended that the Plan and any Awards issued thereunder will comply with Code Section 409A to the extent the Awards are subject thereto, and the Plan and such Awards shall be interpreted on a basis consistent with such intent. The Plan and any Award agreements issued thereunder may be amended in any respect deemed by the Administrator to be necessary in order to preserve compliance with Code Section 409A.

17. Taxes.

(a) Withholding. In the event the Company or an Affiliate of the Company is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due the Participant cash, or Shares otherwise deliverable or vesting under an Award, to satisfy such required tax withholding obligations. Alternatively, the Company may require such Participant to pay to the Company, in cash, promptly on demand, or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts. If Shares are deliverable upon exercise or payment of an Award, the Committee may provide in the Award agreement for the Participant to satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with such Award by electing to: (a) have the Company withhold Shares otherwise issuable under the Award; (b) tender back Shares received in connection with such Award; or (c) deliver other previously owned Shares; provided that the amount to be withheld may not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires. In any case, the Company may defer making payment or delivery under any Award if any such tax may be pending unless and until indemnified to its satisfaction.

(b) No Guarantee of Tax Treatment. Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that: (i) any Award intended to be exempt from Code Section 409A shall be so exempt; (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply; and (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

18. Adjustment Provisions; Change of Control.

(a) Adjustment of Shares. If any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, or any corporate transaction, such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Corporation’s corporate structure, or any distribution to shareholders (other than a regular cash dividend) results in the outstanding Shares, or any securities exchanged therefore or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation; or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding Shares; then equitable adjustments shall be made by the Committee, as it determines are necessary and appropriate, in:

(i) the limitation on the aggregate number of Shares that may be awarded as set forth in Section 6(a), including, without limitation, with respect to Incentive Stock Options;

(ii) the limitations on the aggregate number of Shares that may be awarded to any one single Participant as set forth in Section 6(c);

(iii) the number and class of Shares that may be subject to an Award, and which have not been issued or transferred under an outstanding Award;

(iv) the Option Price under outstanding Options and the number of Shares to be transferred in settlement of outstanding Stock Appreciation Rights; and

(v) the terms, conditions or restrictions of any Award and Award Agreement, including the price payable for the acquisition of Shares; provided, however, that all such adjustments made in respect of each ISO shall be accomplished so that to the extent practical such Option shall continue to be an incentive stock option within the meaning of Code Section 422.

(b) Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of Awards under this Plan upon such terms and conditions as it may deem appropriate.

(c) Change of Control. If the Participant has in effect an employment, retention, change of control, severance, Award or similar agreement with the Company or any Affiliate that provides for the effect of a Change of Control on all or any portion of the Participant’s Awards, then such agreement shall control with respect to such Awards in the event of a Change in Control. In all other cases, unless provided otherwise in an Award Agreement, in the event of a Change of Control:

(i) The successor or purchaser in the Change of Control transaction may assume an Award or provide a substitute award with similar terms and conditions, and preserving the same benefits, as the Award it is replacing.

(ii) If the successor or purchaser in the Change of Control transaction does not assume the Awards or issue replacement awards as provided in clause (i), then unless otherwise determined by the Board prior to the date of the Change of Control, immediately prior to the date of the Change of Control:

(A) each Option or SAR that is then held by a Participant who is employed by or in the service of the Company or an Affiliate shall become immediately and fully vested, and all Options and SARs shall be cancelled on the date of the Change of Control in exchange for a cash payment equal to the excess of the Change of Control price of the Shares covered by the Option or SAR that is so cancelled over the purchase or grant price of such Shares under the Award;

(B) Restricted Stock and Restricted Stock Units that are not then vested shall vest;

(C) all Performance Shares and/or Performance Units that are earned but not yet paid shall be paid in cash at the target level in an amount equal to the value of the Performance Share and/or Performance Unit, and all Performance Shares and Performance Units for which the performance period has not expired shall be cancelled in exchange for a cash payment equal to the product of the value of the Performance Share and/or Performance Unit and a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to which the Award is subject to the date of the Change of Control and the denominator of which is the number of whole months in the performance period;

(D) all Annual and Long-Term Incentive Awards that are earned but not yet paid shall be paid, and all Annual and Long-Term Incentive Awards that are not yet earned shall be cancelled in exchange for a cash payment in an amount determined by taking the product of: (1) the amount that would have been due under such Award(s) if the Performance Goals (as measured at the time of the Change of Control) were to continue to be achieved at the target level through the end of the performance period; and (2) a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to which the Award is subject to the date of the Change of Control and the denominator of which is the number of whole months in the performance period; and

(E) all Dividend Equivalent Units that are not vested shall vest and be paid in cash, and all other Awards that are not vested shall vest and if an amount is payable under such vested Award, such amount shall be paid in cash based on the value of the Award.

If the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the per share Change of Control price. The Administrator shall determine the per share Change of Control price paid or deemed paid in the Change of Control transaction.

19. Miscellaneous.

(a) Other Terms and Conditions. The grant of any Award may also be subject to other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate, including, without limitation, provisions for:

(i) the payment of the purchase price of Options by delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, or by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price;

(ii) restrictions on resale or other disposition of Shares; and

(iii) compliance with federal or state securities laws and stock exchange requirements.

(b) Employment and Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director. Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:

(i) a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment;

(ii) a Participant who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service as a Director with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;

(iii) a Participant who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a Non-Employee Director, a non-employee director of an Affiliate, or a consultant to the Company or any Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

(iv) a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A.

(c) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Administrator may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(d) Unfunded Plan. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

(e) Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges.

(f) Governing Law. This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Georgia, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any award agreement, may only be heard in a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.

(g) Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(h) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.

(i) Severability. If any provision of this Plan or any award agreement or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (b) would disqualify this Plan, any award agreement or any Award under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such award agreement and such Award will remain in full force and effect.

Equifax is a registered trademark of Equifax Inc. Copyright© 2013, Equifax Inc. Atlanta, Georgia All rights reserved. Printed in U.S.A.

1550 PEACHTREE STREET, N.W. ATLANTA, GA 30309	SCAN TO VIEW MATERIALS & VOTE
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 1, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 1, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET OR TELEPHONE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M52802-P35150-Z59777	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUIFAX INC.
The Board of Directors recommends that you vote “FOR”
each of the following director nominees:
1.	Election of Nine Directors:	For	Against	Abstain
	Nominees:
	1a. James E. Copeland, Jr.	☐	☐	☐
	1b. Robert D. Daleo	☐	☐	☐	The Board of Directors recommends that you vote “FOR” item 2.		For	Against	Abstain
	1c. Walter W. Driver, Jr.	☐	☐	☐	2.	Ratification of the appointment of Ernst & Young LLP as Equifax’s independent registered public accounting firm for 2013.	☐	☐	☐
	1d. Mark L. Feidler	☐	☐	☐	The Board of Directors recommends that you vote “FOR” item 3.
	1e. L. Phillip Humann	☐	☐	☐	3.	Approval of the Amended and Restated 2008 Omnibus Incentive Plan.	☐	☐	☐
	1f. Siri S. Marshall	☐	☐	☐	The Board of Directors recommends that you vote “FOR” item 4.
	1g. John A. McKinley	☐	☐	☐	4.	Approval of the material terms of performance goals under the Omnibus Plan.	☐	☐	☐
	1h. Richard F. Smith	☐	☐	☐	The Board of Directors recommends that you vote “FOR” item 5.
	1i. Mark B. Templeton	☐	☐	☐	5.	Advisory vote to approve named executive officer compensation.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

					The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Notice to participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (the “Equifax Plans”):

If you participate in the Equifax Plans, your proxy card includes shares that the relevant plan has credited to this account.

To allow sufficient time for the Equifax Plans’ trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m., Eastern Daylight Time on April 30, 2013. The Equifax Inc. 401(k) Plan trustee will vote those plan shares that are not voted by this deadline in the same proportion as the shares held by the trustees for which voting instructions have been received. The Equifax Canada Retirement Savings Program for Salaried Employees trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Equifax Plans may not vote the shares owned through such plans after this deadline, including at the annual meeting.

TO CHANGE YOUR VOTE

If you vote again by any means prior to the meeting it will cancel your prior vote. For example, if you voted by telephone, a later Internet vote will change your vote. The last vote received before 11:59 P.M., Eastern Daylight Time, on May 1, 2013 will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

M52803-P35150-Z59777

EQUIFAX INC. Annual Meeting of Shareholders May 2, 2013, at 9:30 a.m. EDT THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EQUIFAX INC.

This proxy, when properly executed, will be voted in the manner directed by the shareholder whose name appears on the reverse (the “Shareholder”). If no direction is given, this Proxy will be voted “For” election of the nine director nominees, each for a one-year term in Item 1; “For” ratification of the appointment of Ernst & Young LLP as Equifax’s principal independent registered public accounting firm for 2013 in Item 2; “FOR” approval of the Amended and Restated 2008 Omnibus Incentive Plan in Item 3; “FOR” approval of material terms of performance goals under the Omnibus Plan in Item 4; and “FOR” an advisory vote to approve named executive officer compensation in Item 5; and with discretionary authority on all other matters that may properly come before the annual meeting.

By this document, the Shareholder appoints L. Phillip Humann, Siri S. Marshall and Richard F. Smith, and each of them, with power of substitution in each, proxies to appear and vote all common stock of the Shareholder in Equifax Inc. at the Annual Meeting of Shareholders to be held on Thursday, May 2, 2013, at 9:30 a.m. Eastern Daylight Time at Equifax’s principal executive offices located at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309, and at any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side